Exhibit 96.1

OreWin
Independent Mining Consultants

LIFEZONE METALS LTD

Kabanga 2023
Mineral Resource Update
Technical Report Summary

November 2023

Job No. 22016

Title Page

Project Name:	Kabanga

Title:	Kabanga 2023 Mineral Resource Update Technical Report Summary

Location:	Ngara District, Tanzania

Effective Date of Technical Report:	30 November 2023

Effective Date of Mineral Resources:	30 November 2023

Effective Date of Drilling Database:	17 September 2023

Qualified Persons:

●	Sharron Sylvester, BSc (Geol), RPGeo AIG (10125), employed by OreWin Pty Ltd as Technical Director – Geology, was responsible for the preparation of the Mineral Resources, Sections 1 to 3; Sections 6 to 9; Section 11; and Sections 22 to 25.

●	Bernard Peters, BEng (Mining), FAusIMM (201743), employed by OreWin Pty Ltd as Technical Director – Mining, was responsible for the preparation of the 2023 Mineral Resource Technical Report Summary Sections 1 to 5; Section 10; Section 11.7, and Sections 12 to 25.

OreWin Pty Ltd ACN 165 722 574

140 South Terrace Adelaide 5000

P +61 8 8210 5600  E orewin@orewin.com  W orewin.com

i

Signature Page

Project Name:	Kabanga

Title:	Kabanga 2023 Mineral Resource Update Technical Report Summary

Location:	Ngara District, Tanzania

Date of Signing:	30 November 2023

Effective Date of Technical Report:	30 November 2023

/s/ Sharron Sylvester

Sharron Sylvester, Technical Director – Geology, OreWin Pty Ltd, BSc (Geol), RPGeo AIG (10125)

/s/ Bernard Peters

Bernard Peters, Technical Director – Mining, OreWin Pty Ltd, BEng (Mining), FAusIMM (201743)

TABLE OF CONTENTS

1	EXECUTIVE SUMMARY	1

1.1	Introduction	1

1.2	Accessibility, Climate, Local Resources, Infrastructure, and Physiography	1

1.3	Land Tenure and Ownership	3

1.3.1	Ownership	3

1.3.2	Tanzanian Legislation	4

1.3.3	Kabanga Framework Agreement Summary	5

1.3.4	Special Mining Licence	7

1.3.5	BHPB Investment in Kabanga Nickel Limited	9

1.4	Geology and Mineralisation	10

1.4.1	Regional Geology	10

1.4.2	Property Geology	11

1.4.3	Lithologies and Stratigraphy	12

1.4.4	Structural Setting	13

1.4.5	Deposit Description	13

1.4.6	Mineralisation Style	13

1.4.7	Alteration and Weathering	14

1.5	Exploration	14

1.6	Mineral Processing and Metallurgical Testing	16

1.7	Mineral Resources	16

1.7.1	Mineral Resource Modelling	17

1.7.2	Classification	17

1.7.3	Cut-off Grade	18

1.7.4	Reasonable Prospects for Eventual Economic Extraction (Initial Assessment)	18

1.7.5	November 2023 Mineral Resources Estimates	19

1.7.6	Comparison to Previous Mineral Resource Estimates – All Mineralisation Types	24

1.7.7	Comparison to Previous Mineral Resource Estimates – Massive Sulfide Only	25

1.8	Mineral Reserves	26

1.9	Market Studies	27

1.10	Environmental, Social and Governance	27

1.10.1	Environmental and Social Management	28

1.10.2	Resettlement	29

1.10.3	Community Investment	30

1.10.4	Local Employment, Procurement, and Training	30

1.11	Interpretation and Conclusions	30

1.12	Recommendations	31

2	INTRODUCTION	32

2.1	Ownership History	32

2.2	Terms of Reference	33

2.3	Qualified Persons	34

2.4	Qualified Persons Property Inspection	34

2.5	Units and Currency	34

2.6	Effective Dates	34

3	PROPERTY DESCRIPTION	35

3.1	Location	35

3.2	Ownership	36

3.3	Tanzanian Mining Sector Legislation	37

3.3.1	Introduction	37

3.3.2	Primary Mining Sector Legislation	38

3.3.3	Environmental and Social Legislation and Land Legislation	39

3.4	Framework Agreement Summary	41

3.5	Special Mining Licence	43

3.6	BHPB Investment in Kabanga Nickel Limited	47

3.6.1	T1A Agreement	47

3.6.2	T1B Agreement	47

3.6.3	T2 Agreement	47

3.7	Mineral Rights, Surface Rights, and Environmental Rights	48

3.8	Simulus Group	49

3.9	Other Significant Factors and Risks	49

4	ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE, AND PHYSIOGRAPHY	50

4.1	Topography, Elevation, and Vegetation	50

4.2	Access	51

4.3	Climate	51

4.4	Infrastructure / Services	51

4.5	Local Resources	52

5	HISTORY	53

6	GEOLOGICAL SETTING, MINERALISATION, AND DEPOSIT	56

6.1	Regional Geological Setting	56

6.2	Property Geology	57

6.3	Lithologies and Stratigraphy	58

6.4	Structural Setting	60

6.5	Deposit Description	62

6.6	Mineralisation Style	62

6.7	Alteration and Weathering	63

7	EXPLORATION	69

7.1	Exploration Timeline	69

7.1.1	Early Regional Exploration	69

7.1.2	Sutton Era Exploration	70

7.1.3	Barrick Era Exploration	70

7.1.4	KNL Exploration	74

7.2	Exploration and Drillhole Database	74

7.3	Drilling, Core Logging, Down-hole Survey, and Sampling	74

7.3.1	Drilling	74

7.3.2	Core Recovery	75

7.3.3	Core Logging	75

7.3.4	Core Sampling	75

7.3.5	Collar Survey	76

7.3.6	Down-hole Survey	76

7.3.7	Borehole Electromagnetic Data	78

7.3.8	Drillhole Database	79

7.4	Density Measurements	79

7.5	Planned Drilling Campaigns (2023)	82

8	SAMPLE PREPARATION, ANALYSES, AND SECURITY	83

8.1	Introduction	83

8.2	Sample Preparation	83

8.3	Assaying	84

8.4	QA/QC	85

8.4.1	QA/QC Sample Frequency	85

8.4.2	Sample Preparation QA/QC – Screen Test	86

8.4.3	Duplicates and Check Assays – ALS-Chemex Coarse Reject Duplicates	87

8.4.4	Genalysis Pulp Check Assays	89

8.4.5	SGS Lakefield Pulp Check Assays	93

v

8.4.6	Quarter Core Replicates	93

8.4.7	Certified Reference Material Standards	95

8.4.8	Blanks	103

8.5	QP Opinion	103

9	DATA VERIFICATION	104

9.1	Verifications by the QP	104

9.1.1	Site Visit	104

9.1.2	Discussion	104

9.2	QP Comments	104

10	MINERAL PROCESSING AND METALLURGICAL TESTING	105

10.1	Concentrate Testwork Prior to 2012	105

10.2	2023 Testwork Programmes	108

10.2.1	Concentrator Metallurgical Testwork	110

10.2.2	Refinery Metallurgical Testwork	110

10.2.3	2023 Refinery Assumptions	110

10.3	Discussion	111

10.4	QP Comments	111

11	MINERAL RESOURCE ESTIMATES	113

11.1	Mineral Resource Modelling	113

11.2	2023 Mineral Resource Drillhole Database	113

11.3	Mineral Resource Domain Interpretations	113

11.3.1	Grade and Lithology	116

11.3.2	Drillhole Compositing	122

11.3.3	Top-Cutting	124

11.3.4	Boundary Treatment	124

11.3.5	Variography	126

11.3.6	Search Parameters	126

11.3.7	Grade Estimation	129

11.3.8	Model Validation	129

11.3.9	Classification	134

11.4	Mineral Resource Cut-off Grade	134

11.4.1	2023 Cut-off Grade	135

11.5	Reasonable Prospects for Economic Extraction	138

11.6	Kabanga 2023 Mineral Resource Statement	138

11.6.1	Comparison to Previous Mineral Resource Estimates – All Mineralisation Types	142

11.6.2	Comparison to Previous Mineral Resource Estimates – Massive Sulfide Only	145

11.7	Risks and Opportunities	146

11.7.1	Risks	146

11.7.2	Opportunities	146

11.8	QP Opinion	146

12	MINERAL RESERVE ESTIMATES	147

13	MINING METHODS	148

14	PROCESSING AND RECOVERY METHODS	149

15	INFRASTRUCTURE	150

16	MARKET STUDIES	151

16.1	Marketing and Metal Prices	151

16.2	QP Opinion	151

17	ENVIRONMENTAL STUDIES, PERMITTING, AND PLANS, NEGOTIATIONS, OR AGREEMENTS WITH LOCAL INDIVIDUALS OR GROUPS	152

17.1	Environmental, Social, and Governance	152

17.1.1	Key Features of the Environmental and Social Setting	152

17.1.2	Environmental and Social Management	155

17.1.3	Stakeholder Engagement and Grievance Management	155

17.2	Resettlement	156

17.3	Community Investment	157

17.4	Local Employment, Procurement, and Training	157

17.5	Water Management	158

17.5.1	Mine Dewatering	158

17.5.2	Site Water Balance	159

17.5.3	Surface Water Management	159

17.5.4	Water Stewardship	160

17.6	Closure	161

17.7	Salient ESG Issues	161

17.7.1	ESIA Baseline	161

17.7.2	Environmental Certificate	161

17.7.3	Stakeholder Expectations	161

17.7.4	Resettlement	162

17.7.5	In-migration	162

17.7.6	Carbon Footprint	162

17.7.7	Water and Geochemistry	163

18	CAPITAL AND OPERATING COSTS	164

19	ECONOMIC ANALYSIS	165

20	ADJACENT PROPERTIES	166

21	OTHER RELEVANT DATA AND INFORMATION	167

22	INTERPRETATION AND CONCLUSIONS	168

23	RECOMMENDATIONS	169

23.1	Environment, Social, and Governance	170

23.1.1	Stakeholder Expectations and Resettlement	170

23.1.2	In-migration	171

23.1.3	Water and Geochemistry	171

23.2	KNL Work Plan	171

23.2.1	Work Plan Cost Estimate	171

23.3	QP Comments	172

24	REFERENCES	173

25	RELIANCE ON INFORMATION PROVIDED BY THE REGISTRANT	174

TABLES

Table 1.1	Exploration Drilling Summary (to 17 September 2023)	14

Table 1.2	Kabanga Mineral Resource Estimates[1] as at 30 November 2023 – Based on $9.50/lb Nickel Price, $4.00/lb Copper Price, and $26.00/lb Cobalt Price	20

Table 1.3	Kabanga Mineral Resource Estimates – Massive Sulfide[1] (subset of Table 1.2) as at 30 November 2023 – Based on $9.50/lb Nickel Price, $4.00/lb Copper Price, and $26.00/lb Cobalt Price	21

Table 1.4	Kabanga Mineral Resource Estimates – Ultramafic[1] (subset of Table 1.2) as at 30 November 2023 – Based on $9.50/lb Nickel Price, $4.00/lb Copper Price, and $26.00/lb Cobalt Price	22

Table 1.5	Kabanga Mineral Resource Estimates[1] – Showing Contained Metals as at 30 November 2023 – Based on $9.50/lb Nickel Price, $4.00/lb Copper Price, and $26.00/lb Cobalt Price	23

Table 1.6	Kabanga Mineral Resource Estimates[1] Comparison – Tonnes and Grades	24

Table 1.7	Kabanga Mineral Resource Estimates[1] Comparison – Contained Metals	25

Table 1.8	Kabanga Massive Sulfide[1] Mineral Resource Estimates Comparison – Tonnes and Grades	26

Table 3.1	Special Mining Licence SML 651 / 2021 Corner Coordinates	46

Table 7.1	Exploration Drilling Summary	69

Table 7.2	Down-hole Survey Statistics	76

Table 7.3	Down-hole Survey Statistics for North and Tembo	77

Table 8.1	Summary of Analytical Techniques for Mineral Resource Drilling	85

Table 8.2	Frequency of QA/QC Samples 2005–2009	86

Table 8.3	Kabanga MSSX and UMAF CRMs – Accepted Grades	95

Table 8.4	Kabanga MSSX and UMAF CRMs – Tracking of Ni% Results 2005–2009	98

Table 8.5	Kabanga MSSX CRM – Tracking of Ni% Results by Era	98

Table 8.6	Kabanga CRMs – Summary Statistics 2005–2009	99

Table 8.7	ALS-Chemex Internal Reference Material Standards – Tracking of Ni% Results 2005–2009	100

Table 8.8	ALS-Chemex Internal Forrest B Standard – Summary Statistics 2005–2009	100

Table 10.1	Metallurgical Testwork Summary	105

Table 10.2	2023 Concentrator, Refinery and Supporting Testwork	109

Table 11.1	Grade Estimation Search Parameters	127

Table 11.2	NiEq23 Input Parameters	135

Table 11.3	2023 Cut-off Grade Assumptions	137

Table 11.4	Kabanga Mineral Resource Estimates[1] as at 30 November 2023 – Based on $9.50/lb Nickel Price, $4.00/lb Copper Price, and $26.00/lb Cobalt Price	139

Table 11.5	Kabanga Mineral Resource Estimates – Massive Sulfide[1] (subset of Table 11.4) as at 30 November 2023 – Based on $9.50/lb Nickel Price, $4.00/lb Copper Price, and $26.00/lb Cobalt Price	140

Table 11.6	Kabanga Mineral Resource Estimates – Ultramafic[1] (subset of Table 11.4) as at 30 November 2023 – Based on $9.50/lb Nickel Price, $4.00/lb Copper Price, and $26.00/lb Cobalt Price	141

Table 11.7	Kabanga Mineral Resource Estimates[1] – Showing Contained Metals as at 30 November 2023 – Based on $9.50/lb Nickel Price, $4.00/lb Copper Price, and $26.00/lb Cobalt Price	142

Table 11.8	Kabanga Mineral Resource Estimates[1] Comparison – Tonnes and Grades	143

Table 11.9	Kabanga Mineral Resource Estimates[1] Comparison – Contained Metals	144

Table 11.10	Kabanga Massive Sulfide[1] Mineral Resource Estimates Comparison – Tonnes and Grades	145

Table 16.1	Metal Prices	151

Table 23.1	Work Programme Cost Estimate	172

FIGURES

Figure 1.1	Kabanga Project Location	2

Figure 1.2	Local Area Plan	3

Figure 1.3	Lifezone and Kabanga Nickel Group Structure	4

Figure 1.4	Location of the Project showing Detail of SML 651 / 2021	8

Figure 1.5	Plan View Schematic of Geology of the Kabanga Area	12

Figure 1.6	Projected Long-section Schematic of Kabanga Mineralised Zones	13

Figure 3.1	Kabanga Project Location	35

Figure 3.2	Local Area Plan	36

Figure 3.3	Lifezone and Kabanga Nickel Group Structure	37

Figure 3.4	Location of the Project showing SML 651 / 2021	45

Figure 4.1	Aerial Photo Showing KNL Camp (2023)	52

Figure 6.1	Stratigraphic Column for the Kagera Supergroup	57

Figure 6.2	Plan View Schematic of Geology of the Kabanga Area	59

Figure 6.3	Typical Stratigraphy Cross-Section Schematics for North and Tembo	60

Figure 6.4	Major Structures – Kabanga Sulfide Zones	61

Figure 6.5	Comparative Interpretation of 3D and 2D VTEM Data	62

Figure 6.6	Projected Longitudinal Section Schematic of Kabanga Mineralised Zones	64

Figure 6.7	Example Cross-section* of Mineralisation Geometry at Main Zone	65

Figure 6.8	Example Cross-section* of Mineralisation Geometry at MNB Zone	66

Figure 6.9	Example Cross-section* of Mineralisation Geometry at North Zone (with Kima)	67

Figure 6.10	Example Cross-section* of Mineralisation Geometry at Tembo Zone	68

Figure 7.1	Kabanga Drillhole Locations Proximal to Mineral Resources (Local Grid)	78

Figure 7.2	Comparison of Water Immersion vs. Pycnometry Density for Massive Sulfide	80

Figure 7.3	Pycnometer Density Measurements for North and Tembo Massive Sulfide	81

Figure 7.4	Pycnometer Density Measurements for North and Tembo UMAF_1a	81

Figure 8.1	Percent Reject Passing – 2 mm Screen – 2005–2009	87

Figure 8.2	ALS-Chemex – Percent Relative Difference for Ni Duplicates – 2005–2009	88

Figure 8.3	ALS-Chemex – Percent Relative Difference for Cu Duplicates – 2005–2009	88

Figure 8.4	ALS-Chemex – Percent Relative Difference for Co Duplicates – 2005–2009	89

Figure 8.5	Genalysis vs. ALS-Chemex Pulp Check Assays Percent Relative Difference for Ni Grades 2005–2009 – Sequential Analysis for MSSX Ni>2%	90

Figure 8.6	Impact of Oxidation of Pulps on Assay Results – 2005 ALS-Chemex Test – Relative Percentage Decrease in Ni Grade vs. Number of Days between Pulverisation and Analysis (pulps allowed to oxidise)	91

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Figure 8.7	Genalysis vs. ALS-Chemex Pulp Check Assays Percent Relative Difference for Ni Grades 2005–2009	91

Figure 8.8	Genalysis vs. ALS-Chemex Pulp Check Assays Percent Relative Difference for Cu Grades 2005–2009	92

Figure 8.9	Genalysis vs. ALS-Chemex Pulp Check Assays Percent Relative Difference for Co Grades 2005–2009	92

Figure 8.10	SGS Lakefield vs. ALS-Chemex Pulp Check Assays Percent Relative Difference for Ni Grades	93

Figure 8.11	ALS-Chemex – Percent Relative Difference for Ni Grades for Quarter Core Replicates – 2005–2007	94

Figure 8.12	ALS-Chemex – Percent Relative Difference for Cu Grades for Quarter Core Replicates – 2005–2007	94

Figure 8.13	ALS-Chemex – Percent Relative Difference for Co Grades for Quarter Core Replicates – 2005–2007	95

Figure 8.14	Kabanga MSSX CRM Ni Values 2005–2009	97

Figure 8.15	Kabanga UMAF CRM Ni Values 2005–2009	97

Figure 8.16	Kabanga MSSX CRM Ni% Values by Genalysis 2005–2009	98

Figure 8.17	ALS-Chemex Internal Forrest B Standard – Results from 2005–2009	99

Figure 8.18	Kabanga MSSX CRM Cu Values 2005–2009	101

Figure 8.19	Kabanga MSSX CRM Co Values 2005–2009	101

Figure 8.20	Kabanga UMAF CRM Cu Values 2005–2009	102

Figure 8.21	Kabanga UMAF CRM Co Values 2005–2009	102

Figure 8.22	Blanks – Ni Results 2005–2009	103

Figure 10.1	Conceptual Flowsheet for the Proposed Refinery Process	112

Figure 11.1	Schematic Projected Long-section of the Kabanga Mineralised Zone Wireframes (looking north-west)	115

Figure 11.2	Ni Box Plot for all Assayed Lithologies – All Zones	116

Figure 11.3	Pie Chart of Assayed Lithologies – North Zone	117

Figure 11.4	Box Plots for a Suite of Elements for the Mineralisation Types – North Zone	118

Figure 11.5	Pie Chart of Assayed Lithologies – Tembo Zone	119

Figure 11.6	Box Plots for a Suite of Elements for the Mineralisation Types – Tembo Zone	120

Figure 11.7	Box Plot of Grades (Co, Cu, Ni, and S) by Mineralisation Type	121

Figure 11.8	Histograms of Sample Lengths – North Zone (where assayed)	123

Figure 11.9	Histograms of Sample Lengths – Tembo Zone (where assayed)	123

Figure 11.10	Contact Plots for Ni% Across INTR:UMIN Boundary	125

Figure 11.11	Contact Plots for Ni% Across UMIN:MSSX Boundary	125

Figure 11.12	Example Cross-section* of Ni% Grade Estimates at North Zone (with Kima)	130

Figure 11.13	Example Cross-section* of Ni% Grade Estimates at Tembo Zone	131

Figure 11.14	Example Swath Plots – Ni% Along Strike for North Zone	132

Figure 11.15	Example Swath Plots – Ni% Along Strike for Tembo Zone	133

Figure 17.1	Project Location and Protected Areas	153

Figure 17.2	Local Area Plan	154

1	EXECUTIVE SUMMARY

1.1	Introduction

The Kabanga 2023 Mineral Resource Update Technical Report Summary (2023MRU) has been prepared in accordance with the U.S. Securities and Exchange Commission (US SEC) Regulation S-K subpart 1300 rules for Property Disclosures for Mining Registrants (S-K 1300) for Lifezone Metals Ltd (LML) on the Kabanga nickel project (the Project). The 2023MRU is a preliminary technical and economic study of the economic potential of the Project mineralisation to support the disclosure of Mineral Resources. The Mineral Resource estimates are current as at 30 November 2023.

The Mineral Resource estimates in the 2023MRU are reported in accordance with subpart 1300 of US Regulation S-K Mining Property Disclosure Rules (S-K 1300).

The majority owner of the Project, Kabanga Nickel Ltd (KNL), is the primary source of technical data and information discussed within this Technical Report Summary (TRS).

The Mineral Resource estimates in the 2023MRU were prepared by the Qualified Persons (QPs) and the QPs have reviewed the supplied data and information, the QPs accept this information for use in the 2023MRU on the basis that it is accurate. Information and data supplied by LML that were relied upon when forming the findings and conclusions of this report but were outside the areas of expertise of the QP are detailed in Section 25. Any individual or entity referenced within the 2023MRU as having completed work, but not identified therein as being a QP, does not constitute a QP.

The 2023MRU should be construed in light of the methods, procedures, and techniques used in its preparation. Sections or parts of the 2023 MRU should not be read in isolation from or removed from their original context.

1.2	Accessibility, Climate, Local Resources, Infrastructure, and Physiography

The Kabanga nickel project is located in the Ngara district in north-west Tanzania, 44 km south of the town of Ngara, south-east of the nearest town of Bugarama, and close to the border with Burundi. Figure 1.1 shows the Project location in Tanzania. Figure 1.2 shows the Project site, nearby villages, and the Burundi border. The exploration camp is located at 02°53.161’S and 30°33.626’E.

The Ngara district is one of the eight districts of the Kagera region of Tanzania. It is bordered to the north by Karagwe district, to the east by Biharamulo district, to the south by the Kigoma region, to the north-east by Muleba district, and to the west by the countries of Rwanda and Burundi. Lake Victoria is approximately 130 km north-east of the Project area.

The proposed mine site is accessible by road connecting to the National Route B3 at Muzani. Three potential access routes have been identified: northern, central, and southern, with the southern route currently preferred due to its shorter distance (approximately 80 km to Muzani) and being considered to have the lowest environmental and social impact. The southern route is presently a dirt road, prone, in at least two places, to rutting in the rainy season and occasional flooding.

There is a railway from Dar es Salaam to Isaka that is currently being upgraded. Isaka is approximately 350 km south-east of the Project (approximately 90 km south–south-east of Bulyanhulu).

Figure 1.1 Kabanga Project Location

Within the Project area, domestic water supplies are typically obtained from the small tributary streams, from springs on the Project ridge, and from shallow dug wells in the valley bottom lands. The rivers are not used for domestic water supply. The Project area is located in the moist sub-humid climate zone of east central Africa, which is dominated by monsoonal weather patterns. The long-term average annual rainfall in the Project area is 1,013 mm.

Infrastructure in the Ngara district is limited in terms of national grid power and reticulated potable water supplies. A transmission line and sub-station from a new hydroelectric project to the north-west of Tanzania is within 70 km of the Project site and an extension of the 200 kV line to the project is planned within the development time of the Project.

Despite resource shortfalls, the local government system is functional, and all of the 15 villages adjacent to the Project have at least one primary school, all wards have secondary schools, and most villages and wards have health facilities.

Figure 1.2 Local Area Plan

1.3	Land Tenure and Ownership

1.3.1	Ownership

LML was incorporated on 8 December 2022 for the purpose of effectuating a Business Combination. On 6 July 2023, LML consummated a Business Combination pursuant to the Business Combination Agreement dated 13 December 2022 between (amongst others) GoGreen Investments Corporation and LML. On 6 July 2023, in accordance with the terms of the Business Combination Agreement, the LHL shareholders transferred all of the outstanding ordinary shares of LHL to LML in exchange for the issuance of new Lifezone Metals Ordinary Shares issued by LML. LML ordinary shares trade on the New York Stock Exchange (NYSE) under the ticker symbols LZM. LML raised approximately $86.6 million from the listing on the NYSE, including approximately $70.2 million from PIPE investors.

The relationship between Lifezone Holdings Ltd (LHL) and the operating entities that will manage the Project are shown in Figure 1.3. The Project is 84% owned and operated by Kabanga Nickel Limited (KNL), with the remaining 16% held by the Government of Tanzania under the terms of a framework agreement. KNL is jointly owned by LML (83%) through its 100% owned subsidiary, Lifezone Limited, with the remaining 17% directly owned by BHP Billiton (UK) DDS Limited (BHPB). For Mineral Resource reporting, the LML direct ownership share is 69.713% of the in situ mineralisation after excluding the shares of the Government and the direct BHPB ownership.

Figure 1.3 Lifezone and Kabanga Nickel Group Structure

1.3.2	Tanzanian Legislation

In Tanzania, mineral rights are held in the form of prospecting licences, special mining licences, mining licences and primary mining licences. There are several types of prospecting licences and mining licences, depending on the nature of the minerals being mined and the size of the mine. A Special Mining Licence (SML) is the type of licence required for large scale mining operations (‘large-scale’ being defined as those projects requiring a capital investment not less than $100 million), therefore this is the type of licence required for the Kabanga project.

Associated with each SML is an Investor–State Framework Agreement (Framework Agreement) between the holder of the SML and the Government. This Framework Agreement includes clauses on the conduct of mining operations, the grant of the Government free carried interest and State participation in mining, and the financing of any mining operations.

Mining legislation requires observance of environmental legislation. Mining licences cannot be granted without an environmental approval certificate being in place. After mining licences are approved, several secondary permits are required for activities that could impact on people and the environment.

Under modern Tanzanian legislation, mineral rights do not confer surface rights. Surface rights were strengthened with the passing of the Land Act 1999, and the Village Act 1999, and application of these Acts to the mining sector was enhanced by The Mining Act [Cap 123 R.E. 2019].

1.3.3	Kabanga Framework Agreement Summary

The following summary and description of the Kabanga Framework Agreement, signed on 19 January 2021 between the holder of the SML and the Government of Tanzania, has been prepared by LML.

The Kabanga Framework Agreement is focussed on equitable economic benefit sharing according to the principles included in Article 3 of that agreement. It recognises the formation of a Joint Venture Company (JVC) that is called Tembo Nickel Corporation Limited (TNCL), which has two subsidiaries – Tembo Nickel Mining Company Limited, and Tembo Nickel Refining Company Limited. TNCL is referred to as both ‘JVC’ and ‘Tembo Nickel Corporation Limited’ in the Framework Agreement and in the SML. The Key Principles of the Framework Agreement are intended to underline and guide the development of the Project for the mutual benefit of the Parties. The Key Principles include:

●	the application of the Economic Benefits Sharing Principle (EBSP) on the life of mine plans of the Project and the Multipurpose Mineral Processing Facility (MMPF);

●	having a Joint Financial Model (JFM) to guide the management and operations of the JVC and the JVC subsidiaries;

●	jointly managing the JVC pursuant to the Shareholders’ Agreement;

●	agreeing on the fiscal assumptions underlying the EBSP;

●	establishing minerals beneficiation facilities at Kahama township in Shinyanga Region in Tanzania.

The Parties agree equitably to share the economic benefits derived from the Project in accordance with the JFM. The Agreement provides that KNL shall receive its 84 percent share of the economic benefits through payment of dividends and proportionate returns of capital to shareholders of the JVC and the JVC subsidiaries. The Agreement provides that the Government of Tanzania will receive its share of the economic benefits through the payment by the JVC and the JVC subsidiaries of taxes, royalties, fees and other fiscal levies through the Government’s 16 percent Free Carried Interest in the JVC. The Kabanga Framework Agreement is governed by the laws of Tanzania and any dispute may be referred to conciliation in accordance with the UNCITRAL Conciliation Rules and, failing which, arbitration in accordance with the UNCITRAL Arbitration Rules.

As is required under the Miscellaneous Amendments Act 2017, which amends The Mining Act [Cap 123 R.E. 2019], the Framework Agreement:

●	Provides for the Government to have a 16% non-dilutable, free-carried share interest in the capital of TNCL (with the remaining interest being held by KNL),

●	Includes royalties on the gross value of minerals to be paid at a rate of 6%, where ‘gross value’ means the market value of minerals determined through valuation as defined in the Miscellaneous Amendments Act 2017. The Government can reject the valuation if it is low due to market volatility, and can buy the minerals at the low value ascertained,

●	Requires beneficiation of mineral products of operations in country, and

●	Includes requirements to procure goods and services locally.

In addition to royalties, the Framework Agreement elaborates on other taxes, fiscal levies, and funding mechanisms that will apply, notably:

●	A service levy of 0.3% of gross revenue,

●	Non-deductibility of royalty for the calculation of corporate income tax,

●	Corporate income tax of 30%,

●	Indefinite carry-forward of losses but with the ability to offset against taxable income in any given tax year subject to a cap of 70% of the taxable income in a given tax year,

●	Application of straight-line pooled asset depreciation at a rate of 20% per annum, and

●	The ability for KNL to lend funding to TNCL through shareholder loans.

The beneficiation facility in the Framework Agreement is referred to in that agreement as a ‘Multi-purpose Mineral Processing Facility’ (MMPF, or multi-metal mineral processing facility), and its purpose is stated as ‘processing, smelting and refining of nickel and other mineral concentrates’, albeit that it should be noted that no smelting is envisaged in this project as all metal extraction will utilise a hydrometallurgical process. TNCL will manage the operations of the mine and the MMPF through subsidiaries, while the Government will assist TNCL in acquiring suitable land for the construction of the MMPF within the vicinity of Kahama township. KNL is required to oversee the construction of the MMPF at Kahama, and to prepare the requisite reports on Kabanga, including feasibility studies for the mine and the MMPF, and the corresponding EIAs required by law.

The Framework Agreement states that upon granting of the SML, TNCL (or any relevant subsidiary) will begin the process of identifying a physical location for the MMPF with the Kahama region being the initial priority location to assess given the beneficial infrastructure advantages. Upon confirmation of site identification, JVC (or any relevant subsidiary) may submit an application for a Refining Licence for the MMPF.

The Framework Agreement requires that the management of JVC’s operations is carried out in Tanzania, with a focus on engaging local talent to maximise employment of Tanzanians, including: preference for Tanzanian nationals to be appointed to management positions within the JVC, and implementing a local procurement plan that emphasises spending in Tanzania, except where goods or supplies are not available in Tanzania (or on commercially viable or competitive terms in Tanzania) or supplies are permitted to be procured from sources outside Tanzania as provided for under relevant laws.

The Framework Agreement contains a number of schedules. These schedules provide a process for the establishment of the various legal entities, shareholder agreements, and importantly a series of timebound undertakings to facilitate the development of the Project.

1.3.4	Special Mining Licence

Following the signing of the Framework Agreement, the Government, on 25 October 2021, granted a Special Mining Licence (SML) No. SML 651 / 2021 to Tembo Nickel Corporation Limited (JVC) for the Project. The SML is currently in force as of the date of this report.

The SML confers to JVC the exclusive right to search for, mine, dig, mill, process, refine, transport, use, and/or market nickel or other minerals found to occur in association with that mineral, in and vertically under the SML area, and execute such other works as are necessary for that purpose.

The SML shall remain valid for a period of the esteemed life of the ore body indicated in the feasibility study report or such period as the applicant may request unless it is cancelled, suspended, or surrendered in accordance with the law.

The SML requires JVC to strictly observe the mining laws, in particular but not limited to, the recognition that all mineral data and exploration information over the licence area is the property of the United Republic of Tanzania and must be submitted to the Geological Survey of Tanzania in accordance with the Mining Act.

Conditions of the SML include:

●	Submission of a Feasibility Study to the Mining Commission.

●	An update of the proposed plan for compensation, relocation and resettlement and submission to the Mining Commission.

●	Take all the measures necessary to avert occurrence of accidents whether accidental or premeditated and to observe and satisfy safety conditions stipulated under the Occupational safety and Health Act.

●	Ensure that management of production, transportation, storage, treatment and disposal of waste arising out of mining operations is carried out in accordance with safeguards prescribed by the Environmental Management Act.

●	Ensure regular environmental audit, monitoring and evaluation are carried out to avert environmental spoil, degradation and hazardous substances which may be harmful to human being and or environment.

●	Develop and adopt Mine Closure and Rehabilitation plans of the area where mining operations are carried out.

●	An update of the environmental management plan and submission to the Mining Commission.

●	Preparation of an annual social responsibility plan agreed by the relevant government authorities.

●	The commencement of mining activities within 18 months from 25 October 2021, or such further period as determined by the Mining Commission on the basis of plans, general designs for the mine, and related facilities as well as other ancillary operations consistent with the approved mining plan.

●	An undertaking by the JVC to beneficiate in-country.

●	The JVC complying with Tanzanian regulations relating to mining operations, financing arrangements and local content.

●	The JVC complying with the Statement of Integrity Pledge in accordance with Part VIII of the Mining Act and the Mining (Integrity Pledge) Regulations, 2018.

With the grant of the SML, JVC agreed to become a strategic partner to the Government, which shall have not less than 16% of the capital of the entity established, to carry out mining activities over the licence area in the form of non-dilutable free-carried interest in accordance with the Mining Act, and subject to the provisions of the Mining Act and of the regulations made thereunder now in force, or which may come into force during the continuance of this licence, or any renewal thereof. A map of the property showing SML 651 / 2021 is provided in Figure 1.4.

Figure 1.4 Location of the Project showing Detail of SML 651 / 2021

1.3.5	BHPB Investment in Kabanga Nickel Limited

The following summary of the commercial arrangement between LML and BHP Billiton DDS Limited (BHPB) has been prepared by LML.

LML and BHPB have three agreements: T1A, T1B, and T2.

1.3.5.1	T1A Agreement

KNL entered into a loan agreement with BHPB dated 24 December 2021, pursuant to which KNL received investment of $40 million from BHPB by way of a convertible loan. Following receipt of approval from the Tanzanian Fair Competition Commission, and the fulfilment of the other conditions, such convertible loan was converted into an 8.9% equity interest in KNL on 1 July 2022.

1.3.5.2	T1B Agreement

KNL entered into an equity subscription agreement with BHPB dated 14 October 2022 (the T1B Agreement). All the conditions precedent of the T1B Agreement were satisfied or waived on, or before, 8 February 2023, and in accordance with the T1B Agreement, BHPB subscribed $50 million for an additional 8.9% equity interest in KNL on 15 February 2023, giving BHPB a total equity interest in KNL of 17% (the T1B Investment).

The T1B Investment proceeds will be used for the ongoing funding requirements of the Project in accordance with a budget agreed between KNL and BHPB.

1.3.5.3	T2 Agreement

KNL and Lifezone Limited entered into an option agreement with BHPB dated 14 October 2022 pursuant to which KNL will (at BHPB’s option) receive investment from BHPB by way of an equity subscription. The option grants BHPB the right, subject to certain conditions, to subscribe for the required number of new KNL shares that, in aggregate with its existing KNL shareholding, would result in BHPB indirectly owning 51% of the total voting and economic equity rights in TNCL on a fully diluted basis as at closing at a price to be determined through an independent expert valuation. If exercised as at the date of the agreement, the option would result in BHPB owning 60.71% of the total voting and economic equity rights in KNL on a fully diluted basis.

BHPB may (at its sole option) deliver a maximum of one valuation notice to KNL and Lifezone Limited requiring the commencement of a valuation process in respect of KNL during the period which shall:

●	Commence on the later of the date on which:

–	(i) the feasibility study relating to the Kabanga project is agreed (or finally determined) between BHPB and KNL (the Feasibility Study Agreement Date); and

–	(ii) the Joint Financial Model in respect of the Kabanga Project is agreed between BHPB and KNL, or such earlier date as the parties may agree in writing, and

●	End on the date falling 30 calendar days after the later of:

–	(i) the Feasibility Study Agreement Date; and

–	(ii) the date on which the Joint Financial Model is agreed between BHPB, KNL, and the Government of Tanzania.

The investment is subject to certain conditions, including the receipt of approval from the Tanzanian Fair Competition Commission (FCC).

The proceeds of the investment shall be used for the ongoing funding requirements of the Kabanga project.

1.4	Geology and Mineralisation

The Kabanga deposit is located within the East African Nickel Belt (EANB), which extends approximately 1,500 km along a north-east trend that extends from Zambia in the south-west, though the Democratic Republic of Congo (DRC), Burundi, Rwanda, Tanzania, and Uganda in the north-east, and straddles the western boundary of the Tanzania Craton to the east, and the eastern boundary of the Congo Kasai Craton to the west.

1.4.1	Regional Geology

In the northern and central sections of the EANB, a thick package of Paleoproterozoic to Mesoproterozoic metasedimentary rocks, known as the Karagwe–Ankole Belt (KAB), overlies this boundary, within which occurs a suite of broadly coeval, bimodal intrusions, (Evans et al, 2016). These igneous rocks correspond to the Mesoproterozoic Kibaran tectonothermal event between 1,350 to 1,400 Ma, (Kokonyangi et al, 2006; Tack et al, 2010).

The KAB has been divided into several broad domains, (Tack et al, 1994), as follows:

●	An Eastern Domain (ED) that is characterised by lower degrees of metamorphism and tectonism, and the absence of Kibaran-aged granite magmatism,

●	A Western Domain (WD) characterised by higher degrees of metamorphism and polyphase deformation, and the voluminous Kibaran granite intrusion, and

●	A Transitional Domain (TD) between the other two domains, which is marked by a north-east trending line of mafic–ultramafic intrusions known as the Kabanga–Musongati Alignment (Tack et al, 1994).

The sedimentary rocks of the ED and WD form uncorrelated and distinct sub-basins, both comprising alternating arenaceous and pelitic rocks including quartzites, schists, greywackes, and conglomerates, developed in long-lived, shallow-water intracratonic and pericontinental basins, (Fernandez Alonso et al, 2012).

The Kibaran igneous rocks comprise mafic–ultramafic intrusions, including well-differentiated lopolithic layered intrusions, and small, narrow, tube-like sills, often concentrically zoned, called chonoliths. The nickel mineralisation zones discovered to date at the Project have exclusively been found associated with the mafic–ultramafic intrusions, in particular, along the Kabanga–Musongati Alignment, (Deblond and Tack, 1999; Evans et al, 2000). Felsic intrusions occur coeval with the mafic–ultramafic intrusions. Recent ages (U-Pb zircon SHRIMP) from Kabanga date the marginal mafic rocks of the North intrusion at 1,403 ± 14 Ma, (Maier et al, 2007).

1.4.2	Property Geology

The intrusions that host the known potentially economic nickel-bearing massive sulfide zones in the Project area (Figure 1.5), namely Main, MNB, Kima, North, and Tembo, are found within steeply-dipping overturned metasediments (dipping to the west (70° to 80°) with a north–north-east strike orientation (025°) from Main to North zone, changing to a north-east strike orientation (055°) from North to Tembo.

The mineralised zones are located within, and at the bottom margin of, the mafic–ultramafic chonoliths. The chonoliths are concentrically zoned with a gabbronorite margin and an ultramafic cumulate core zone that ranges in composition from sulfidic dunite, plagioclase-peridotite, orthopyroxenite, to olivine melanorite, (Evans et al, 2000).

The metasediments comprise approximately 90% metapelites and metasandstones, with the remainder comprising clean arenitic metasandstones or quartzites, (Evans et al, 2016). Lenses and bands of iron sulfides (up to 5% modal of pyrrhotite) and graphite are common in the more-pelitic rocks, and it has been demonstrated that the sulfur within the different mineralised zones has similar isotopic signatures, indicating significant assimilation of external sulfur from the KAB sediments, (Maier et al, 2010).

Figure 1.5 Plan View Schematic of Geology of the Kabanga Area

1.4.3	Lithologies and Stratigraphy

Three lithological groups are present at Kabanga:

●	Remobilised massive sulfide (>80% sulfide) (MSSX), which carries 90% of the sulfide occurrence, and massive sulfide with xenoliths of metasedimentary, or gabbro / ultramafic rock (≥50% to 80% sulfides) (MSXI).

●	Ultramafic–mafic intrusive complex rocks, which display a wide range of metamorphism / metasomatism. These lithologies can also carry significant sulfide mineralisation, such as in the ultramafic unit named UMAF_1a (≥30% sulfides, located adjacent to the MSSX, present at Tembo and North).

●	Metasediments comprising a series of pelitic units, schists, and quartzites, forming the hanging wall and footwall of the massive sulfide lenses.

The massive sulfide comprises principally pyrrhotite, with up to 15% pentlandite. The pentlandite shows distinct globular recrystallisation textures and crystals may reach up to 5 cm in size. Accessory sulfides include chalcopyrite, and traces of pyrite, galena, arsenopyrite, cubanite, niccolite, cobaltite, and mackinawite.

1.4.4	Structural Setting

The Kabanga sulfide lenses are thought to have been remobilised within a large shear zone, initially conforming to early-phase folding geometries, and subsequently modified and partitioned by low-angle thrusting and cross-faulting. The Project area has been found to be structurally complex, with five fault sets identified to date.

Structural modelling has been undertaken (2008–2009) to support the current structural interpretation of the Project area.

1.4.5	Deposit Description

The Project comprises six distinct mineralised zones, namely (from south-west to north-east) Main, MNB, Kima, North, Tembo, and Safari, which occur over a strike length exceeding 7.5 km. The five mineralised zones that contribute to the Mineral Resource estimates (Main, MNB, Kima, Tembo, and North), extend over a total strike length of 6 km, and for up to 1.3 km below surface. Figure 1.6 is a projected long-section schematic showing all the mineralised zones identified to date at Kabanga.

Figure 1.6 Projected Long-section Schematic of Kabanga Mineralised Zones

1.4.6	Mineralisation Style

Kabanga sulfide mineralisation occurs both as:

●	Disseminated to net textured interstitial sulfides within the cumulate core zone of the Kabanga chonoliths, as well as externally, and

●	Massive and semi-massive bodies along the lower or side margins of the chonolith, that being the contact with the stratigraphic base, (Evans et al, 1999).

1.4.7	Alteration and Weathering

At the surface, the ultramafic bodies are completely weathered to saprolite. The depth of the saprolite profile ranges from 40–100 m in the Project area. At the North zone, massive sulfides are weathered to depths of 80–100 m. The massive sulfide horizon at the Tembo zone is more than 98% within fresh material, with minor oxidation present in the upper southern and northern parts of the mineralisation. In general, nickel laterite formation over the associated ultramafic rock is only weakly developed with minor nickel-bearing serpentine and rare garnierite.

1.5	Exploration

Exploration at Kabanga has been undertaken in a number of different phases spanning over 45 years, with more than 622 km of drilling having been completed in total, 26.8 km of which was on regional targets.

The Project drilling history is summarised in Table 1.1.

Table 1.1 Exploration Drilling Summary (to 17 September 2023)

Years	Companies	Metres Drilled	Discovery (purpose)
1976–1979	UNDP Regional Exploration	20,068	Main zone
1991–1992	Sutton Resources	12,974
1993–1995	Sutton–BHP JV	37,947	North zone
1997–1999	Sutton–Anglo American JV	56,227
2000–2004	Barrick Gold Corporation	39,931	MNB zone
2005–2008	Glencore–Barrick Gold JV	64,957 81,256 242,347	North Deep zone (scoping study 1) Tembo Zone (scoping study 2) Safari / Kima zones (pre-feasibility study)
2008–2009 2011–2012 2014	Glencore–Barrick Gold JV	21,368 5,303 3,320	(Feasibility study)
2021–2023	KNL	23,748 768 5,221 4,416 2,633	Tembo (infill and extension) Safari North (infill) Tembo and North (metallurgical) Tembo and North (geotechnical)
Total		622,484

The first drilling on the deposit was undertaken between 1976 and 1979 by the United Nations Development Program (UNDP), and by the start of the year 2000, a total of 127 km of drilling had been carried out on the Project by various parties.

In 2003, a scoping study was completed by Barrick on the Project, and in 2005, Barrick issued a press release announcing a signed JV partnership with Falconbridge Limited, along with an Inferred Mineral Resource estimate of 26.4 Mt grading 2.6% Ni, representing the sum of the Main and North zone models from 2003.

A combined total of 146,213 m in 257 drillholes was completed for the scoping studies. Borehole electromagnetic (BHEM) surveys with physical properties were completed, SQUID and fixed loop TEM surface geophysical surveys, as well as an airborne helicopter VTEM survey were conducted to characterise the mineralised zones and explore the surrounding area.

A total of 5,508 kg of sample across the two scoping study phases was shipped for metallurgical testing.

Five geotechnical holes were drilled at proposed infrastructure sites.

A further 242,347 m in 555 drillholes was completed for the pre-feasibility study phase. This exploration programme was designed to continue to improve the confidence of the North and Tembo resources and discover additional resources to improve the project’s economics within 15 km trucking distance of planned mine infrastructure. Further metallurgical samples were also required for two pilot plant test runs.

Mineral Resource estimates were reported for the June 2008 models in the 2008 Xstrata Nickel annual report.

From December 2008 through August 2009, a total of 21,368 m of drilling was completed. The drilling programme was successful in transferring an estimated 2.8 Mt in the North Mid area from Inferred to Indicated status. An independent consultancy performed a QA/QC audit, and a Mineral Resource audit.

From 2010 to 2014, extensive geological / geophysical interpretation was carried out over the Kabanga licence area, coupled with assaying of non-sampled historical BHP / Anglo American Corporation (Anglo) holes in the Main zone area, and led to the development of several high-tenor nickel targets in the southern part of the Project area. Regional exploration work in this era was confined to geological mapping over regional licences and establishing access routes for planned 2011 programmes. Subsequent drilling in 2014 was limited to four holes, which were drilled testing two new target areas, and an additional two holes were drilled into the north end of the Tembo zone.

In December 2021, KNL recommenced activities after the granting of SML 651 / 2021. Three diamond drilling campaigns have been conducted over SML 651 / 2021 by KNL to date, as follows:

●	December 2021 to May 2022: 4,163 m of drilling in 14 holes to provide 2,727 kg of metallurgical sample (in three bulk samples) from the North and Tembo zones for hydrometallurgical testwork in Perth, Australia.

●	May 2022 to 31 December 2022: 7,186 m of infill drilling in 19 holes at Tembo North to increase confidence in this zone over a 700 m strike length, and to provide an additional bulk sample (464 kg) for hydrometallurgical testwork in Perth, Australia. An additional 768 m in one drillhole was completed at the Safari prospect.

●	January 2023 to 17 September 2023 (ongoing): 9,274 m of infill drilling in five holes at North to increase confidence over a 500 m strike length, 16,727 m of infill drilling in 23 holes at Tembo to increase confidence along the entire strike length of the deposit and 3,555 m in six holes at Tembo for geotechnical purposes.

The KNL drilling up to 17 September 2023 has been incorporated into the Mineral Resource database with the exception of holes yet to be surveyed or with outstanding assay results.

1.6	Mineral Processing and Metallurgical Testing

Metallurgical testwork prior to ownership of the project by LML was carried out from 1999 to 2012 and assumed that the product was to be a nickel sulfide concentrate. This testwork included mineralogy, comminution, flotation, dewatering and variability assessments.

Kabanga nickel concentrate is now proposed to be processed by use of the LML hydrometallurgical technology for recovery of nickel, cobalt, and copper. KNL has testwork programmes that are in progress to test and develop the study assumptions for the concentrator and refinery scenario and to support materials handling, geochemical and backfill assumptions. This testwork includes:

●	Flotation testwork

●	Feed and concentrate oxidation assessments

●	Regrind testwork

●	Grindmill comminution testwork

●	Concentrator settling/thickening, rheology and filtration testwork

●	Refinery hydrometallurgical testwork

●	Refinery settling/thickening, rheology and filtration testwork

●	Pastefill testwork

●	Tailings geotechnical testing

●	Tailings and residue geochemical testing

1.7	Mineral Resources

The 2023 Mineral Resource estimates for the Project are based on industry best practices and conform to the requirements of S-K 1300 and are suitable for reporting as current estimates of mineral resources.

The Mineral Resource estimates discussed in this section are those produced by OreWin in 2023 and prepared for KNL. The approach to the resource modelling and the estimates was similar to the previous resource modelling for the deposits.

1.7.1	Mineral Resource Modelling

The 2023 Mineral Resource estimate was completed by OreWin using Datamine software, with macros developed to estimate the full suite of component elements and density for each zone. All zones were estimated using the ordinary kriging (OK) method, with domain- specific search and estimation parameters determined by statistical and geostatistical analyses.

Three distinct mineralisation units were interpreted for the Main, MNB, Kima, North, and Tembo zones:

●	massive sulfide (MSSX),

●	the ultramafic (UMAF),

●	and an intrusive (INTRU) unit which is generally poorly mineralised but occurs in close association with the mineralised units.

Within these three units, additional sub-domains were created based on spatial continuity, intersecting geological structures, and geochemical variability.

Solid wireframes were constructed for the intrusive bodies at each zone which predominantly represented the logged UMAF_KAB lithology, but also served as an ‘umbrella’ unit for any intervals logged as MAF, GAB_KAB, UMAF_1a, MSSX, and MSXI. The stratigraphic contacts between the banded pelite unit (BNPU) and the lower pelite unit (LRPU) were also used to interpret folding structures and unconformities to help orient the sulfide mineralisation interpretations.

A multivariate statistical analysis was completed for all domains within each zone. It was based on the assay data limited to the samples that have the complete suite of elements assayed.

Some individual domains were combined where they were found to be statistically similar and could be plausibly related in a geological and spatial sense.

1.7.2	Classification

The classification criteria and zoning used for the 2023 Mineral Resource estimates were based on a two-stage approach that considered objective criteria and visual observation.

The criteria referenced for the assignment of Inferred and Indicated mineralisation globally included the distance from the cell centroid to the drillhole samples and the search pass in which the estimate was achieved. This global classification was then reviewed visually with specific focus on geological factors including the geometry of the mineralised zones, spatial and geochemical continuity of the mineralisation, and the success rate when intersecting the mineralisation at predicted locations and thicknesses with the new drilling. Manually defined wireframe solids were then developed to enclose those areas that warrant upgrading to Indicated or Measured.

1.7.3	Cut-off Grade

As the Kabanga North and Tembo zones contain multi-element mineralisation, a nickel-equivalent (NiEq) formula, updated for current metal prices, costs, and other modifying factors, has been used for reporting from the Mineral Resource.

The 2023 nickel-equivalent (NiEq23) formula is as follows:

●	NiEq23 (%) = Ni% + Cu% x 0.411 + Co% x 2.765

The 2023 NiEq cut-off grade is 0.58% NiEq.

Metal price assumptions used for cut-off grade determination were $9.50/lb for nickel, $4.00/lb for copper, and $26.00/lb for cobalt. Other input parameters and assumptions used for the NiEq23% formula and determining the cut-off grade are discussed in Section 11.4.

1.7.4	Reasonable Prospects for Eventual Economic Extraction (Initial Assessment)

The 2023MRU describes the Mineral Resource estimates for the Kabanga project.

The Initial Assessment assumes an underground mining rate of 2.2 Mtpa. The mining method is assumed to be underground stoping with backfill, and the extracted mineralised material will feed into an on-site concentrator. Concentrate is assumed to be transported to an off-site hydrometallurgical processing facility to produce final nickel, copper, and cobalt metal, with transport of the final metal to Dar es Salaam, and subsequent export to markets for sale.

A cash flow analysis was not performed for the Project. The Initial Assessment has been prepared to demonstrate reasonable prospects of economic extraction, not the economic viability of the Mineral Resource estimates. The Initial Assessment is preliminary in nature, it includes Inferred Mineral Resources that are considered too speculative geologically to have modifying factors applied to them that would enable them to be categorised as Mineral Reserves, and there is no certainty that this economic assessment will be realised.

Macroeconomic trends, taxes, royalties, data, and assumptions, interest rates, marketing information and plans, legal matters such as statutory and regulatory interpretations affecting the mine plan and environmental matters are outside the expertise of the QP and are within the control of the registrant (see Section 25).

As significant environmental and social analysis has been conducted for the Project over an extended period, and LML employs professionals with responsibility in these areas, and these personnel have the best understanding of these areas, and following a review of the current supplied information, the opinion of the QP is that it is reasonable to rely on the information supplied by LML.

The QP has concluded that the Mineral Resource estimates meet reasonable prospects for eventual economic extraction.

1.7.5	November 2023 Mineral Resources Estimates

The updated Kabanga 2023 Mineral Resource estimates are based resource modelling completed by OreWin.

After a review of the grade-equivalent formula and the cut-off grade assumptions reported in the Kabanga Technical Report Summary filed in February 2023, it was determined that those assumptions remain current, and they have therefore not been changed for this Initial Assessment.

The overall Mineral Resource estimates (LML-attributable) are shown in Table 1.2. The subset of the Mineral Resource estimates that relates to the massive sulfide (MSSX) mineralisation is shown in Table 1.3. The subset of the Mineral Resource estimates that relates to the ultramafic (UMAF) mineralisation is shown in Table 1.4. Reporting of contained nickel-equivalent metal is shown in Table 1.5. Only the portion of the total mineralisation that is attributable to LML’s interest in the property is shown in Table 1.2 through Table 1.5

The Mineral Resource estimates have an effective date of 30 November 2023. Mineral Resource estimates have been reported in accordance with the US SEC Regulation S-K subpart 1300 rules for Property Disclosures for Mining Registrants (S-K 1300).

Table 1.2	Kabanga Mineral Resource Estimates[1] as at 30 November 2023 – Based on $9.50/lb Nickel Price, $4.00/lb Copper Price, and $26.00/lb Cobalt Price

Mineral Resource Classification	LML Tonnage[3] (Mt)	Grades				Recovery
		NiEq23 (%)	Ni (%)	Cu (%)	Co (%)	Nickel (%)	Copper (%)	Cobalt (%)
MAIN – Massive Sulfide plus Ultramafic
Measured	–	–	–	–	–	–	–	–
Indicated	9.3	1.60	1.22	0.20	0.10	87.2	85.1	88.1
Measured + Indicated	9.3	1.60	1.22	0.20	0.10	87.2	85.1	88.1
Inferred	–	–	–	–	–	–	–	–
MNB – Massive Sulfide plus Ultramafic
Measured	–	–	–	–	–	–	–	–
Indicated	–	–	–	–	–	–	–	–
Measured + Indicated	–	–	–	–	–	–	–	–
Inferred	1.9	1.47	1.14	0.17	0.09	87.2	85.1	88.1
KIMA – Massive Sulfide plus Ultramafic
Measured	–	–	–	–	–	–	–	–
Indicated	–	–	–	–	–	–	–	–
Measured + Indicated	–	–	–	–	–	–	–	–
Inferred	3.4	1.95	1.53	0.25	0.11	87.2	85.1	88.1
NORTH – Massive Sulfide plus Ultramafic
Measured	6.1	2.99	2.34	0.32	0.19	87.2	85.1	88.1
Indicated	14.5	3.26	2.61	0.35	0.18	87.2	85.1	88.1
Measured + Indicated	20.6	3.18	2.53	0.34	0.18	87.2	85.1	88.1
Inferred	12.2	3.24	2.60	0.35	0.18	87.2	85.1	88.1
TEMBO – Massive Sulfide plus Ultramafic
Measured	8.0	2.33	1.80	0.25	0.16	87.2	85.1	88.1
Indicated	5.8	2.30	1.79	0.24	0.15	87.2	85.1	88.1
Measured + Indicated	13.8	2.32	1.80	0.25	0.15	87.2	85.1	88.1
Inferred	–	–	–	–	–	–	–	–
MINERAL RESOURCE ALL ZONES – Massive Sulfide plus Ultramafic
Measured	14.1	2.61	2.03	0.28	0.17	87.2	85.1	88.1
Indicated	29.5	2.55	2.02	0.28	0.15	87.2	85.1	88.1
Measured + Indicated	43.6	2.57	2.02	0.28	0.16	87.2	85.1	88.1
Inferred	17.5	2.79	2.23	0.31	0.16	87.2	85.1	88.1

1.	This table reports the Mineral Resources for the combined massive sulfide and ultramafic mineralisation types.

2.	Mineral Resources are reported exclusive of Mineral Reserves. There are no Mineral Reserves to report.

3.	Mineral Resources are reported showing only the LML-attributable tonnage portion, which is 69.713% of the total.

4.

Cut-off uses the NiEq23 using a nickel price of $9.50/lb, copper price of $4.00/lb, and cobalt price of $26.00/lb with allowances for recoveries, payability, deductions, transport, and royalties.

NiEq23% = Ni% + Cu% x 0.411 + Co% x 2.765.

5.	The point of reference for Mineral Resources is the point of feed into a processing facility.

6.	All Mineral Resources in the 2023MRU were assessed for reasonable prospects for eventual economic extraction by reporting only material above a cut-off grade of 0.58% NiEq23.

7.	Totals may vary due to rounding.

Table 1.3	Kabanga Mineral Resource Estimates – Massive Sulfide[1] (subset of Table 1.2) as at 30 November 2023 – Based on $9.50/lb Nickel Price, $4.00/lb Copper Price, and $26.00/lb Cobalt Price

Mineral Resource Classification	LML Tonnage[3] (Mt)	Grades				Recovery
		NiEq23 (%)	Ni (%)	Cu (%)	Co (%)	Nickel (%)	Copper (%)	Cobalt (%)
MAIN – Massive Sulfide Only
Measured	–	–	–	–	–	–	–	–
Indicated	3.2	2.38	1.86	0.28	0.15	87.2	85.1	88.1
Measured + Indicated	3.2	2.38	1.86	0.28	0.15	87.2	85.1	88.1
Inferred	–	–	–	–	–	–	–	–
MNB – Massive Sulfide Only
Measured	–	–	–	–	–	–	–	–
Indicated	–	–	–	–	–	–	–	–
Measured + Indicated	–	–	–	–	–	–	–	–
Inferred	1.2	1.68	1.30	0.19	0.11	87.2	85.1	88.1
KIMA – Massive Sulfide Only
Measured	–	–	–	–	–	–	–	–
Indicated	–	–	–	–	–	–	–	–
Measured + Indicated	–	–	–	–	–	–	–	–
Inferred	2.6	2.27	1.78	0.29	0.13	87.2	85.1	88.1
NORTH – Massive Sulfide Only
Measured	5.1	3.35	2.62	0.36	0.21	87.2	85.1	88.1
Indicated	11.6	3.76	3.02	0.40	0.21	87.2	85.1	88.1
Measured + Indicated	16.7	3.64	2.90	0.39	0.21	87.2	85.1	88.1
Inferred	9.8	3.76	3.02	0.41	0.21	87.2	85.1	88.1
TEMBO – Massive Sulfide Only
Measured	4.9	2.97	2.30	0.31	0.20	87.2	85.1	88.1
Indicated	3.5	2.85	2.23	0.29	0.18	87.2	85.1	88.1
Measured + Indicated	8.4	2.92	2.27	0.30	0.19	87.2	85.1	88.1
Inferred	–	–	–	–	–	–	–	–
MINERAL RESOURCE ALL ZONES – Massive Sulfide Only
Measured	10.0	3.16	2.46	0.34	0.20	87.2	85.1	88.1
Indicated	18.3	3.35	2.67	0.36	0.19	87.2	85.1	88.1
Measured + Indicated	28.3	3.28	2.59	0.35	0.20	87.2	85.1	88.1
Inferred	13.6	3.29	2.63	0.37	0.18	87.2	85.1	88.1

1.	This table reports the Mineral Resources for the massive sulfide mineralisation only.

2.	Mineral Resources are reported exclusive of Mineral Reserves. There are no Mineral Reserves to report.

3.	Mineral Resources are reported showing only the LML-attributable tonnage portion, which is 69.713% of the total.

4.

Cut-off uses the NiEq23 using a nickel price of $9.50/lb, copper price of $4.00/lb, and cobalt price of $26.00/lb with allowances for recoveries, payability, deductions, transport, and royalties.

NiEq23% = Ni% + Cu% x 0.411 + Co% x 2.765.

5.	The point of reference for Mineral Resources is the point of feed into a processing facility.

6.	All Mineral Resources in the 2023MRU were assessed for reasonable prospects for eventual economic extraction by reporting only material above a cut-off grade of 0.58% NiEq23.

7.	Totals may vary due to rounding.

Table 1.4	Kabanga Mineral Resource Estimates – Ultramafic[1] (subset of Table 1.2) as at 30 November 2023 – Based on $9.50/lb Nickel Price, $4.00/lb Copper Price, and $26.00/lb Cobalt Price

Mineral Resource Classification	LML Tonnage[3] (Mt)	Grades				Recovery
		NiEq23 (%)	Ni (%)	Cu (%)	Co (%)	Nickel (%)	Copper (%)	Cobalt (%)
MAIN – Ultramafic Only
Measured	–	–	–	–	–	–	–	–
Indicated	6.1	1.19	0.89	0.16	0.08	87.2	85.1	88.1
Measured + Indicated	6.1	1.19	0.89	0.16	0.08	87.2	85.1	88.1
Inferred	–	–	–	–	–	–	–	–
MNB – Ultramafic Only
Measured	–	–	–	–	–	–	–	–
Indicated	–	–	–	–	–	–	–	–
Measured + Indicated	–	–	–	–	–	–	–	–
Inferred	0.7	1.14	0.90	0.14	0.07	87.2	85.1	88.1
KIMA – Ultramafic Only
Measured	–	–	–	–	–	–	–	–
Indicated	–	–	–	–	–	–	–	–
Measured + Indicated	–	–	–	–	–	–	–	–
Inferred	0.8	0.96	0.76	0.10	0.06	87.2	85.1	88.1
NORTH – Ultramafic Only
Measured	1.0	1.14	0.88	0.12	0.07	87.2	85.1	88.1
Indicated	2.9	1.24	0.99	0.12	0.07	87.2	85.1	88.1
Measured + Indicated	3.8	1.21	0.96	0.12	0.07	87.2	85.1	88.1
Inferred	2.4	1.08	0.87	0.11	0.06	87.2	85.1	88.1
TEMBO – Ultramafic Only
Measured	3.1	1.31	1.00	0.15	0.09	87.2	85.1	88.1
Indicated	2.2	1.42	1.10	0.17	0.09	87.2	85.1	88.1
Measured + Indicated	5.3	1.36	1.04	0.16	0.09	87.2	85.1	88.1
Inferred	–	–	–	–	–	–	–	–
MINERAL RESOURCE ALL ZONES – Ultramafic Only
Measured	4.1	1.27	0.97	0.14	0.09	87.2	85.1	88.1
Indicated	11.2	1.25	0.96	0.15	0.08	87.2	85.1	88.1
Measured + Indicated	15.3	1.25	0.96	0.15	0.08	87.2	85.1	88.1
Inferred	3.9	1.07	0.85	0.12	0.06	87.2	85.1	88.1

1.	This table reports the Mineral Resources for the ultramafic mineralisation only.

2.	Mineral Resources are reported exclusive of Mineral Reserves. There are no Mineral Reserves to report.

3.	Mineral Resources are reported showing only the LML-attributable tonnage portion, which is 69.713% of the total.

4.

Cut-off uses the NiEq23 using a nickel price of $9.50/lb, copper price of $4.00/lb, and cobalt price of $26.00/lb with allowances for recoveries, payability, deductions, transport, and royalties.

NiEq23% = Ni% + Cu% x 0.411 + Co% x 2.765.

5.	The point of reference for Mineral Resources is the point of feed into a processing facility.

6.	All Mineral Resources in the 2023MRU were assessed for reasonable prospects for eventual economic extraction by reporting only material above a cut-off grade of 0.58% NiEq23.

7.	Totals may vary due to rounding.

Table 1.5	Kabanga Mineral Resource Estimates[1] – Showing Contained Metals as at 30 November 2023 – Based on $9.50/lb Nickel Price, $4.00/lb Copper Price, and $26.00/lb Cobalt Price

Mineral Resource Classification	LML Tonnage[3] (Mt)	Grades				Contained Metals
		NiEq23 (%)	Ni (%)	Cu (%)	Co (%)	Nickel- Equiv. (kt)	Nickel (kt)	Copper (kt)	Cobalt (kt)
Massive Sulfide Mineral Resource
Measured	10.0	3.16	2.46	0.34	0.20	316	247	34	20
Indicated	18.3	3.35	2.67	0.36	0.19	613	488	66	35
Measured + Indicated	28.3	3.28	2.59	0.35	0.20	929	734	99	56
Inferred	13.6	3.29	2.63	0.37	0.18	447	357	50	25
Ultramafic Mineral Resource
Measured	4.1	1.27	0.97	0.14	0.09	52	40	6	4
Indicated	11.2	1.25	0.96	0.15	0.08	140	108	17	9
Measured + Indicated	15.3	1.25	0.96	0.15	0.08	192	147	23	13
Inferred	3.9	1.07	0.85	0.12	0.06	42	33	5	2
Massive Sulfide plus Ultramafic Mineral Resource
Measured	14.1	2.61	2.03	0.28	0.17	368	286	39	24
Indicated	29.5	2.55	2.02	0.28	0.15	753	595	83	45
Measured + Indicated	43.6	2.57	2.02	0.28	0.16	1,121	881	122	69
Inferred	17.5	2.79	2.23	0.31	0.16	489	391	54	27

1.	Mineral Resources are reported exclusive of Mineral Reserves. There are no Mineral Reserves to report.

2.	Mineral Resources are reported showing only the LML-attributable tonnage portion, which is 69.713% of the total.

3.

Cut-off uses the NiEq23 using a nickel price of $9.50/lb, copper price of $4.00/lb, and cobalt price of $26.00/lb with allowances for recoveries, payability, deductions, transport, and royalties.

NiEq23% = Ni% + Cu% x 0.411 + Co% x 2.765.

4.	The Mineral Resource metallurgical recovery assumptions are: nickel 87.2%, copper 85.1%, and cobalt 88.1%.

5.	The point of reference for Mineral Resources is the point of feed into a processing facility.

6.	All Mineral Resources in the 2023MRU were assessed for reasonable prospects for eventual economic extraction by reporting only material above a cut-off grade of 0.58% NiEq23.

7.	Totals may vary due to rounding.

1.7.6	Comparison to Previous Mineral Resource Estimates – All Mineralisation Types

Comparison of the previous Mineral Resource estimates (effective as at 15 February 2023) with the updated November 2023 Mineral Resource estimates (detailed in Table 1.2) shows an increase of 17.8 Mt (+68%) in Measured + Indicated and 2.9 Mt (+20%) Inferred, (Table 1.6). While the additional tonnage is associated with a reduction in grade (NiEq23 –20% relative), the additional tonnage delivers significantly more metal (NiEq23) (Table 1.8).

Upgrade of classification is evident, with an overall total (LML-attributable) of 43.6 Mt of Measured + Indicated reported in November 2023, versus 25.8 Mt Measured + Indicated in the previous estimates (69% tonnage increase). While the additional tonnage is associated with a reduction in grade (NiEq23 –23% relative), the additional tonnage delivers 30% more metal (NiEq23).

A significant proportion of the additional tonnage in the November 2023 estimates is derived from the inclusion of additional ultramafic mineralisation that was previously omitted from the interpreted ultramafic boundaries at North and Tembo based on notional cut-off grades. The change in the processing flowsheet improves the prospects of economic extraction of the ultramafic material and the ultramafic mineralisation interpretation is no longer constrained by cut-off penalties (a cut-off still applies at the reporting stage).

Table 1.6	Kabanga Mineral Resource Estimates[1] Comparison – Tonnes and Grades

Mineral Resource Classification	LML Tonnage[2] (Mt)	Grades
		NiEq23 (%)	Ni (%)	Cu (%)	Co (%)
November 2023 – Massive Sulfide plus Ultramafic
Measured	14.1	2.61	2.03	0.28	0.17
Indicated	29.5	2.55	2.02	0.28	0.15
Measured + Indicated	43.6	2.57	2.02	0.28	0.16
Inferred	17.5	2.79	2.23	0.31	0.16
February 2023 – Massive Sulfide plus Ultramafic
Measured	9.6	3.20	2.49	0.34	0.21
Indicated	16.3	3.40	2.71	0.36	0.19
Measured + Indicated	25.8	3.33	2.63	0.35	0.20
Inferred	14.6	3.21	2.57	0.34	0.18
ABSOLUTE DIFFERENCE (November minus February)
Measured	4.5	–0.58	–0.46	–0.05	–0.03
Indicated	13.2	–0.85	–0.71	–0.09	–0.04
Measured + Indicated	17.8	–0.75	–0.61	–0.08	–0.04
Inferred	2.9	–0.42	–0.33	–0.03	–0.02

1.	This table reports the Mineral Resources for the combined massive sulfide and ultramafic mineralisation types.

2.	Mineral Resources are reported showing only the LML-attributable tonnage portion, which is 69.713% of the total.

3.	Totals may vary due to rounding.

Table 1.7	Kabanga Mineral Resource Estimates[1] Comparison – Contained Metals

Mineral Resource Classification	LML Tonnage[2] (Mt)	Contained Metals
		Nickel- Equiv. (kt)	Nickel (kt)	Copper (kt)	Cobalt (kt)
November 2023 – Massive Sulfide plus Ultramafic
Measured	14.1	368	286	39	24
Indicated	29.5	753	595	83	45
Measured + Indicated	43.6	1,121	881	122	69
Inferred	17.5	489	391	54	27
February 2023 – Massive Sulfide plus Ultramafic
Measured	9.6	307	239	33	20
Indicated	16.3	554	442	59	31
Measured + Indicated	25.8	861	681	91	51
Inferred	14.6	469	375	50	26
ABSOLUTE DIFFERENCE (November minus February)
Measured	4.5	61	47	7	4
Indicated	13.2	198	153	24	14
Measured + Indicated	17.8	259	200	31	17
Inferred	2.9	20	15	5	1
PERCENTAGE DIFFERENCE (November minus February / February)
Measured	+47%	+20%	+20%	+20%	+18%
Indicated	+81%	+36%	+35%	+41%	+44%
Measured + Indicated	+68%	+30%	+29%	+34%	+34%
Inferred	+20%	+4%	+4%	+9%	+4%

1.	This table reports the Mineral Resources for the combined massive sulfide and ultramafic mineralisation types.

2.	Mineral Resources are reported showing only the LML-attributable tonnage portion, which is 69.713% of the total.

3.	Totals may vary due to rounding.

The key difference between the previous and updated Mineral Resource estimates is the increase in Measured and Indicated tonnages. This increase in tonnages is associated with a reduction in grade. Both observations are attributable to the inclusion of the lower grade ultramafic (UMAF) mineralisation, which was not included in the previous estimates.

1.7.7	Comparison to Previous Mineral Resource Estimates – Massive Sulfide Only

The February 2023 Mineral Resource estimates were mostly associated with the massive sulfide style of mineralisation; therefore, it is most meaningful to compare these previous massive sulfide estimates to the massive sulfide portion of the November 2023 updated Mineral Resource estimates.

Comparison of the previous massive sulfide Mineral Resource estimates with the updated November 2023 massive sulfide Mineral Resource estimates (detailed in Table 1.3) shows an increase of 6.3 Mt (Table 1.8 – Measured + Indicated + Inferred). This represents a tonnage increase of 18%. While the additional tonnage is associated with a reduction in grade (NiEq23 –7% relative), the additional tonnage delivers 10% more metal (NiEq23).

Upgrade of classification is evident, with an overall total (LML-attributable) of 28.3 Mt of Measured + Indicated reported in November 2023, versus 24.5 Mt Measured + Indicated in the previous estimates (15% tonnage increase). While the additional tonnage is associated with a reduction in grade (NiEq23 –4% relative), the additional tonnage delivers 11% more metal (NiEq23).

Table 1.8	Kabanga Massive Sulfide[1] Mineral Resource Estimates Comparison – Tonnes and Grades

Mineral Resource Classification	LML Tonnage[2] (Mt)	Grades
		NiEq23 (%)	Ni (%)	Cu (%)	Co (%)
MASSIVE SULFIDE[1] – November 2023
Measured	10.0	3.16	2.46	0.34	0.20
Indicated	18.3	3.35	2.67	0.36	0.19
Measured + Indicated	28.3	3.28	2.59	0.35	0.20
Inferred	13.6	3.29	2.63	0.37	0.18
MASSIVE SULFIDE[1] – February 2023
Measured	9.6	3.20	2.49	0.34	0.21
Indicated	15.0	3.54	2.83	0.38	0.20
Measured + Indicated	24.5	3.41	2.70	0.36	0.20
Inferred	11.0	3.77	3.02	0.40	0.21
ABSOLUTE DIFFERENCE (November minus February)
Measured	0.4	–0.03	–0.03	0.00	–0.003
Indicated	3.3	–0.19	–0.17	–0.02	–0.01
Measured + Indicated	3.8	–0.12	–0.11	–0.01	–0.01
Inferred	2.5	–0.47	–0.39	–0.04	–0.03

1.	This table reports the Mineral Resources for the massive sulfide mineralisation only.

2.	Mineral Resources are reported showing only the LML-attributable tonnage portion, which is 69.713% of the total.

3.	Totals may vary due to rounding.

The November 2023 Mineral Resource estimates have been reported from entirely new mineralisation interpretations and new models, and the parameters used to complete grade estimation were derived new from first principles. The similarity of the new Massive Sulfide Mineral Resource estimates to the previous estimates supports the increased confidence in those estimates.

1.8	Mineral Reserves

Mineral Reserves were not estimated for the 2023MRU.

1.9	Market Studies

The metal prices used in the 2023MRU are based on an internal assessment of recent market prices, long-term forward curve prices, and consensus among analysts regarding price estimates. The prices selected are at the upper range of long-term consensus price forecasts over the last 10 years. This is an optimistic view of prices for use in the Mineral Resource cut-off grade analysis to ensure that the Mineral Resource does not exclude material that can be included in further studies for defining Mineral Reserves. Metal price assumptions used for cut-off grade determination were $9.50/lb for nickel, $4.00/lb for copper, and $26.00/lb for cobalt.

A nickel concentrate is assumed to be produced on-site, and then transported to the hydrometallurgical plant to produce final nickel, copper, and cobalt metal, with transport of final nickel, copper, and cobalt metal to Dar es Salaam, and export to markets for sale.

Markets for nickel, copper and cobalt are well established and global energy transition away from fossil fuel energy sources towards renewables and electric storage indicates that they will add to demand of these metals. The demand for these metals is expected to be robust in the long-term. No contracts or detailed marketing studies have been prepared by LML at this time.

1.10	Environmental, Social and Governance

This area of Tanzania is largely devoid of large mammals. The most numerous types of fauna identified during the environmental impact assessment (EIA) and update of the environmental management plan (EMP) included reptiles, birds, and small rodents. All plant communities identified during the EIA and updated EMP have already been affected to some degree by human activity.

There are no protected areas within the immediate vicinity of the Project site. The nearest protected area within Tanzania is a small Forest Reserve several kilometres to the north-east.

To the south-west, in Burundi, there is a National Park that shares a border with Tanzania. The national border, and the park border, are marked by the Ruvubu river that drains north-west before turning east flowing into the Kagera River that in turn empty into the Lake Victoria.

The Project area is situated mainly within Bugarama ward, and also Bukiriro and Muganza wards. Five villages are located within the Project area, and one village is just outside the Project area. There are an additional nine villages along the north and south access roads. The 15 villages were included in the Environmental Impact Statement (EIS) (2012) and updated EMP (2023) and cover a broad area with small clusters of houses making the settlements dispersed. According to the 2014 draft feasibility study, the total population of the 15 villages is 52,000, predominantly belonging to the Shubi ethnic group, and largely practicing Christianity. The populations of these 15 villages are young, with median ages of approximately 15 years. Females generally outnumber males, particularly in the young adult age group of 20–39 years. The total working-age population is approximately 25,000.

Within the Project area, sources of domestic water include springs, tributary streams, and traditional shallow dug wells in valley bottom lands. The rivers are not used for domestic water supply.

The local economy is based on subsistence agriculture and, to a lesser extent, on animal husbandry (cattle and goats). The primary natural resource use in the area is the collection of fuel wood, building materials, and medicinal plants, beekeeping, and livestock grazing. Local markets serve the villages, providing locally grown products with some imported products. Most businesses within the 15 villages are small, and include those that process and sell agricultural products, small wholesale / retail shops, and food vendors. There is limited access to workforce skills, markets, credit, and agricultural extension services that would allow the small businesses to grow in scope and diversity.

As identified in the EIS (2012) and updated EMP (2023), due to the proximity to Burundi, cross-border trade contributes significantly to the local economy, particularly for those villages along the south access road to Nyakahura, and in Mumiramira and Bugarama villages. Most people travel by foot or bicycle, and some villages are not serviced by roads. Anecdotal information indicates that it is common for Burundians to walk across the international boundary to visit local markets and seek day-labour opportunities during the agricultural planting and harvesting seasons.

The only professional wage employment in the Project area is with various government agencies (health care, education, administration, and the army). According to the EIS (2012), there are 32 schools and 13 health facilities in the Project area.

Although all 15 villages in the Project area have at least one primary school, and all wards have secondary schools, only 60% of the working-age population completed primary school, and 10% completed secondary education. A significant barrier to wage employment is the lack of basic education and employment skills and/or experience.

One of the legacies of Tanzania’s post-colonial socialist heritage is a highly organised system of administration, which extends down to the village level. Villages are governed by elected Village Government Councils (VGCs) that have between 15 and 25 members. The villages of Bugarama, Rwinyana, Nyabihanga, Muganza, and Mukubu, have administrative control over land inside the Project area boundary.

1.10.1	Environmental and Social Management

The EIS produced for the project in 2012 contains a series of social and environmental commitments to which the Project will be required to adhere. Following the submission of the EIS to the Government Authorities, an Environmental Certificate was issued to Kabanga Nickel Mining Company in 2013. This certificate was transferred to TNCL in June 2021, and all the commitments within the EIS are therefore transferred to the new Company.

The environmental management plan (EMP) was developed in 2012 as part of the EIA to comply with The Mining Act [Cap 123 R.E. 2019]. The EMP has supporting management plans to mitigate the negative impacts, and enhance the positive impacts, including the biophysical management plan, the Social Management Plan, the 2013 relocation–resettlement action plan (RRAP), the local stakeholder engagement plan (LSEP), plus various operational management plans. This EMP was updated in 2023 in accordance with the requirements of the Environmental Management Act (EMA), 2004 and the EIA and Audit Regulations 2005 & Amendment in 2018. The EMP was then submitted to the National Environmental Management Council (NEMC) for review and was approved in June 2023.

The EIS states the Company’s commitment to the goal of sustainable development through its sustainable development policy and framework. The framework provides the organisational arrangements for implementing, reviewing, and continually improving the organisation’s management of sustainability, and guided the development of the EMP and the supporting management plans. The sustainable development framework is supported by a detailed set of 17 sustainable developments standards, and is also aligned with international guidelines, such as the UN Global Compact, and ICMM’s sustainable development framework.

KNL has also made public commitments via its group website (Lifezone metals) to adhere to industry leading practices for the production of nickel metal and is in the process of adding to the existing ESG management team, including the successful recruitment of community relations personnel to re-engage with the local project stakeholders.

The project has a detailed closure plan prepared during the 2012 EIA process. The plan is comprehensive and has been incorporated in the project execution as part of the 2014 draft feasibility study programme. A detail cost breakdown has also been prepared that includes severance payments and other social costs linked to social transitioning post-closure, though this will require updating to reflect the Project as now envisaged. This closure plan was updated as part of the EMP update in 2023.

1.10.2	Resettlement

The relocation–resettlement action plan (RRAP), prepared in 2013, describes the baseline conditions and anticipated impacts of land acquisition and resettlement on affected persons. The 2013 RRAP also serves as the foundational resettlement policy framework (RPF) to guide the overall resettlement process for the Project.

The 2013 RRAP details the consultation process that took place through the resettlement planning process between KNL, displaced households, and other stakeholders. It includes the negotiations with regards to entitlements, compensation, and mitigation measures. In compliance with Tanzanian legislation, the 2013 RRAP was submitted as part of the application for the SML.

A resettlement execution plan was also prepared in 2013 detailing the structure and process for undertaking the resettlement activities. This plan covers all work elements including the engineering, procurement, construction and handover of the resettlement houses, community buildings, and associated infrastructure.

Five potential host sites had been identified in 2013, and signed agreements had been obtained. Since then, site selection has been reviewed and seven host resettlement sites have been identified. The resettlement sites will remain under the authority of the local Village Councils, with resettled households acquiring customary rights of occupancy from the relevant Village Council, with KNL providing necessary support to ensure early grant and registration of rights of occupancy.

The resettlement programme as part of the 2023 RRAP has been costed with costs allocated between resettlement planning, and resettlement implementation. The former is associated with land acquisitions, compensation, livelihood restoration, and the latter associated largely with the replacement of physical infrastructure.

KNL engaged independent consultants to undertake a new RRAP in 2022 and in 2023 a resettlement action plan and report to Tanzanian regulatory standards has been submitted to the Tanzanian Mining Commission. Further surveys are ongoing including livelihood assessment and planning, as the RRAP is supplemented to meet international standards and as it moves to the next stage and then implementation.

1.10.3	Community Investment

KNL has committed to being an active participant in the sustainable development of the local community, in partnership with affected people, the government and other development partners. Previous community development initiatives have been implemented in response to participatory engagements with the local communities and local government authorities.

1.10.4	Local Employment, Procurement, and Training

To ensure compliance with Tanzanian legislation and regulations, the Project will provide local employment, procurement, and training opportunities. A local procurement plan has been prepared to maximise opportunities for farmers and local businesses and in alignment with the Community Development strategy.

1.11	Interpretation and Conclusions

The Mineral Resource estimates are based on resource modelling completed by OreWin in 2023. The 2023MRU QP has prepared the updated modelling and reviewed supplied data and considers the estimates to be acceptable.

Mineral Resource estimates in the 2023MRU are reported in accordance with subpart 1300 of US Regulation S-K subpart 1300 rules for Property Disclosures for Mining Registrants (S-K 1300).

The 2023MRU Mineral Resource estimates were shown to meet reasonable prospects for eventual economic extraction through an Initial Assessment analysis. A cash flow analysis was not performed for the Project. The Initial Assessment has been prepared to demonstrate reasonable prospects of economic extraction, not the economic viability of the Mineral Resource estimates. The Initial Assessment is preliminary in nature, it includes Inferred Mineral Resources that are considered too speculative geologically to have modifying factors applied to them that would enable them to be categorised as Mineral Reserves, and there is no certainty that this economic assessment will be realised.

1.12	Recommendations

Key recommendations from the 2023MRU are:

●	Continue targeted exploration and resource definition drilling to improve confidence in areas of Inferred Mineral Resource and to infill between areas of identified mineralisation.

●	Complete a full geological model with entire stratigraphic representation to provide a model of the expected lithologies in which underground infrastructure will be located and to assist with waste characterisation.

●	Complete the ongoing geotechnical and hydrological studies.

●	Continue to review further opportunities for resource extension and update and evaluate the Mineral Resources as additional information becomes available.

●	Ensure any Project design changes being considered are taken into account with regards to environmental and social management.

●	Continue to collect and update the social and environmental baseline data.

●	Continue engagement with the local communities and other local stakeholders and retaining the key members of the previous community relations team.

●	Continue with the relocation action and resettlement plans.

●	Further study of the 2023MRU Initial Assessment scenario and advance to next stage of study:

-	Update geological model and Mineral Resources

-	Geotechnical studies

-	Mining studies

-	Metallurgical studies

-	EIA and permitting updates

2	INTRODUCTION

The Kabanga 2023 Mineral Resource Update Technical Report Summary (2023MRU) has been prepared in accordance with the U.S. Securities and Exchange Commission (US SEC) Regulation S-K subpart 1300 rules for Property Disclosures for Mining Registrants (S-K 1300) for Lifezone Metals Ltd (LML) on the Kabanga nickel project (the Project) located in the Ngara district of north-west Tanzania. The majority owner of the Project, Kabanga Nickel Ltd (KNL), is the primary source of information contained within this Technical Report Summary (TRS).

KNL has advised that the total cost of the gross mineral properties, plant, and equipment as of 30 June 2023 was US$36.9 million.

2.1	Ownership History

The Project has undergone several phases of exploration and assessment since the 1970s.

The first drilling programme was undertaken by the United Nations Development Program (UNDP) between 1976 and 1979. This programme targeted ultramafic bodies throughout the region (Burundi and Tanzania) and comprised some 20,068 m of drilling in 61 drillholes.

After the UNDP programme, there was a 10-year hiatus in which a government policy did not allow exploration by foreign companies.

In 1988, Sutton Resources Ltd (Sutton) entered into negotiations with the Government and in 1990 Kabanga Nickel Company Limited (KNCL), and Kagera Mining Company Limited (Kagera Mining) were formed, with exploration resuming later that same year.

Sutton, in joint venture (JV) with BHP Billiton PLC (BHP), explored the property between 1991 and 1995. BHP subsequently withdrew from the JV in 1995, and in July 1997, Anglo signed a JV agreement with Sutton. Between 1997 and 1999, a pre-feasibility study was completed.

In 1999, Barrick Gold Corporation (Barrick) purchased Sutton thereby acquiring Kabanga Nickel Company Limited and Kagera Mining, and becoming, through two wholly owned subsidiaries, a JV partner with Anglo.

After the withdrawal of Anglo from the Project in 2000, Barrick went on to complete the first scoping study on the Project in 2003, and then entered a JV agreement with Glencore, which produced an updated scoping study in November 2006. This updated scoping study was followed by a pre-feasibility study in 2008, and an unpublished draft feasibility study in 2014.

After 2015 the project was put on care and maintenance, and Barrick prepared a number of studies of the Project in the intervening period.

KNL acquired the site in 2019 and has re-initiated drilling at the Project.

2.2	Terms of Reference

The 2023MRU is a Technical Report Summary (TRS) on the updated Mineral Resource estimates for the Project, prepared for LML by the 2023MRU Qualified Persons (QP) as part of the Project development strategy. The TRS is based on resource modelling work completed by OreWin as well as any information and data supplied to the QP by LML and KNL and other parties, where necessary. Any individual or entity referenced as having completed work relevant to the 2023MRU, but not identified therein as a QP, does not constitute a QP. The 2023MRU QP’s have reviewed the supplied data and information and consider it to be reasonable and suitable for use in the 2023MRU.

Information and data supplied by LML and KNL that were outside the areas of expertise of the QP and was relied upon when forming the findings, and conclusions of this report are detailed in Section 25.

The QPs have used their experience and industry expertise to produce the estimates and approximations in the 2023MRU. It should be noted that all estimates and approximations contained in the 2023MRU will be prone to fluctuations with time and changing industry circumstances.

The purpose of the 2023MRU is to report updated Mineral Resource estimates for the Project. This 2023MRU report provides details on the development of the updated Mineral Resource estimates as well as a preliminary technical and economic study of the economic potential of the Kabanga mineralisation to support the disclosure of Mineral Resource estimates that represents forward-looking information. The forward-looking information includes metal price assumptions, cash flow forecasts, projected capital and operating costs, metal recoveries, mine life and production rates, and other assumptions used in the 2023MRU. Readers are cautioned that actual results may vary from those presented. The factors and assumptions used to develop the forward-looking information, and the risks that could cause the actual results to differ materially are presented in the body of this report under each relevant section.

The conclusions and estimates stated in the 2023MRU are to the accuracy stated in the 2023MRU only and rely on assumptions stated in the 2023MRU. The results of further work may indicate that the conclusions, estimates, and assumptions in the 2023MRU need to be revised or reviewed.

The 2023MRU should be construed in light of the methods, procedures, and techniques used to prepare the 2023MRU. Sections or parts of the 2023MRU should not be read in isolation from or removed from their original context.

The 2023MRU is intended to be used by LML. The QP consents to the filing of the 2023MRU with US SEC. Except for the purposes legislated, any other use of this report by any third party is at that party’s sole risk.

2.3	Qualified Persons

The following persons served as the QPs as defined in subpart 1300 of US Regulation S-K Mining Property Disclosure Rules (S-K 1300):

●	Sharron Sylvester, BSc (Geol), RPGeo AIG (10125), employed by OreWin Pty Ltd as Technical Director – Geology, was responsible for the preparation of the Mineral Resources, Sections 1 to 3; Sections 6 to 9; Section 11; and Sections 22 to 25.

●	Bernard Peters, BEng (Mining), FAusIMM (201743), employed by OreWin Pty Ltd as Technical Director – Mining, was responsible for the preparation of the 2023 Mineral Resource Technical Report Summary Sections 1 to 5; Section 10; Section 11.7, and Sections 12 to 25.

2.4	Qualified Persons Property Inspection

The QPs, Sharron Sylvester and Bernard Peters, visited the Project on 20–21 October 2022 and again on 27–30 October 2023. Sharron also visited site between 21–30 March 2023. The site visits included briefings from KNL exploration and corporate personnel, and site inspections of the drill rigs, proposed mine, and plant and infrastructure locations at the Project.

Sharron Sylvester visited the SGS assay laboratories at Mwanza in Tanzania and had discussions with the SGS management and inspected the facilities.

All aspects that could materially impact the integrity of the data informing the Mineral Resource estimates (core logging, sampling, analytical results, and database management) were reviewed with LML staff. The QPs met with KNL staff to ascertain exploration and production procedures and protocols. The QPs observed core from diamond drillholes and confirmed that the logging information accurately reflects actual core. The lithology contacts checked by the QPs matched the information reported in the core logs.

2.5	Units and Currency

This TRS uses metric measurements except where otherwise noted.

The currency used in this TRS is US dollars (US$), unless otherwise stated.

2.6	Effective Dates

The report has several effective dates, as follows:

●	Effective Date of Technical Report:	30 November 2023

●	Effective Date of Mineral Resources:	30 November 2023

●	Effective Date of Drilling Database:	17 September 2023

3	PROPERTY DESCRIPTION

3.1	Location

The Kabanga nickel project is located in the Ngara District, 44 km south of the town of Ngara, south-east of the nearest town of Bugarama, and close to the border with Burundi. Figure 3.1 shows the Project location in Tanzania. Figure 3.2 shows the Project site, nearby villages, and the Burundi border. The exploration camp is located at 02°53.161’S and 30°33.626’E.

The Ngara District is one of the eight districts of the Kagera Region of Tanzania. It is bordered to the north by Karagwe District, to the east by Biharamulo District, to the south by the Kigoma Region, to the north-east by Muleba District, and to the west by the countries of Rwanda and Burundi. Lake Victoria is approximately 130 km north-east of the Project area.

Figure 3.1	Kabanga Project Location

KNL envisages that the Project will comprise an underground mine, processing facilities, and supporting infrastructure; all of which will be within the Special Mining Licence (SML).

Figure 3.2	Local Area Plan

3.2	Ownership

Lifezone Metals Ltd (LML) was incorporated on 8 December 2022 for the purpose of effectuating a Business Combination. On 6 July 2023, LML consummated a Business Combination pursuant to the Business Combination Agreement dated 13 December 2022 between (amongst others) GoGreen Investments Corporation and LML. On 6 July 2023, in accordance with the terms of the Business Combination Agreement, the LHL shareholders transferred all of the outstanding ordinary shares of LHL to LML in exchange for the issuance of new Lifezone Metals Ordinary Shares issued by LML. LML ordinary shares trade on the New York Stock Exchange (NYSE) under the ticker symbols LZM. LML raised approximately $86.6 million from the listing on the NYSE, including approximately $70.2 million from PIPE investors.

The relationship between LML, Lifezone Holdings Limited (LHL) and the operating entities that will manage the Project are shown in Figure 3.3. The Project is 84% owned and operated by Kabanga Nickel Limited (KNL), with the remaining 16% held by the Government of Tanzania under the terms of a framework agreement. KNL is jointly owned by LML (83%) through its 100% owned subsidiary, Lifezone Limited, with the remaining 17% directly owned by BHP Billiton (UK) DDS Limited (BHPB). For Mineral Resource reporting, the LML direct ownership share is 69.713% of the in–situ mineralisation after excluding the shares of the Government and the direct BHPB ownership.

Figure 3.3	Lifezone and Kabanga Nickel Group Structure

3.3	Tanzanian Mining Sector Legislation

3.3.1	Introduction

In Tanzania, mineral rights are held in the form of prospecting licences, special mining licences, mining licences and primary mining licences. There are several types of prospecting licences and mining licences, depending on the nature of the minerals being mined and the size of the mine. A Special Mining Licence (SML) is the type of licence required for large scale mining operations (‘large-scale’ being defined as those projects requiring a capital investment not less than $100 million), therefore this is the type of licence required for the Kabanga project.

Associated with each SML is an Investor–State Framework Agreement (Framework Agreement) between the holder of the SML and the Government. This Framework Agreement includes clauses on the conduct of mining operations, the grant of the Government free carried interest and State participation in mining, and the financing of any mining operations.

Mining legislation requires observance of environmental legislation. Mining licences cannot be granted without an environmental approval certificate being in place. After mining licences are approved, several secondary permits are required for activities that could impact on people and the environment.

Under modern Tanzanian legislation, mineral rights do not confer surface rights. Surface rights were strengthened with the passing of the Land Act 1999, and the Village Act 1999, and application of these Acts to the mining sector was enhanced by The Mining Act [Cap 123 R.E. 2019].

3.3.2	Primary Mining Sector Legislation

Mining legislation in Tanzania has changed considerably in recent times. A period of nationalisation initiated in the 1960s was followed by a period of liberalisation in the 1990s. In the last two decades, there has been ongoing strengthening of the role of State actors in governing investments in the mining sector. Recent changes to legislation provide for State partnerships with investors and measures to maximise the socio-economic benefits of mining for Tanzania, (Pederson et al, 2016, and Jacob et al, 2016). The Framework Agreement described above is a product of these more recent changes.

The Mining Act [Cap 123 R.E. 2019] introduced provisions to meet the following objectives:

●	Increased integration of the mining sector with other sectors of the economy,

●	Increased contribution of the mining sector to the gross domestic product,

●	Increased revenue paid to the Government by the mining companies, and

●	Increased Government capacity to effectively administer and regulate the sector.

Further changes to the legal regime governing the mining sector have been made recently to facilitate achievement of these objectives through the enactment of the following laws:

●	The Tanzania Extractive Industries (Transparency and Accountability) Act 2015 (TEITA Act),

●	The Natural Wealth and Resources (Permanent Sovereignty) Act 2017 (Permanent Sovereignty Act),

●	The Natural Wealth and Resources Contracts (Review and Re-negotiation of Unconscionable Terms) Act 2017 (Unconscionable Terms Act),

●	The Written Laws (Miscellaneous Amendments) Act 2017 (Miscellaneous Amendments Act),

●	Mining Act [Cap 123 R.E. 2019].

●	Mining (State Participation) Regulations, 2022, and

●	The Mining (Corporate Social Responsibility) Regulations 2023

New regulations were created under the amended Mining Act 2010 in 2018 and 2019. Changes introduced by the abovementioned Acts and the new regulations are discussed in the following section of this TRS.

3.3.3	Environmental and Social Legislation and Land Legislation

3.3.3.1	Requirements in The Mining Act [Cap 123 R.E. 2019] and Subordinate Legislation

The Act requires that applications for mining licences are accompanied by:

●	A statement of the period for which the licence is sought,

●	A comprehensive statement by the applicant, so far as he knows, of the mineral deposits in the proposed area and details of all known minerals proved, estimated or inferred, ore reserve and mining conditions,

●	The proposed programme for mining operations, including a forecast of capital investment, the estimated recovery rate of ore and mineral products and the proposed treatment and disposal of ore and minerals recovered,

●	An approval certificate issued in terms of the Environment Management Act,

●	A proposed plan for resettlement and compensation of people within the mining areas in accordance with the Land Act,

●	Details of expected infrastructure requirements,

●	A statement of integrity pledge in a prescribed form,

●	A plan for procurement plan of goods and services in Tanzania, and

●	A plan for employment and training of citizens of Tanzania, coupled with a succession plan for expatriate employees.

An environmental impact assessment (EIA) process must be followed to obtain the environmental certificate as outlined in the following section on environmental management legislation.

Surface rights and resettlement are covered in Sections 95 to 97 of the Mining Act [Cap 123 R.E. 2019]. From these sections of the Act, mineral rights clearly do not confer surface rights. Restrictions applicable to both mineral rights and surface rights holders are explained as follows:

●	Holders of mineral rights (mining licence holders) must get permission from landowners, and land users to undertake activities on surface. Consultation with the relevant local government authority, including the village council is required, and thereafter, the written consent of the lawful occupier, must be obtained.

●	In a mining licence area, lawful occupiers of land must get consent to erect structures in the area from the mining licence holder. The consent cannot be withheld unreasonably.

●	Where mining development necessitates displacement of occupiers of land, a resettlement and compensation plan must be developed and implemented. The plan must observe procedures defined under the Land Act and Village Act, including procedures for determining fair and reasonable compensation.

The Mining Act [Cap 123 R.E. 2019] requires that each mine has an environmental management plan (EMP), and a closure plan, and that mineral wastes are managed as provided for in the EMP and relevant regulations. It also requires that the abovementioned plans and licence conditions are implemented. Furthermore, it provides for posting of a rehabilitation bond to finance the costs of rehabilitating and making safe the mining area on termination of mining operations if the holder of the SML fails to meet obligations.

The Mining (Safety, Occupational Health, and Environmental Protection) Regulations 2010 (Mining Regulations 2010) require mine closure plans to be submitted by applicants for a SML, and for posting of adequate financial assurance for mine closure by holders of SML. Closure-related topics in the regulations include: land productivity (Regulation 198), physical stability (Regulation 199), national heritage (Regulation 200), reclamation of mine facilities (Regulations 201 and 204), monitoring (Regulation 205), mine closure plan (Regulation 206), and posting of a rehabilitation bond (Regulation 207).

The closure plan must be updated regularly, and must also be reviewed, deliberated, and approved by the National Mine Closure Committee. This committee is convened by the Ministry of Mines. It must include representatives of ministries responsible for the management of the environment, land use and natural resources. It must also include regional and district authorities.

Rehabilitation bonds can be in the form of an escrow account, capital bond, insurance guarantee bond, or bank guarantee bond. The bond will be coupled with an agreement between the mining licence holder and the Government.

3.3.3.2	Legislation Relevant to Surface Rights and Resettlement

Surface rights and resettlement are addressed in Sections 95 to 97 of The Mining Act [Cap 123 R.E. 2019].

The Mining Act [Cap 123 R.E. 2019] has two provisions for compensation of surface land rights holders:

●	Entitlement to compensation for disturbance or damage during operations (Section 96), and

●	If compulsory acquisition of land becomes necessary, mining companies are required to ensure smooth implementation of a plan on compensation, relocation, and resettlement of the owners or occupiers of the land before commencement of any mining operations (Section 97).

The Mining Act [Cap 123 R.E. 2019] is specific on compensation for compulsory land acquisition and requires this to be settled under guidance from the Land Act, and the Village Land Act (Jacob et al, 2016).

3.3.3.3	Environmental Management Legislation

The regulatory authority responsible for environmental management in Tanzania is the National Environment Management Council (NEMC), which falls under the jurisdiction of the Vice President’s Office. The Environmental Management Act 2004 covers EIA requirements for new developments, environmental management, pollution prevention and control, waste management, environmental quality standards, and public participation in environmental decision making.

The Environmental Management Act requires an applicant for mineral rights to undertake an EIA to inform the decision on approval of their project. The supporting EIA and Audit Regulations 2005 elaborate on EIA procedure to the followed, the form and content of EIA reports, the review process, decision making processes, and appeals. An activity listed in the first schedule of the EIA and Audit Regulations 2005 cannot proceed without first obtaining the necessary licence from the relevant licensing authority (line ministry, which is the Ministry of Minerals in the case of the mining industry). The licensing authority cannot issue a licence without having first received an EIA certificate from the NEMC.

Safe decommissioning, site rehabilitation, and ecosystem restoration before closure of an operation and environmental performance bonds are provided for in Section 102 of the Environmental Management Act 2004. In practice, NEMC does not require a separate bond to be posted under this provision if provision has been made under the Mining Act.

3.4	Framework Agreement Summary

The Kabanga Framework Agreement is focussed on equitable economic benefit sharing according to the principles included in Article 3 of that agreement. It recognises the formation of a Joint Venture Company (JVC) that is called Tembo Nickel Corporation Limited (TNCL), which has two subsidiaries – Tembo Nickel Mining Company Limited, and Tembo Nickel Refining Company Limited. TNCL is referred to as both ‘JVC’ and ‘Tembo Nickel Corporation Limited’ in the Framework Agreement and in the SML. The Key Principles of the Framework Agreement are intended to underline and guide the development of the Project for the mutual benefit of the Parties. The Key Principles include:

●	the application of the Economic Benefits Sharing Principle (EBSP) on the life of mine plans of the Project and the Multipurpose Mineral Processing Facility (MMPF);

●	having a Joint Financial Model (JFM) to guide the management and operations of the JVC and the JVC subsidiaries;

●	jointly managing the JVC pursuant to the Shareholders’ Agreement;

●	agreeing on the fiscal assumptions underlying the EBSP;

●	establishing minerals beneficiation facilities at Kahama township in Shinyanga Region in Tanzania.

The Parties agree equitably to share the economic benefits derived from the Project in accordance with the JFM. The Agreement provides that KNL shall receive its 84 percent share of the economic benefits through payment of dividends and proportionate returns of capital to shareholders of the JVC and the JVC subsidiaries. The Agreement provides that the Government of Tanzania will receive its share of the economic benefits through the payment by the JVC and the JVC subsidiaries of taxes, royalties, fees and other fiscal levies through the Government’s 16 percent Free Carried Interest in the JVC. The Kabanga Framework Agreement is governed by the laws of Tanzania and any dispute may be referred to conciliation in accordance with the UNCITRAL Conciliation Rules and, failing which, arbitration in accordance with the UNCITRAL Arbitration Rules.

As is required under the Miscellaneous Amendments Act 2017, which amends The Mining Act [Cap 123 R.E. 2019], the Framework Agreement:

●	Provides for the Government to have a 16% non-dilutable, free-carried share interest in the capital of TNCL (with the remaining interest being held by KNL),

●	Includes royalties on the gross value of minerals to be paid at a rate of 6%, where ‘gross value’ means the market value of minerals determined through valuation as defined in the Miscellaneous Amendments Act 2017. The Government can reject the valuation if it is low due to market volatility, and can buy the minerals at the low value ascertained,

●	Requires beneficiation of mineral products of operations in country, and

●	Includes requirements to procure goods and services locally.

In addition to royalties, the Framework Agreement elaborates on other taxes, fiscal levies, and funding mechanisms that will apply, notably:

●	A service levy of 0.3% of gross revenue,

●	Non-deductibility of royalty for the calculation of corporate income tax,

●	Corporate income tax of 30%,

●	Indefinite carry-forward of losses but with the ability to offset against taxable income in any given tax year subject to a cap of 70% of the taxable income in a given tax year,

●	Application of straight-line pooled asset depreciation at a rate of 20% per annum, and

●	The ability for KNL to lend funding to TNCL through shareholder loans.

The beneficiation facility in the Framework Agreement is referred to in that agreement as a ‘Multi-purpose Mineral Processing Facility’ (MMPF, or multi-metal mineral processing facility), and its purpose is stated as ‘processing, smelting and refining of nickel and other mineral concentrates’, albeit that it should be noted that no smelting is envisaged in this project as all metal extraction will utilise a hydrometallurgical process. TNCL will manage the operations of the mine and the MMPF through subsidiaries, while the Government will assist TNCL in acquiring suitable land for the construction of the MMPF within the vicinity of Kahama township. KNL is required to oversee the construction of the MMPF at Kahama, and to prepare the requisite reports on Kabanga, including feasibility studies for the mine and the MMPF, and the corresponding EIAs required by law.

The Framework Agreement states that upon granting of the SML, TNCL (or any relevant subsidiary) will begin the process of identifying a physical location for the MMPF with the Kahama region being the initial priority location to assess given the beneficial infrastructure advantages. Upon confirmation of site identification, JVC (or any relevant subsidiary) may submit an application for a Refining Licence for the MMPF.

The Framework Agreement requires that the management of JVC’s operations is carried out in Tanzania, with a focus on engaging local talent to maximise employment of Tanzanians, including: preference for Tanzanian nationals to be appointed to management positions within the JVC, and implementing a local procurement plan that emphasises spending in Tanzania, except where goods or supplies are not available in Tanzania (or on commercially viable or competitive terms in Tanzania) or supplies are permitted to be procured from sources outside Tanzania as provided for under relevant laws.

The Framework Agreement contains a number of schedules. These schedules provide a process for the establishment of the various legal entities, shareholder agreements, and importantly a series of timebound undertakings to facilitate the development of the Project.

3.5	Special Mining Licence

Following the signing of the Framework Agreement on 19 January 2021, the Government, on 25 October 2021, granted a Special Mining Licence (SML) No. SML 651 / 2021 to Tembo Nickel Corporation Limited (JVC) for the Project. The SML is currently in force as of the date of this report.

The SML confers to JVC the exclusive right to search for, mine, dig, mill, process, refine, transport, use, and/or market nickel or other minerals found to occur in association with that mineral, in and vertically under the SML area, and execute such other works as are necessary for that purpose.

The SML shall remain valid for a period of the esteemed life of the ore body indicated in the feasibility study report or such period as the applicant may request unless it is cancelled, suspended, or surrendered in accordance with the law.

The SML requires JVC to strictly observe the mining laws, in particular but not limited to, the recognition that all mineral data and exploration information over the licence area is the property of the United Republic of Tanzania and must be submitted to the Geological Survey of Tanzania in accordance with the Mining Act.

Conditions of the SML include:

●	Submission of a Feasibility Study to the Mining Commission.

●	An update of the proposed plan for compensation, relocation and resettlement and submission to the Mining Commission.

●	Take all the measures necessary to avert occurrence of accidents whether accidental or premeditated and to observe and satisfy safety conditions stipulated under the Occupational safety and Health Act.

●	Ensure that management of production, transportation, storage, treatment and disposal of waste arising out of mining operations is carried out in accordance with safeguards prescribed by the Environmental Management Act.

●	Ensure regular environmental audit, monitoring and evaluation are carried out to avert environmental spoil, degradation and hazardous substances which may be harmful to human being and or environment.

●	Develop and adopt Mine Closure and Rehabilitation plans of the area where mining operations are carried out.

●	An update of the environmental management plan and submission to the Mining Commission.

●	Preparation of an annual social responsibility plan agreed by the relevant government authorities.

●	The commencement of mining activities within 18 months from 25 October 2021, or such further period as determined by the Mining Commission on the basis of plans, general designs for the mine, and related facilities as well as other ancillary operations consistent with the approved mining plan.

●	An undertaking by the JVC to beneficiate in-country.

●	The JVC complying with Tanzanian regulations relating to mining operations, financing arrangements and local content.

●	The JVC complying with the Statement of Integrity Pledge in accordance with Part VIII of the Mining Act and the Mining (Integrity Pledge) Regulations, 2018.

With the grant of the SML, JVC agreed to become a strategic partner to the Government, which shall have not less than 16% of the capital of the entity established, to carry out mining activities over the licence area in the form of non-dilutable free-carried interest in accordance with the Mining Act, and subject to the provisions of the Mining Act and of the regulations made thereunder now in force, or which may come into force during the continuance of this licence, or any renewal thereof.

The SML at Kabanga is within the geographical district of Ngara in the Kagera region (QDS 29/ 3, 29W/ 4), defined by the vertices coordinates shown in Table 3.1 with an approximate area of 201.85 km2.

A map of the property showing SML 651 / 2021 is provided in Figure 3.4.

Figure 3.4	Location of the Project showing SML 651 / 2021

Table 3.1	Special Mining Licence SML 651 / 2021 Corner Coordinates

Corner	Latitude	Longitude
1	02° 46’ 58.44”	30° 35’ 59.10”
2	02° 46’ 58.44”	30° 37’ 54.17”
3	02° 45’ 23.55”	30° 39’ 23.13”
4	02° 47’ 18.61”	30° 38’ 01.28”
5	02°, 48’ 38.08”	30° 39’ 48.04”
6	02° 49’ 21.97”	30° 39’ 16.01”
7	02° 52’ 31.76”	30° 39’ 18.38”
8	02° 52’ 31.76”	30° 40’ 44.98”
9	02° 55’ 32.06”	30° 40’ 44.98”
10	02° 55’ 32.06”	30° 37’ 12.65”
11	02° 55’ 14.27”	30° 36’ 45.37”
12	02° 55’ 02.41”	30° 36’ 13.34”
13	02° 55’ 04.78”	30° 36’ 00.29”
14	02° 54’ 55.29”	30° 35’ 48.43”
15	02° 54’ 42.24”	30° 35’ 37.75”
16	02° 54’ 42.24”	30° 35’ 21.15”
17	02° 54’ 36.31”	30° 35’ 10.47”
18	02° 54’ 12.59”	30° 35’ 03.35”
19	02° 54’ 03.10”	30° 34’ 49.12”
20	02° 53’ 58.35”	30° 34’ 36.07”
21	02° 53’ 46.49”	30° 34’ 18.28”
22	02° 53’ 33.44”	30° 34’ 04.04”
23	02° 53’ 33.44”	30° 33’ 55.74”
24	02° 53’ 46.49”	30° 33’ 48.62”
25	02° 53’ 55.98”	30° 33’ 39.13”
26	02° 54’ 07.84”	30° 33’ 32.02”
27	02° 54’ 16.14”	30° 33’ 26.09”
28	02° 54’ 25.63”	30° 33’ 03.55”
29	02° 54’ 41.06”	30° 33’ 03.55”
30	02° 55’ 02.41”	30° 32’ 48.13”
31	02° 55’ 19.01”	30° 32’ 38.64”
32	02° 55’ 48.67”	30° 32’ 23.22”
33	02°, 55’ 55.79”	30° 32’ 17.29”
34	02° 55’ 51.04”	30° 32’ 04.24”
35	02° 55’ 48.67”	30° 31’ 52.38”
36	02° 55’ 55.79”	30° 31’ 44.07”
37	02° 56’ 07.65”	30° 31’ 33.40”
38	02° 56’ 15.95”	30° 31’ 23.91”
39	02° 56’ 25.44”	30° 31’ 15.60”
40	02° 56’ 31.37”	30° 30’ 55.44”
41	02° 56’ 45.61”	30° 30’ 41.21”
42	02° 56’ 56.28”	30° 30’ 25.78”
43	02° 57’ 04.58”	30° 30’ 13.92”
44	02° 57’ 04.58”	30° 30’ 04.43”
45	02° 56’ 55.09”	30° 29’ 50.20”
46	02° 56’ 47.98”	30° 29’ 37.15”
47	02° 56’ 44.42”	30° 29’ 19.36”
48	02° 56’ 44.42”	30° 29’ 09.87”
49	02° 56’ 44.42”	30° 29’ 03.94”
50	02° 56’ 36.12”	30° 28’ 56.82”
51	02° 56’ 25.44”	30° 28’ 50.89”
52	02° 56’ 21.88”	30° 28’ 48.52”

3.6	BHPB Investment in Kabanga Nickel Limited

The following summary of the commercial arrangement between LML and BHP Billiton DDS Limited (BHPB) has been prepared by LML.

LML and BHPB have three agreements: T1A, T1B, and T2.

3.6.1	T1A Agreement

KNL entered into a loan agreement with BHPB dated 24 December 2021, pursuant to which KNL received investment of $40 million from BHPB by way of a convertible loan. Following receipt of approval from the Tanzanian Fair Competition Commission, and the fulfilment of the other conditions, such convertible loan was converted into an 8.9% equity interest in KNL on 1 July 2022.

3.6.2	T1B Agreement

KNL entered into an equity subscription agreement with BHPB dated 14 October 2022 (the T1B Agreement). All the conditions precedent of the T1B Agreement were satisfied or waived on, or before, 8 February 2023, and in accordance with the T1B Agreement, BHPB subscribed $50 million for an additional 8.9% equity interest in KNL on 15 February 2023, giving BHPB a total equity interest in KNL of 17% (the T1B Investment).

The T1B Investment proceeds will be used for the ongoing funding requirements of the Project in accordance with a budget agreed between KNL and BHPB.

3.6.3	T2 Agreement

KNL and Lifezone Limited entered into an option agreement with BHPB dated 14 October 2022 pursuant to which KNL will (at BHPB’s option) receive investment from BHPB by way of an equity subscription. The option grants BHPB the right, subject to certain conditions, to subscribe for the required number of KNL shares that, in aggregate with its existing KNL shareholding, would result in BHPB indirectly owning 51% of the total voting and economic equity rights in TNCL on a fully diluted basis as at closing at a price to be determined through an independent expert valuation. If exercised as at the date of the agreement, the option would result in BHPB owning 60.71% of the total voting and economic equity rights in KNL on a fully diluted basis.

BHPB may (at its sole option) deliver a maximum of one valuation notice to KNL and Lifezone Limited requiring the commencement of a valuation process in respect of KNL during the period which shall:

●	Commence on the later of the date on which:

-	(i) the feasibility study relating to the Kabanga project is agreed (or finally determined) between BHPB and KNL (the Feasibility Study Agreement Date); and

-	(ii) the Joint Financial Model in respect of the Kabanga Project is agreed between BHPB and KNL, or such earlier date as the parties may agree in writing, and

●	End on the date falling 30 calendar days after the later of:

-	(i) the Feasibility Study Agreement Date; and

-	(ii) the date on which the Joint Financial Model is agreed between BHPB, KNL, and the Government of Tanzania.

The investment is subject to certain conditions, including the receipt of approval from the Tanzanian Fair Competition Commission (FCC).

The proceeds of the investment shall be used for the ongoing funding requirements of the Kabanga project.

3.7	Mineral Rights, Surface Rights, and Environmental Rights

This section was prepared by LML.

Under the Framework Agreement described above, the Government is committed to working with TNCL to facilitate the acquisition of the necessary mineral and surface rights and also the environmental approvals required in Tanzania.

TNCL will need to acquire surface use rights for up to 4,300 ha of land in order to develop the Project. The Project will trigger both physical and economic displacement of households across the different villages that have administrative control over land within the Project area boundary. A relocation–resettlement action plan (RRAP) was produced for the Project in 2013, which also serves as the foundational Resettlement Policy Framework (RPF) to guide any further Project components that might result in displacement. According to the RRAP, a Resettlement Working Group (RWG) was established in 2007, and consultations were initiated with impacted households and local government authorities to collectively develop the resettlement strategy.

The RRAP was submitted to the Government as part of the application for a SML and TNCL now needs to apply for Granted Rights of Occupancy to the area. Resettlement is discussed further in Section 17.7.4.

An EIA certificate (EC/EIS/824) for the mine was granted in 2013 based on the EIA process, and report completed in 2013. The certificate, originally granted to KNCL, was transferred to TNCL on 16 June 2021.

The transfer certificate specifically states that the project’s objective is ‘mining, processing and refining of class 1 nickel with cobalt and copper co-products’. In accordance with the Conditions of the Special Mining Licence (SML 651/2021) specifically Article 6 – Environmental Management - Clause 6, TNCL was required to update the EMP and submit to the Mining Commission.

TNCL engaged a registered consultant to undertake additional environmental and social specialist studies to update the EMP for the Kabanga mine Project in accordance with the requirements of the Environmental Management Act (EMA), 2004 and the Environmental Impact Assessment and Audit Regulations 2005 & Amendment in 2018. The EMP was then submitted to the National Environmental Management Council (NEMC) for review and approval. NEMC completed the review of the EMP including a site visit and issued approval of the EMP for the Project on 16 June 2023 (reference letter No. CB.142/259/01/B/27 dated 16/06/2023). The EIA certificate requires compliance with the environmental management plan (EMP), and the EMP was approved on 19 June 2023.

3.8	Simulus Group

In July 2023 LML purchased the Simulus Group Pty Limited (Simulus Group). The Simulus Group is a hydrometallurgy laboratory and engineering company based in Perth Australia and was undertaking metallurgical testwork prior to the purchase. The Simulus Group continues to be used for testwork for the Kabanga project. Other laboratories are also undertaking metallurgical testwork.

3.9	Other Significant Factors and Risks

KNL has advised that there are no other known significant risks that may affect access, title or the right or ability to perform mining related work at the Project.

Legal matters such as statutory and regulatory interpretations affecting the mine plan and environmental matters are outside the expertise of the QP (see Section 25). The 2023MRU QPs consider it reasonable to rely on KNL because KNL employs professionals with responsibility in these areas, and these personnel have the best understanding of these areas.

Following a review of the current supplied information, the opinion of the QPs is that the current plans appear adequate to address any known issues related to environmental compliance, permitting, and local individuals or groups.

4	ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE, AND PHYSIOGRAPHY

4.1	Topography, Elevation, and Vegetation

The SML lies in the Ruvubu river sub-watershed of the Kagera river, a major river that flows into Lake Victoria. The Ruvubu river, which originates in Burundi, and flows in a general northerly direction, defines a portion of the international boundary between Tanzania and Burundi near the Project area. Thereafter, the Ruvubu river continues northwards through Tanzania, and joins the Kagera river at the international boundary with Rwanda, and then flows north, and then east to Lake Victoria.

The local terrain is dominated by a rocky ridge (the Rubona Ridge) that trends in a north–north-east direction through the Project area at an elevation in excess of 1,640 metres above sea level (masl). Adjacent landforms comprise sloping plateaux dissected by numerous streams, along with valley bottom lands associated with the Nyamwongo and Muruhamba rivers and the lower reaches of their tributary streams. The adjacent valleys, of the Nyamwongo, and Muruhamba rivers to the east, and the Mu Kinyangona and Muhongo rivers to the west, lie approximately 150–200 m below the elevation of the Project ridge. These rivers discharge into the Ruvubu river.

There is a long history of subsistence agriculture in the area that has contributed to a highly-modified landscape with few mature trees and limited wildlife. Although Tanzania is known internationally for its large wild game reserves and parks, and diversity of wildlife, the area of Tanzania local to the Project is largely devoid of large mammals. The most numerous types of fauna identified during the EIA included reptiles, birds, and small rodents. All plant communities identified during the EIA have been affected to some degree by human activity.

Much of Rubona Ridge is too rocky and/or too steep to support sustained agricultural use, but is used for grazing, collection of wood, fruit, and beekeeping. Grasslands with some wooded areas and sparse shrubs cover the sloping plateau lands that support wet season cultivation of maize, cassava and bananas, and some grazing of cattle. The valley bottom lands support more intensive dry season cultivation, primarily of beans and other vegetable crops. Extensive papyrus growth exists on valley bottom lands that are too wet for cultivation. There is little soil erosion in the Project area reflecting the low-intensity use of the land. The high concentration of total suspended solids in rivers and streams during the wet season is a result of cultivation to the edge of the local rivers and streams.

Within the Project area, domestic water supplies are typically obtained from the small tributary streams, from springs on the ridge and from shallow dug wells in the valley bottom lands. The rivers are not used for domestic water supply.

4.2	Access

The Project is located approximately 25 km (via unpaved road) from Rulenge, which is a further 50 km away from the district capital of Ngara. Ngara is connected by a paved trunk road to Dar es Salaam, (approximately 1,300 km to the south-east), and to Burundi (approximately 40 km to the south-west) (see Figure 3.2).

The proposed mine site is accessible by road connecting to the National Route B3 at Muzani. Three potential access routes have been identified: northern, central, and southern, with the southern route currently preferred due to the shorter distance (approximately 80 km to Muzani) and having the lowest environmental and social impact. This is presently a dirt road prone to rutting in the rainy season and occasional flooding in at least two places, and a study is underway to assess alternatives to upgrade and seal this road.

There is a railway from Dar es Salaam to Isaka, which is currently being upgraded and rehabilitated. From Isaka to site is approximately a further 350 km.

4.3	Climate

The Project area is located in the moist sub-humid climate zone of east central Africa, which is dominated by monsoonal weather patterns. The long-term average annual rainfall in the Project area is 1,013 mm with most of this falling during the wet season between November and April.

The wettest months are March and April with average precipitation amounts of 146 mm and 172 mm, respectively. The driest months are June and July when the monthly rainfall typically drops below 10 mm. Much of the rain falls as high-intensity events. These events heavily influence stream flows, flood frequency, soil erosion rates, and water infiltration rates. Evapotranspiration within the Project area is approximately 92% of the average annual rainfall.

The average annual air temperature within the Project area is 20°C, with an average monthly variation of 2°C and a normal daytime temperature variation of approximately 8°C. The annual average relative humidity is 66% with the lowest humidity occurring between June and October.

4.4	Infrastructure / Services

Infrastructure in the Ngara district is limited in terms of national grid power and reticulated potable water supplies. A transmission line and sub-station from a new hydroelectric project to the north-west of Tanzania is within 70 km of the Project site and an extension of the 200 kV line to the project is planned within the development time of the Project.

The KNL camp, which was on care and maintenance from 2015 through 2020, is in an overall good state of repair. It comprises buildings for administration and security, geology and technical services, community relations, canteen, clinic, workshops, staff housing, and dedicated spaces for sample and core storage (located both within the confines of the camp and one large overflow area to the north-west of the camp).

Power is supplied by diesel generators located on-site. Water is provided by a borehole located 900 m to the north-west of the camp, near the summit of the hill.

Figure 4.1	Aerial Photo Showing KNL Camp (2023)

4.5	Local Resources

One of the legacies of Tanzania’s post-colonial socialist heritage is a highly organised system of administration which extends down to the village level. Tanzania has six formal levels of government, from the national level via the district level and down to the village level. Much of the planning and administration for Ngara district is handled at the district level.

Financial and human resources for district level facilities are limited, and there are difficulties in attracting and retaining qualified and experienced staff in Ngara district. Despite resource shortfalls, the local government system is functional, and all of the 15 villages adjacent to the Project have at least one primary school, all wards have secondary schools, and most villages and wards have health facilities.

5	HISTORY

Exploration at Kabanga has been undertaken in a number of different phases for over 45 years, with more than 622 km of drilling having been completed in total (to 17 September 2023).

The first drilling on the deposit was undertaken between 1976 and 1979 by the United Nations Development Program (UNDP), as part of a regional targeting for ultramafic bodies to identify nickel sulfide and nickel laterite mineralisation within the East Africa nickel belt (EANB) in Tanzania and Burundi. These holes intersected five separate mafic–ultramafic bodies over a 7.5 km strike length and resulted in the delineation of an Indicated Mineral Resource for the Main zone. The UNDP work delineated another 48 geochemical stream anomalies and 30 magnetic / radiometric anomalies.

Work on the Project was stopped in 1979, with the outbreak of hostilities between Tanzania and Uganda. Following a 10-year government moratorium on further exploration, Sutton Resources Ltd (Sutton) negotiated the mineral rights to the deposit and formed KNCL in 1990.

Initial work on the Main zone was expanded in 1992 to include the Kagera licence to the north-west, with the formation of a JV with BHP. Drilling of the resource continued, and by the end of 1995, when BHP exited the KNCL JV, the Main zone Indicated Mineral Resource, stood at 5.95 Mt at 1.16% Ni, and the North zone was reported to contain an Indicated Mineral Resource of 4.18 Mt with a mean grade of 2.21% Ni.

After the withdrawal of BHP, Sutton and Anglo-American Corporation (Anglo) signed a JV agreement on both properties in July 1997. Drilling commenced in October 1997 following refurbishment of the Kabanga camp. The initial focus of this drilling campaign was to extend the North zone high-grade massive sulfide resource, which appeared to be open at depth to the north.

In April 1998, after drilling a total of 53 holes, the North zone resource was estimated at 14.3 Mt at 2.56% Ni.

In 1999, Barrick, through its purchase of Sutton Resources, gained control of Bulyanhulu and other gold properties, thereby becoming ground holders at Kabanga and JV partners with Anglo.

Anglo withdrew from the project in 2000. Barrick recommenced exploration of the down-dip extension of the North zone massive sulfide body. Drilling in January 2001 intersected mineralisation at depth, which appeared to be separate from North zone, and similar in style to the Main zone mineralisation. This zone was named MNB.

Drilling through to 2002 focussed on the North zone, extending the massive sulfide body to the north. Deep drilling below the North zone (1,500–1,700 m below surface) intersected massive sulfide mineralisation that is now interpreted to be part of the Kima zone.

In 2003, Barrick completed a scoping study that was largely based on its work with Anglo. The study used a model generated in 2002 based on drilling undertaken up to the end of 2001.

In 2005, Barrick issued a press release announcing a signed JV partnership with Falconbridge Limited, in the press release Barrick also publicly released an Inferred Mineral Resource estimate for Kabanga of 26.4 Mt grading 2.6% Ni, representing the sum of the Main and North zone models from 2003.

A total of 64,957 m in 127 drillholes was completed for the scoping study Phase I between January 2005 and March 2006. Work focussed on verifying and infilling the resource models at Main, North, and MNB zones.

Borehole electromagnetic (BHEM) surveys with physical properties were completed, SQUID and Fixed Loop TEM surface geophysical surveys, as well as an airborne helicopter VTEM Survey were conducted to characterise the zones and explore the surrounding area. Collection of metallurgical samples was undertaken between April 2005, and the end of July 2005. A total of 2,908 kg of sample was shipped for metallurgical testing. Five geotechnical holes at proposed infrastructure sites were drilled.

In 2006, a total of 81,256 m in 148 drillholes was completed. This programme was designed to continue to improve the confidence of the resource and discover additional shallow, large tonnage mineralisation required to improve the project’s economics. Further metallurgical sample was also required for preliminary grinding / flotation testing at XPS in Canada. Work focussed on verifying and infilling the resource models in North and MNB zones. A total of 2,600 kg of sample was shipped to the Falconbridge Technology Centre for metallurgical testing. Resource models were generated for each of Main, MNB, North, and Tembo zones.

A total of 242,347 m in 555 drillholes was completed for the pre-feasibility study between December 2006 and November 2008. This exploration programme was designed to continue to improve the confidence of the North and Tembo resources and discover additional resources to improve the project’s economics within 15 km trucking distance of planned mine infrastructure. Further metallurgical samples were also required for two pilot plant test runs. During 2007, the Kima massive sulfide zone was discovered to underlie the lower portion of the North zone.

Regional exploration drilling tested seven high priority regional exploration targets at Bonde, Nyoka, Jabali, Balima, Kilimanjaro, Safari, and Nyundo (Keza 3). In November 2007, massive sulfide mineralisation was intersected at the Safari target with the discovery hole grading 1.88% Ni over 10.1 m drilled width.

Resource estimates were reported for the June 2008 models in the 2008 Xstrata Nickel annual report.

From December 2008 through August 2009 a total of 21,368 m of drilling was completed. The drilling programme was successful in transferring an estimated 2.8 Mt in the North Mid area from Inferred to Indicated status. An independent consultant performed both a QA/QC audit and a resource audit.

From 2010 through 2014, extensive geological / geophysical interpretation was carried out over the Kabanga licence area, coupled with assaying of non-sampled historical BHP / Anglo holes in the Main zone area, and led to the development of several high-tenor nickel targets in the southern part of the Project area. Regional exploration work in the post-feasibility study period was confined to geological mapping over regional licences and establishing access routes for planned 2011 programmes. Subsequent drilling in 2014 was limited to four holes, which were drilled testing two new target areas, and an additional two holes were drilled into the Tembo North mineralisation.

In February 2023 the Kabanga Mineral Resource 2023 Technical Report Summary was filed by LML. The Mineral Resource estimates were based on Mineral Resources originally disclosed by the previous owners of the Project as being current as at 31 December 2016.

6	GEOLOGICAL SETTING, MINERALISATION, AND DEPOSIT

6.1	Regional Geological Setting

Geologically, the Kabanga nickel deposit is located within the East African Nickel Belt (EANB), which extends approximately 1,500 km along a north-east trend that extends from Zambia in the south-west, though the Democratic Republic of Congo (DRC), Burundi, Rwanda, Tanzania, and Uganda in the north-east, and straddles the western boundary of the Tanzania Craton to the east, and the eastern boundary of the Congo Kasai Craton to the west.

In the northern and central sections of the EANB, a thick package of Paleoproterozoic to Mesoproterozoic metasedimentary rocks, known as the Karagwe–Ankole Belt (KAB), overlies this boundary, within which occurs a suite of broadly coeval, bimodal intrusions, (Evans et al, 2016). These igneous rocks correspond to the Mesoproterozoic Kibaran tectonothermal event between 1,350 to 1,400 Ma, (Kokonyangi et al, 2006; Tack et al, 2010).

The KAB has been divided into several broad domains, (Tack et al, 1994):

●	An Eastern Domain (ED) that is characterised by lower degrees of metamorphism and tectonism, and the absence of Kibaran aged granite magmatism,

●	A Western Domain (WD) characterised by higher degrees of metamorphism and polyphase deformation, and the voluminous Kibaran granite intrusion, and

●	A Transitional Domain (TD) between the other two domains, which is marked by a north-east trending line of mafic–ultramafic intrusions known as the Kabanga–Musongati Alignment (Tack et al, 1994).

The sedimentary rocks of the ED and WD form uncorrelated and distinct sub-basins, both comprising alternating arenaceous and pelitic rocks, including quartzites, schists, greywackes, and conglomerates developed in long-lived, shallow-water intracratonic and pericontinental basins, (Fernandez Alonso et al, 2012).

The Kibaran igneous rocks comprise mafic–ultramafic intrusions, including well-differentiated lopolithic layered intrusions and small, narrow, tube-like sills, often concentrically zoned, called chonoliths. The nickel zones discovered to date have exclusively been found associated with the mafic–ultramafic intrusions, in particular, along the Kabanga–Musongati Alignment, (Deblond and Tack, 1999; Evans et al, 2000). Felsic intrusions occur coeval with the mafic–ultramafic intrusions. Recent ages (U-Pb zircon SHRIMP) from Kabanga date the marginal mafic rocks of the intrusion at 1,403 ± 14 Ma, (Maier et al, 2007).

Figure 6.1 shows a stratigraphic column of the regional geology of the area.

Figure 6.1	Stratigraphic Column for the Kagera Supergroup

KNL, 2023 (modified from Fernandez Alonso et al. (2012), and Koegelenberg et al. (2015)).

6.2	Property Geology

The intrusions that host the known potentially economic nickel-bearing massive sulfide zones in the Project area, namely Main, MNB, Kima, North, and Tembo, are found within steeply-dipping overturned metasediments (dipping 70° to 80° to the west), with a north–north-east strike orientation (025°) from Main to North zone, changing to a north-east strike orientation (055°) from North to Tembo. The zones are located within, and at the bottom margin of, the mafic–ultramafic chonoliths. The chonoliths are concentrically zoned with a gabbronorite margin and an ultramafic cumulate core zone that ranges in composition from sulfidic dunite, plagioclase-peridotite, orthopyroxenite, to olivine melanorite, (Evans et al, 2000).

The metasediments comprise approximately 90% metapelites and metasandstones, with the remainder comprising clean arenitic metasandstones or quartzites, (Evans et al, 2016). Lenses and bands of iron sulfides (up to 5% modal of pyrrhotite) and graphite are common in the more pelitic rocks, and it has been demonstrated that the sulfur within the different zones has similar isotopic signatures indicating significant assimilation of external sulfur from the KAB sediments, (Maier et al, 2010).

6.3	Lithologies and Stratigraphy

Three lithological groups are present at Kabanga:

●	Remobilised massive sulfide (>80% sulfide) (MSSX), which carries 90% of the sulfide occurrence and massive sulfide with xenoliths of metasedimentary or gabbro / ultramafic rock (≥50% to 80% sulfides) (MSXI).

●	Ultramafic–mafic intrusive complex rocks, which display a wide range of metamorphism / metasomatism. These lithologies can also carry significant sulfide mineralisation, such as in the ultramafic unit termed UMAF_1a (≥30% sulfides, located adjacent to the MSSX, present at Tembo and North).

●	Metasediments comprising a series of pelitic units, schists, and quartzites, forming the hanging wall and footwall of the massive sulfide lenses.

The massive sulfide comprises principally pyrrhotite, with up to 15% pentlandite. Pentlandite shows distinct globular recrystallisation textures and crystals may reach up to 5 cm in size. Accessory sulfides include chalcopyrite and traces of pyrite, galena, arsenopyrite, cubanite, niccolite, cobaltite, and mackinawite.

Typical Main and Tembo zone cross-sections displaying the local stratigraphy are shown in Figure 6.3.

Figure 6.2	Plan View Schematic of Geology of the Kabanga Area

Figure 6.3	Typical Stratigraphy Cross-Section Schematics for North and Tembo

6.4	Structural Setting

The Kabanga sulfide lenses are thought to have been remobilised within a large shear zone, initially conforming to early phase folding geometries, and subsequently modified and partitioned by low-angle thrusting and cross-faulting. The Project area has been found to be structurally complex, with five fault sets identified to date. The complexity of the structural setting is best illustrated by the interpreted satellite imagery, and a schematic 3D interpretation presented Figure 6.4 and Figure 6.5.

Of note is the existence of an RQD model completed by an independent consultancy (2008–2009) to support the current structural interpretation of the Project area.

Figure 6.4	Major Structures – Kabanga Sulfide Zones

Yellow=Set A; Blue=Sets B and D; Black=Set C; and Purple=Set E

Figure 6.5	Comparative Interpretation of 3D and 2D VTEM Data

6.5	Deposit Description

The Project comprises six distinct mineralised zones, namely (from south-west to north-east) Main, MNB, Kima, North, Tembo, and Safari, which occur over a strike length exceeding 7.5 km. The five mineralised zones that contribute to the Mineral Resource estimate (Main, MNB, Kima, North, and Tembo), extend over a total strike length of 6 km, and for up to 1.7 km below surface.

Figure 6.6 is a projected long-section schematic showing all the mineralised zones identified to date at Kabanga.

6.6	Mineralisation Style

Kabanga sulfide mineralisation occurs both as:

●	Disseminated to net textured interstitial sulfides within the cumulate core zone of the Kabanga chonoliths, as well as externally, and

●	Massive and semi-massive bodies along the lower or side margins of the chonolith, that being the contact with the stratigraphic base, (Evans et al, 1999).

The massive sulfides, defined as having >80% modal sulfide, comprise dominantly pyrrhotite, with trace-to-15% pentlandite, and these account for the vast majority of the Mineral Resource estimates reported in this report. Pentlandite exhibits distinct recrystallisation textures expressed as globules up to 5 cm in diameter. Accessory sulfides include chalcopyrite and trace pyrite, galena, arsenopyrite, cubanite, niccolite, cobaltite, and mackinawite. Remobilised, generally pyrrhotite-rich, massive sulfides also occur as cross-cutting and conformable veins within the ultramafic units.

The tenor composition of the sulfides (as represented by the percentage of nickel in 100% sulfide) ranges from 5% to 6% near the basal margins to 0.5% to 1% in the upper cumulates, (Evans et al, 1999; Maier and Barnes, 2010). Tenor also varies between mineralised zones, generally the smaller intrusive bodies (by cross-sectional area) that occur lower in the stratigraphy, such as North and Tembo, are more richly endowed.

The mineralisation geometry at each zone is shown on example cross-sections in Figure 6.7 through Figure 6.10.

6.7	Alteration and Weathering

At surface, the ultramafic bodies are completely weathered to saprolite. The depth of oxidation ranges from 40–100 m in the Project area. At North, massive sulfides are weathered to depths of 80–100 m. The Tembo massive sulfide horizon is located 98% in fresh material. In general, nickel laterite formation over the associated ultramafic is weakly developed with minor nickel-bearing serpentine and rare garnierite.

Figure 6.6	Projected Longitudinal Section Schematic of Kabanga Mineralised Zones

Figure 6.7	Example Cross-section* of Mineralisation Geometry at Main Zone

Topography
Oxidation
LQTZ
LSSC
BNPU
LRPU
11600 mRL
11400 mRL
11200 mRL
11000 mRL
10800 mRL
10600 mRL
MSSX
UMAF
INTRUSIVE
BNPU
LSSC
LQTZ
USSC
UQTZ
SSC
Drillholes (On Section)
Oxidation Surface
Surface Topography
0
50
100
150
200

* Oblique cross-section looking 030°, +/- 15 m projection.

Figure 6.8	Example Cross-section* of Mineralisation Geometry at MNB Zone

27900 mE
28200 mE
28500 mE
11600 mRL
11400 mRL
11200 mRL
11000 mRL
10800 mRL
10600 mRL
Topography
Oxidation
UQTZ
USSC
LQTZ
LSSC
BNPU
LRPU
MSSX
UMAF
INTRUSIVE
BNPU
LSSC
LQTZ
USSC
UQTZ
SSC
Drillholes (On Section)
Oxidation Surface
Surface Topography
0
50
100
150
200

* Oblique cross-section looking 030°, +/- 15 m projection.

Figure 6.9	Example Cross-section* of Mineralisation Geometry at North Zone (with Kima)

11600 mRL
11400 mRL
11200 mRL
11000 mRL
10800 mRL
10600 mRL
Topography
Oxidation
SSC
UQTZ
USSC
LQTZ
LSSC
BNPU
LRPU
Kima
MSSX
UMAF
INTRUSIVE
BNPU
LSSC
LQTZ
USSC
UQTZ
SSC
Drillholes (On Section)
Oxidation Surface
Surface Topography
0
50
100
150
200

* Oblique cross-section looking 030°, +/- 15 m projection.

Figure 6.10	Example Cross-section* of Mineralisation Geometry at Tembo Zone

11600 mRL
11400 mRL
11200 mRL
11000 mRL
10800 mRL
10600 mRL
Topography
Oxidation
UQTZ
USSC
LQTZ
LSSC
BNPU
LRPU
MSSX
UMAF
INTRUSIVE
BNPU
LSSC
LQTZ
USSC
UQTZ
SSC
Drillholes (On Section)
Oxidation Surface
Surface Topography
0
50
100
150
200

* Oblique cross-section looking 038°, +/- 15 m projection.

7	EXPLORATION

Exploration at Kabanga has been undertaken in a number of different phases spanning over 45 years, with more than 622 km of drilling having been completed in total, 26.8 km of which was on regional targets. This drilling is summarised in Table 7.1.

Table 7.1	Exploration Drilling Summary

Years	Companies	Metres Drilled	Discovery (purpose)
1976–1979	UNDP Regional Exploration	20,068	Main zone
1991–1992	Sutton Resources	12,974
1993–1995	Sutton–BHP JV	37,947	North zone
1997–1999	Sutton–Anglo American JV	56,227
2000–2004	Barrick Gold Corporation	39,931	MNB zone
2005–2008	Glencore–Barrick Gold JV	64,957 81,256 242,347	North Deep zone (scoping study 1) Tembo Zone (scoping study 2) Safari / Kima zones (pre-feasibility study)
2008–2009 2011–2012 2014	Glencore–Barrick Gold JV	21,368 5,303 3,320	(Feasibility study)
2021–2023	KNL	23,748 768 5,221 4,416 2,633	Tembo (infill and extension) Safari North (infill Tembo and North (metallurgical) Tembo and North (geotechnical)
Total		622,484

7.1	Exploration Timeline

7.1.1	Early Regional Exploration

The first drilling at Kabanga was undertaken between 1976 and 1979 by the United Nations Development Program (UNDP) as part of a regional programme targeting ultramafic bodies to identify nickel sulfide and nickel laterite mineralisation within the EANB in Tanzania and Burundi. This programme of work comprised some 20,068 m of drilling in 61 drillholes on the Kabanga licence area.

The UNDP drilling within the Kabanga licence area intersected five separate mafic–ultramafic bodies over a 7.5 km strike length and resulted in the estimation of a resource for the Main zone of 21.7 Mt grading 0.97% Ni at a 0.5% Ni cut-off grade. Regionally, the UNDP work delineated another 48 geochemical stream anomalies and 30 magnetic / radiometric anomalies. Work on the Project was stopped in 1979 with the outbreak of hostilities between Tanzania and Uganda.

7.1.2	Sutton Era Exploration

Following a 10-year government moratorium on further exploration, Sutton Resources (Sutton) negotiated the mineral rights to the deposit and formed the Kabanga Nickel Company Limited (KNCL) in 1990. Initial work on the Main zone was expanded in 1992 to include the Kagera licence to the north-west, with the formation of a JV with BHP. In 1993, drillhole KN93-36 was drilled targeting the down-dip extension of a gossanous ridge with associated geophysical anomaly, and intersected a pipe-like ultramafic body, now referred to as North zone, with more than 100 m of massive sulfide mineralisation. KNCL also drilled nine holes in the Main South area, with the best result 2.15 m at 1.2% Ni in hole KN95-99 (Block 1 South), and two holes in the Tembo area without intersecting any mineralisation.

By the end of 1995, when BHP exited the KNCL JV, the Main zone resource, which incorporated the ultramafic-hosted, disseminated and massive nickel sulfide mineralisation, stood at 5.95 Mt at 1.16% Ni, and the North Zone was estimated to contain a resource of 4.18 Mt with a mean grade of 2.21% Ni.

After the withdrawal of BHP, Sutton and Anglo signed a JV agreement on both properties in July 1997. The Kabanga camp was refurbished, and drilling commenced in October 1997.

The initial focus of the campaign was to extend the North zone high-grade massive sulfide resource, which appeared to be open at depth to the north. Little drilling had been completed by BHP below the 1,200 m level (approximately 400 m below surface). A drilling programme of 18,000 m was initially planned, and this was later extended to 26,000 m after continuous mineralisation had been shown to extend to depth. The deepest intersection of the Anglo programme (KN98-45) was 9 m of massive sulfide mineralisation at approximately the 720 m level (800 m below surface).

In April 1998, after drilling a total of 53 holes, the North zone resource was estimated at 14.3 Mt at 2.56% Ni.

Drilling recommenced in the Main zone in May 1998 and continued until October 1998. The zone was re-modelled, concentrating on the contact massive sulfide mineralisation.

The Sutton and Anglo JV undertook additional drilling in the Block 1 South area (36 holes), and Nyanzali / Luhuma target areas, with low-grade (<1% Ni) mineralisation encountered.

7.1.3	Barrick Era Exploration

7.1.3.1	2000 through 2004

In 1999, Barrick, through its purchase of Sutton Resources, gained control of Bulyanhulu and other gold properties, thereby becoming ground holders at Kabanga and JV partners with Anglo. Anglo withdrew from the project in 2000. Barrick recommenced exploration of the down-dip extension of the North zone massive sulfide body. Drilling in January 2001 intersected mineralisation at depth that appeared to be separate from North zone, and similar in style to the Main zone mineralisation. This zone was named MNB.

Initial interpretations suggested a 2 km long body at the base of an ultramafic conduit which could be interpreted as an extension to the Main zone. Drilling through to 2002 focussed on North zone, extending the massive sulfide body to the north with an additional six holes. Deep drilling below the North zone (1,500–1,700 m below surface) intersected massive sulfide mineralisation, which is now interpreted to be part of the Kima mineralised zone. Four exploration holes were completed by Barrick in the area of the Tembo zone without encountering any nickel sulfide mineralisation.

In 2003, Barrick completed a scoping study that was largely based on work completed during the Anglo JV. The study used a model generated in 2002 based on drilling undertaken up to the end of 2001. In late 2003, an updated model was generated by the exploration group to include all holes up to (and including) the 2003 drill programme.

In addition to the main Kabanga licence, Barrick also controlled eight other Prospecting Licence areas at the Project. Reports to the end of 2003 indicate that little work has been conducted on these licences other than litho-geochemical research studies (mafic–ultramafic rocks and gossans) and geochemical surveys (soil and stream sediment). Exploration grids for soil surveys were implemented in 2000 on three licences, where a total of 805 samples were taken. The results of the geochemical soil programmes showed tight linear and coherent nickel, copper, and cobalt anomalies coincident with known occurrences of mafic and ultramafic bodies. Stream sediment sampling (130 samples) was carried out on a regional licence in 2003 to coincide with a reconnaissance mapping programme.

In February 2004, Barrick began negotiations with Falconbridge Limited for a JV partnership. In January 2005, with negotiations still in progress, work resumed on an infill drill programme at Main zone. A total of 10,557 m of drilling had been completed when the JV agreement was signed on 22 April 2005.

In the press release announcing the new JV, Barrick publicly released an Inferred Mineral Resource number for Kabanga of 26.4 Mt grading 2.6% Ni, representing the sum of the Main and North zone models from 2003.

7.1.3.2	2005 through 2006

A total of 64,957 m in 127 drillholes was completed for the first scoping study between January 2005 and March 2006. Work focussed on verifying and infilling the mineralisation at Main zone, North zone, and MNB.

Borehole electromagnetic (BHEM) surveys with physical properties were completed in 42 drillholes. SQUID (17.6 km) and fixed loop TEM (12 km) surface geophysical surveys, as well as an airborne helicopter VTEM Survey (2,615 km) were conducted to characterise the mineralised zones and explore the surrounding area.

Collection of metallurgical samples was undertaken between April 2005 and the end of July 2005. A total of 2,908 kg of metallurgical sample was sent for metallurgical testing. Five geotechnical holes at proposed infrastructure sites were drilled.

From April through November 2006, a further 148 holes were drilled for a total of 81,256 m.

BHEM surveys with physical properties were completed in 95 drillholes. Work focussed on verifying and infilling the resource models in North zone and MNB zone.

Fixed loop TEM surface geophysical surveys (327 line-km) were conducted on Kabanga licences proximal to the then current resource. A high priority, >10 k Siemen conductive target was identified 2 km to the north-east of the North zone. This anomaly was located along a magnetic trend, which was also coincident with surface gossan boulders. The anomaly was drill tested and resulted in the discovery of Tembo zone. The significance of this discovery was quickly recognised, resulting in a reallocation of drill metres to the Tembo resource in lieu of the proposed MNB drilling. At the completion of this work, a total of 33,589 m in 71 holes had been completed at Tembo.

Collection of metallurgical samples were undertaken between April and November 2006. A total of 2,600 kg of sample was sent for metallurgical testing.

7.1.3.3	2006 through 2008

An exploration programme that was designed to continue to improve the confidence of the North and Tembo mineralisation and discover additional resources to improve the project’s economics within 15 km trucking distance of planned mine infrastructure. This programme commenced in December 2006 and ran from December 2006 through November 2008. Further metallurgical samples were also required for two pilot plant test runs.

A total of 242,347 m in 555 drillholes was completed for this phase of work, of which 121,051 m in 246 holes was located in the North zone, and 105,735 m in 280 holes in the Tembo zone.

BHEM surveys with physical properties were completed in 134 drillholes. During 2007, the Kima massive sulfide zone was discovered beneath the lower portion of the North zone.

In 2007, an additional drill programme that totalled 6,836 m tested 10 target horizons outside the then-current modelled limits. Nickel sulfide mineralisation was intersected in two of the drillholes, which increased the North resource by approximately 125 kt at 2.51% Ni and extended the Kima mineralisation. BHEM surveys were completed in all 2007 holes.

Regional exploration drilling totalled 8,725 m in 19 holes, testing seven high priority regional exploration targets at Bonde, Nyoka, Jabali, Balima, Kilimanjaro, Safari, and Nyundo (Keza-3), along with 16 BHEM surveys. In November 2007, massive sulfide mineralisation was intersected at the Safari zone with the discovery hole grading 1.88% Ni over a 10.1 m as drilled width.

Resource estimates were reported for the June 2008 models in the 2008 Xstrata Nickel annual report.

7.1.3.4	2008 through 2010

From December 2008 through September 2009, a total of 21,368 m of drilling was completed. This drilling was successful in transferring an estimated 2.8 Mt in the North Mid area from Inferred to Indicated status.

From October 2009 through September 2010, work was focussed on updating all resource models, completing a new North UMAF resource estimate, adding deleterious component estimates (Cr, As, Pb, and MgO) into the models, estimating density values by kriging methods, and conducting new variographic studies for the North and Tembo models. Waste models were also produced for North and Tembo.

An independent consultancy performed both a QA/QC audit and a Mineral Resource audit, with final reports submitted in August 2009.

7.1.3.5	2010 through 2014

Extensive geological / geophysical interpretation over the Kabanga licence area, coupled with assaying of non-sampled historical BHP / Anglo holes in the Main zone area, led to the development of several high-tenor nickel targets in the southern part of the Project area.

Crone FLEM surveys were conducted from 25 November to 17 December 2010, a total of eight loops – 40 line-km were surveyed. Preliminary results indicate a >500 m length 50 Siemen conductor associated with known high-tenor nickel drill intercepts in the BNPU footwall to the Main zone; the best historical drill result is 8.36% Ni over 4.6 m (Water Pump target).

Regional exploration work in this period was confined to geological mapping over regional licences and establishing access routes for planned 2011 programmes.

Subsequent drilling in 2014 was limited to four holes at North (KN14-01 through KN14-04 (2,507 m)), which were drilled testing two new target areas, and an additional two holes were drilled into the Tembo North resource (KL14-01 and KL14-01A (813 m)). Figure 7.1 shows the collar locations of all of the drillholes completed at Kabanga to date, and which are included within the current database, as well as the vertically projected outlines of the main mineralised zones.

7.1.3.6	Regional Exploration

The regional exploration programme tested six high-conductance Fixed loop EM (FLEM) target areas with a total of eight drillholes. All the surface geophysical S1 conductors targeted for drilling have been attributed to sulfidic metasediments considered to have masked any response from nickel-bearing massive sulfide.

FLEM surveys were conducted over 84.6 line-km. The surveys were targeted over conductors identified by the 2005 and 2008 VTEM airborne surveys, and also over magnetic highs from the 1992 GEOTEM airborne survey. The FLEM surveys were conducted over regional licences were primarily Lamontagne UTEM surveys, with minor Crone FLEM follow-up surveys.

Detailed FLEM surveys were also conducted in the Panda target area to determine if lower frequencies were capable of better resolving massive sulfide targets. It was found that the lower frequency work was not capable of distinguishing known mineralisation / BHEM plate from conductive metasediments.

Regional exploration work also included geological mapping over nine licence areas, and a soil sampling survey over the southern part of the Kili FLEM conductor.

7.1.4	KNL Exploration

KNL recommenced field activities in December 2021 after the granting of SML 651 / 2021.

Up to 31 December 2022, KNL has conducted two diamond drilling campaigns across SML 651 / 2021, as follows:

●	December 2021 to May 2022: 4,163 m of drilling in 14 holes to provide 2,727 kg of metallurgical sample (in three bulk samples) from the North and Tembo zones for hydrometallurgical testwork in Perth, Australia.

●	May 2022 to 31 December 2022: 7,186 m of infill drilling in 19 holes at Tembo North to increase confidence in this zone over a 700 m strike length, and to provide an additional bulk sample (464 kg) for hydrometallurgical testwork in Perth, Australia. An additional 768 m in one drillhole was completed at the Safari prospect.

●	January 2023 to 17 September 2023 (ongoing): 9,274 m of infill drilling in five holes at North to increase confidence over a 500 m strike length, 16,727 m of infill drilling in 23 holes at Tembo to increase confidence along the entire strike length of the deposit and 3,555 m in six holes at Tembo for geotechnical purposes.

The KNL drilling up to 17 September 2023 has been incorporated into the Mineral Resource database with the exception of holes yet to be surveyed or with outstanding assay results.

7.2	Exploration and Drillhole Database

The Project drilling database history spans from 1976 to present and is maintained in Fusion software. The majority of the drilling was completed during the Glencore–Barrick Gold JV in preparation for a scoping study, pre-feasibility study, then feasibility study. Globally, the database totals over 598 km of diamond drilling.

7.3	Drilling, Core Logging, Down-hole Survey, and Sampling

7.3.1	Drilling

Drilling has been completed exclusively by diamond drilling, with holes collared in PQ diameter to drill through the highly weathered quartzite, then downsizing to HQ diameter down to 300–600 m, and then typically finishing in NQ diameter for drilling into the deeper parts of the North zone. The PQ/HQ/NQ combination was considered essential to be able to successfully drill through the thick Rubona Quartzite formation, which contains frequent narrow schist interbeds that can cause deflection issues. At Tembo, over 90% of historical holes were collared using HQ diameter down to 50–100 m depth, and then continued with NQ coring to target due to the much lower amount of Rubona Quartzite drilled.

7.3.2	Core Recovery

Core recovery was assessed by trained geotechnical technicians at Kabanga site, based on the average 3 m core runs. All core was oriented by hand, and any intervals of missing core was noted. In the massive sulfide intervals, the most common reason for any missing core was grinding by the drill bit, since massive sulfide is less hard than the hanging wall metasediments. This issue was addressed by informing the drill crews of the expected depth of intercept and slowing down the drill rate when approaching this depth. All Kabanga drill logs have a separate database table for core recovery.

Core recovery throughout the drill programmes has been excellent with an average core recovery of 98%.

7.3.3	Core Logging

Kabanga geologists used a standardised geological unit classification comprising the following principal geological units:

●	Massive sulfides (MSSX, MSXI)

●	Net-textured sulfides to semi-massive sulfides (UMAF_1a)

●	Peridotite (KAB_UMAF)

●	Gabbro-gabbronorite (KAB_GAB)

●	Quartzite (UQTZ, LQTZ)

●	Spotted schist (USSC, LSSC)

●	Banded pelite (BNPU)

●	Lower pelite (LRPU)

Massive sulfide mineralisation is broken into two logged units; remobilised massive sulfide (>80% sulfide) (MSSX), which carries 90% of the sulfide occurrence, and massive sulfide with xenoliths of metasedimentary, or gabbro / ultramafic rock (≥50% to 80% sulfides) (MSXI). The ultramafic-hosted UMAF was logged primarily as unit UMAF_1a and varies from net-textured, to heavily disseminated, to semi-massive sulfide.

The stratigraphic sequence at Kabanga is overturned, therefore the younging direction is towards the south-east.

7.3.4	Core Sampling

Assays are not available for all drilled lengths but only for mineralised zones with a typical 2–3 m buffer either side.

Sampling procedures at Kabanga were basically unchanged from 2001 through 2023:

●	All geological contacts were respected during sampling.

●	Mineralised intervals, including massive sulfide, were sampled keeping a typical maximum of 1.0 m sample length, and a minimum 0.25 m sample length. All samples respected geological contacts.

●	Weakly mineralised intervals (mainly within ultramafic) were sampled keeping a maximum 2.0 m sample length.

7.3.5	Collar Survey

All drill collars from 2001 through 2009 were surveyed to decimetre scale accuracy by either a TCR703 Leica, or Thales Promark 3 instrument.

DGPS was used following the demobilisation of Direct Systems Australia from site in late-2009.

7.3.6	Down-hole Survey

Down-hole survey was completed for all Tembo drillholes (100% by Gyro method), and all but 1% of the drillholes for North (82% by Gyro method, 17% by Maxibor method).

Table 7.2 summarises all surveyed drillholes utilised for the 2023 resource model. In addition, repeat Gyro surveys were conducted in a minimum 10% of all drillholes drilled at Kabanga from 2005 onwards, and progressive Gyro surveys were conducted in all deep drillholes at North zone. A number of historical holes at North were re-entered for Gyro surveys and 15 drillholes at North Shallow / Mid were excluded from the MSSX model due to either erroneous historical survey data or being replaced by 2005–2009 KNCL holes.

In addition, drillholes drilled for metallurgical / geotechnical purposes were generally only used to shape the wireframe since usually no samples were taken in the massive sulfide zone. As a verification measure, multi-shot surveys were conducted by the drilling companies in all 2001–2009 drilling at a nominal 30 m interval and compared with the Gyro surveys. In addition, all holes surveyed by BHEM used a RAD orientation tool (234 holes at North and Tembo). These results were also compared to Gyro surveys.

Table 7.3 provides the statistics in terms of down-hole survey for the complete North and Tembo drillhole database.

Table 7.2	Down-hole Survey Statistics

Mineralised Zone	No. of Drillholes used in the 2023 models	Down-hole Survey Method
		Gyro Method	Single/Multi-Shot Method
North Massive Sulfide	380	90%	10%
North UMAF	86	80%	20%
Tembo Massive Sulfide	240	100%	0%
Tembo UMAF	99	100%	0%

Table 7.3	Down-hole Survey Statistics for North and Tembo

Survey Type	North	Tembo
Gyro + Multi-shot	82%	100%
Maxibor	17%	none
No Survey	1%	none

The drilling, core logging, down-hole survey, and sampling activities can be summarised as follows:

●	Diamond drilling is used exclusively, collared in PQ, then downsizing to HQ diameter down to 300–600 m, then typically finishing in NQ diameter at North; collared in HQ down to 50–100 m, then typically finishing in NQ diameter at Tembo.

●	Core logging geology and geotechnical was performed by experienced geologists following standardised logging codes.

●	Collar survey was completed to within 30 cm accuracy.

●	Down-hole survey was completed for all Tembo drillholes (100% by Gyro method), and all but 1% of the drillholes for North (82% by Gyro method, 17% by Maxibor method).

●	The average core recovery is 98%.

●	Sampling was routinely done on 1 m intervals, with a maximum of 2 m intervals in weakly mineralised zones. All samples respected geological contacts.

Drillhole collar locations are shown in Figure 7.1.

Figure 7.1	Kabanga Drillhole Locations Proximal to Mineral Resources (Local Grid)

7.3.7	Borehole Electromagnetic Data

During the various exploration campaigns, borehole electromagnetic (BHEM) surveys have been completed on a significant number of drillholes: 42 drillholes in scoping study phase I, 95 in scoping study phase 2, and 134 in the pre-feasibility study. All BHEM surveys at Kabanga were completed by Crone Geophysics using Crone sensors.

The data obtained is representative of the physical properties of the terrain, and it is likely that the data measured could be used as indicators / confirmation of mineralogical / physical ground properties such as:

●	Temperature = reactive ground relative to sulfide abundance exposed to oxygen; potential mineralisation marker.

●	Conductivity = sulfides would be more conductive, abundance giving greater results; potential mineralisation marker.

●	Magnetic susceptibility = likely associated with Fe (magnetite) alteration, which probably follows the sulfides. Possibly some other minerals present too.

●	Gamma tool (K, Th, U) = indicative of marker horizons such as shale (higher K, and possible Th). There may be some U alteration markers also that are potentially useful to help follow the stratigraphy.

7.3.8	Drillhole Database

Fusion was the data management software used to facilitate the movement of data between a central database and a local database. Distributed database upgrades were responsible for moving any changes made to the configuration of the central database down to the local database. DHLogger was the data capture tool used for logging and editing drillhole data. Database validations were undertaken routinely.

7.4	Density Measurements

The massive sulfide (MSSX and MSXI), and mineralised ultramafic (UMAF) that comprise the mineralisation within the Mineral Resources at all Kabanga zones, lie below the level of oxidation (nominally 90–100 m below surface), and are competent, unaltered rock units that have no notable porosity.

The upper limit of the North mineralisation wireframe was trimmed to exclude all weathered / oxidised massive sulfide (based on visual examination of drill core / drill core photos and sulfur content). The massive sulfide horizon at the Tembo zone is more than 98% within fresh material, with minor oxidation present in the upper southern and northern parts of the mineralisation.

Almost all Tembo assayed samples and 80% of North assayed samples have density measurements, which were obtained by pycnometry (i.e., by gravimetric method on pulverised pulp) at ALS-Chemex laboratory in Perth. Measurement of density by pycnometry started in 2003. Prior to this, during the BHP / Anglo exploration period, 4,831 water immersion measurements were completed. In 2005, it was decided to exclude the immersion measurements from the resource database as the technique as practised at Kabanga by BHP / Anglo resulted in a subset of erroneous data in the massive sulfide samples (Figure 7.2), possibly due to issues with repeatability by various technicians, calibration problems, and/or errors in manual data entry into the database.

An additional theoretical mineralogical density check calculation was made using the quantitative mineralogical data of samples from the pilot plant product. This was applied to the averaged resource grades for North and Tembo mineralised material to derive quantitative mineralogy profiles. The theoretical mineralogical density check values obtained for each material type fall within the expected limits.

Densities for pre-2003 samples (North and Main zones) were calculated using a regression equation based on sulfur (see below). In the mineralised zones, density is highly-correlated with sulfur content, as shown in the scatter plots in Figure 7.3 for massive sulfide, and Figure 7.4 for mineralised ultramafic. The following density-to-sulfur linear equations were used to assign density values to North and Main intervals that had no pycnometry measurements:

●	MSSX density = 0.04 x S% + 2.93 based on 4,889 measurements, with r2 = 0.82

●	UMAF density = 0.04 x S% + 2.85 based on 1,325 measurements, with r2 = 0.80

With the exception of the upper part of North (which is not incorporated into the Mineral Resource estimates), all Tembo and North mineralised material only comprises unweathered rock. The massive sulfide material as shown by core photos is a competent massive lithology, and it is considered that the pycnometer method is suited to density determination at Kabanga.

Figure 7.2	Comparison of Water Immersion vs. Pycnometry Density for Massive Sulfide

Figure 7.3	Pycnometer Density Measurements for North and Tembo Massive Sulfide

Figure 7.4	Pycnometer Density Measurements for North and Tembo UMAF_1a

7.5	Planned Drilling Campaigns (2023)

KNL has an ongoing planned drilling programme of approximately 17 km of exploration drilling, and 7 km of geotechnical drilling. Samples from the exploration drilling will also be used for metallurgical testwork as required.

The following exploration drilling programmes commenced in January 2023:

●	Safari infill drilling – 9,235 m testing 14 targets over 500 m strike length (1 km north-east of Tembo) with the aim to bring this zone to a resource status. Safari currently has only three historical drillholes (0.4 Mt at 1.7% Ni). A target composite BHEM plate measures 480 m x 320 m at 350–700 m vertical depth.

●	Tembo–Safari Link drilling lines – 6,000 m testing ten targets on five drill lines over 1,500 m strike length to outline further potential economic nickel mineralisation at 500–700 m vertical depth along the known Tembo–Safari intrusive trend.

●	Rubona Hill target – 2,000 m in three holes to test potential ultramafic intrusive at nominal 400 m vertical depth 4 km south-west of planned infrastructure. Five historical drillholes all failed to intersect any ultramafic due to an incorrect magnetic model – the appropriate Magnetic Vector Inversion modelling was completed in late 2014.

A geotechnical drilling programme, planning to drill 7,300 m, commenced in Q1’23. The programme includes drilling for: stress, rock properties, structures, faults, groundwater, mine access and mine infrastructure. Of this programme, 3,555 m has been drilled to September 2023.

8	SAMPLE PREPARATION, ANALYSES, AND SECURITY

8.1	Introduction

Kabanga sample preparation, assaying, and quality assurance and quality control (QA/QC) activities and protocols can be summarised as follows:

●	Sample preparation was completed in Tanzania at ALS-Chemex laboratory in Mwanza.

●	All material was crushed to –2 mm and 2 x 250 g pulp bags were sent to ALS-Chemex Perth laboratory for analysis.

●	Perth samples were pulverised to –75 µm and analysed as follows:

-	4-acid digest / ICP for Ni, Cu, Co, Ag, Fe, Cr, Mg, Mg, Mn, As, Pb, Bi, Cd, and Sb

-	Fire assay / ICP MS for Au, Pd, and Pt

-	Ni and Cu samples exceeding 10,000 ppm, and Au, Pd, and Pt samples exceeding 1.0 g/t were re analysed with a more accurate technique

-	Leco method for S

-	Gravimetric method for density (pycnometry) on all samples

●	Not all samples have been assayed for the complete suite: only 66% for North (10,053 of 15,200 samples), and 95% for Tembo (6,422 of 6,717 samples).

●	QA/QC: An industry standard QA/QC protocol was used at Kabanga with the use of certified reference material standards (CRMs), blanks, check assays and duplicates.

8.2	Sample Preparation

From 2003 onwards, sample preparation was completed in Tanzania at ALS-Chemex laboratory in Mwanza. Drill core was crushed to –2 mm and 2 x 250 g pulps were nitrogen-purged and vacuum-sealed in plastic bags and sent to ALS-Chemex Perth laboratory (with duplicate insertion at a rate of 1 in every 40 samples) where samples were pulverised to –75 µm prior to analysis.

Prior to February 2007, quarter core samples (NQ core) were sent for assaying (only North zone), thereafter, half core samples (NQ core) were used for assaying.

All coarse rejects (–2 mm crusher rejects) were preserved in vacuum-sealed, nitrogen-purged bags, stored at Kabanga site.

All unused pulverised pulp material was hermetically sealed in a cryovac bag for long-term storage in Perth.

8.3	Assaying

The ALS-Chemex Perth laboratory was the primary analytical laboratory for 100% of the Tembo assay results available in the database. For North, all 1994–1995, and 2001–2009 assay results are from ALS-Chemex, but for the 42 holes drilled in this zone by Anglo in 1997–1998, most of the results are from the Anglo American Research Laboratory (AARL) in Johannesburg using the ICP technique. The Anglo drillholes used for the North 2021 model update accounts for 11% of the total metres used to estimate the Mineral Resources.

A detailed list of the analytical laboratory and assaying technique used by drilling campaign is given below, with details in Table 8.1:

●	1991 – 1992 Sutton Resources – Cominco AA – Main zone only

●	1992 – 1995 BHP – ALS-Chemex Acid digest ICP primarily – Main and North zones

●	1997 – 1999 Anglo – AARL Acid digest ICP primarily – Main and North zones

●	2001 – 2004 Barrick – ALS-Chemex Acid digest ICP – Main, MNB and North zones

●	2005 – 2014 KNCL JV – ALS-Chemex Acid digest ICP – Main, MNB, North and Tembo zones

At the ALS-Chemex Perth laboratory, pulps were analysed as follows:

●	4-acid digest / ICP for Ni, Cu, Co, Ag, Fe, Cr, Mg, Mn, As, Pb, Bi, Cd, and Sb

●	Fire assay / ICP-MS for Au, Pd, and Pt

●	Ni and Cu samples exceeding 10,000 ppm, and Au, Pd, and Pt samples exceeding 1 g/t, were re-analysed by a 3-acid digest / ICP finish with a high-degree of accuracy and precision

●	All Au, Pd, and Pt analyses exceeding 1.0 g/t also were assayed by a more accurate fire assay / ICP-MS technique (see note below)

●	Leco method for S

●	Gravimetric method for density (pycnometry) on all samples

Notes:

1.	Not all samples have been assayed for the complete suite, for example, only 66% for North (10,053 of 15,200 samples), and 95% for Tembo (6,422 of 6,717 samples).

2.	The acid digest / ICP method has very limited incorporation of Ni originating from silicate minerals. However, as demonstrated by the results obtained from umpire assays on Kabanga massive sulfide samples by SGS using XRF, there are essentially no significant nickel-bearing silicates in Kabanga MSSX, and all nickel mineralisation is present as sulfides. In the ultramafic UMAF_1a material, however, the SGS XRF results report clearly higher total Ni in comparison to the acid digest / ICP results due to the presence of nickel silicates in this material.

Table 8.1	Summary of Analytical Techniques for Mineral Resource Drilling

Years	Campaign	Number of:		Analytical Techniques
		Drillholes	Analyses
1976–1979	UNDP Regional Exploration	17	3,435	<unknown>
1991–1992	Sutton Resources	34	3,897	Cominco low level Ni assay (AA)
1993–1995	Sutton – BHP JV	58	3,898	Acid digest / ICP, Na peroxide fusion / ICP
1997–1998	Sutton – Anglo American JV	81	3,903	Acid digest / AAS,
1999	Sutton – Anglo American JV	25	1,170	Acid digest / ICP, Na peroxide fusion / ICP
2001–2004	Barrick Gold Corporation	56	2,419	Acid digest / ICP
2005–2006	KNCL (Glencore – Barrick JV) scoping	78	6,046	Acid digest / ICP
2006	KNCL scoping	114	2,769	Acid digest / ICP
2006–2008	KNCL pre-feasibility	436	12,441	Acid digest / ICP
2008–2013	KNCL feasibility	74	2,277	Acid digest / ICP
2014	KNCL regional	6	73	Acid digest / ICP
2021–2023	LML infill and extension	52	1,413	Na peroxide fusion / ICP-OES
Total		1,031	43,741

8.4	QA/QC

8.4.1	QA/QC Sample Frequency

An industry standard QA/QC protocol was used at Kabanga with screen tests and the use of duplicates (coarse rejects, core), pulp check assays, certified reference material standards (CRMs), and blanks to monitor sample preparation and assaying quality.

The detailed QA/QC information and overall frequencies at which QA/QC samples were inserted in the sample batch stream from 2005 through 2009 are provided in Table 8.2.

Note:

●	100% of the assays in the project database from 2001–2009 are from ALS-Chemex Perth. There are no Genalysis or SGS Lakefield results in the database used for the Mineral Resource estimation.

●	Since routine QA/QC procedures started in 2005, 73% of the North data and 100% of the Tembo data has been subjected to a standard QA/QC protocol.

Table 8.2	Frequency of QA/QC Samples 2005–2009

QA/QC	Laboratory	Number of Samples	Frequency (1 per …)
Screen Tests	ALS Mwanza	1,075	20
Coarse Reject Duplicates	ALS-Chemex Perth	510	40
Quarter Core Replicate (2005–2007 only)	ALS Mwanza Perth	353	50
Pulp Check Analysis	Genalysis SGS Lakefield	1,006 52	20
CRM Standards – KNCL – ALS	ALS-Chemex Perth ALS-Chemex Perth	872 1,593	30 15
Blanks	ALS-Chemex Perth	378	60

8.4.2	Sample Preparation QA/QC – Screen Test

From January through May 2005, Barrick requested that the ALS-Chemex sample preparation laboratory in Mwanza meet a p75 passing –2 mm criteria. Starting in May 2005, the JV then specified a p95 passing –2 mm screen criteria – this criterion was met by 99.9% of all crushed reject pulps from 2005 through 2009. The Barrick p75 screen criteria only affect samples prepared for the Main zone, not North or Tembo.

A total of 1,075 screen tests were performed on coarse pulp rejects (–2 mm crushed rejects) at ALS preparation laboratory in Mwanza from 2005 through 2009. Figure 8.1 shows the results of these screen tests.

Figure 8.1	Percent Reject Passing – 2 mm Screen – 2005–2009

8.4.3	Duplicates and Check Assays – ALS-Chemex Coarse Reject Duplicates

KNCL routinely submitted coarse reject duplicate samples produced by splitting the –2 mm crusher product (crusher duplicates) from the Mwanza sample preparation laboratory at a rate of 1 duplicate in every 20 samples. The duplicates, destined to be analysed by the primary laboratory ALS-Chemex Perth, were sent in the same batch as the original sample. The comparison between original samples and duplicates are presented as a graph of percentage relative difference according to grade in Figure 8.2 through Figure 8.4 for Ni, Cu, and Co from 2005 through 2009. These results indicate adequate precision and an absence of bias within grade ranges.

Figure 8.2	ALS-Chemex – Percent Relative Difference for Ni Duplicates – 2005–2009

Figure 8.3	ALS-Chemex – Percent Relative Difference for Cu Duplicates – 2005–2009

Figure 8.4	ALS-Chemex – Percent Relative Difference for Co Duplicates – 2005–2009

8.4.4	Genalysis Pulp Check Assays

In addition to the primary laboratory coarse rejects duplicates, since May 2005, duplicate pulverised sample pulps (every 20th sample) were prepared by ALS-Chemex in Perth and forwarded to Genalysis, Perth for analysis by the same method as ALS (4-acid digest / ICP). ALS-Chemex nitrogen-purged / sealed all check assay pulps at the same time as samples were prepared for analyses at their laboratory. Genalysis conducted analyses for the same suite of elements as ALS Chemex, using the same techniques.

Figure 8.5 through Figure 8.9 illustrate the comparison between Genalysis and ALS-Chemex pulp results for Ni, Cu, and Co.

In early 2008, 97 check analysis results indicated that for samples grading above 2,000 ppm Ni (Figure 8.5), 77% of check analyses displayed less than 10% relative difference in Ni grade (over 60 comparative values). However, as highlighted in the chart, in early 2008 a reduction in Ni grade was noted in the Genalysis values in comparison to the ALS-Chemex results. This difference was explained by the effect of oxidation of the sample pulps on the liberation of Ni during assaying. In 2005, a detailed study was completed at the ALS-Chemex laboratory to assess the effect of oxidation of sample pulps. The test was based on 47 pulp samples which were re-analysed sequentially in time once the oxidation of the pulps started. The results demonstrated that the oxidation of pulverised sample pulps causes the Ni assay result to linearly decrease with time after approximately 10 days of oxidation of the pulps, from the day of pulverisation to the time of analysis (Figure 8.6).

In the case of the Genalysis pulp checks, in early 2008, 27 pulps were prepared at ALS-Chemex but not immediately vacuum-sealed, and therefore oxidised prior to their shipment to Genalysis, resulting in the low bias for Ni% highlighted on Figure 8.5.

When considering check analyses above 1% Ni, 94.7% of values displayed less than 10% relative difference (34 comparative values) and for samples grading above 2% Ni (essentially MSSX), 100% of values showed differences <10%. For samples grading above 1% Ni, results from Genalysis averaged 2.2% (relative) higher overall than those from ALS-Chemex. A limited number of analyses (eight) of MSSX CRMs (average of 2.89% Ni) indicated that Genalysis was also high-biased for nickel by approximately 3.2% relative to ALS-Chemex during the feasibility study phase – correcting for the shifted CRM value indicates very close comparative values for massive sulfide during this time. This divergence between the ALS and Genalysis results prompted KNCL to conduct additional assay tests using a different analysis method – a pyrosulfate fusion followed by XRF at SGS Lakefield.

For Cu, as displayed in Figure 8.8, the Genalysis check assays show that the Genalysis results presented a consistent low bias of 0.02% Cu grade in comparison to ALS results, which corroborates the comparison Genalysis-ALS for the CRM results.

For Co, both laboratories returned comparable results over the 2005 through 2009 period, (Figure 8.9).

Figure 8.5	Genalysis vs. ALS-Chemex Pulp Check Assays Percent Relative Difference for Ni Grades 2005–2009 – Sequential Analysis for MSSX Ni>2%

Figure 8.6	Impact of Oxidation of Pulps on Assay Results – 2005 ALS-Chemex Test – Relative Percentage Decrease in Ni Grade vs. Number of Days between Pulverisation and Analysis (pulps allowed to oxidise)

Figure 8.7	Genalysis vs. ALS-Chemex Pulp Check Assays Percent Relative Difference for Ni Grades 2005–2009

Figure 8.8	Genalysis vs. ALS-Chemex Pulp Check Assays Percent Relative Difference for Cu Grades 2005–2009

Figure 8.9	Genalysis vs. ALS-Chemex Pulp Check Assays Percent Relative Difference for Co Grades 2005–2009

8.4.5	SGS Lakefield Pulp Check Assays

For umpire checks on the primary ALS laboratory 4-acid digest / ICP analyses, a total of 52 pulp samples (in nitrogen-purged / vacuum-sealed bags) were sent to SGS Lakefield. Relative difference percentages are shown in Figure 8.10. Results for MSSX samples (28) grading >2% Ni indicate that ALS was high-biased by 0.03% Ni relative to the SGS XRF technique. Note that the SGS XRF technique results for Ni for UMAF-hosted mineralisation are higher than ALS since XRF provides results for total Ni, i.e., contained in sulfides and silicates.

Figure 8.10	SGS Lakefield vs. ALS-Chemex Pulp Check Assays Percent Relative Difference for Ni Grades

8.4.6	Quarter Core Replicates

Quarter core replicates were prepared from April 2005 through February 2007 for a total of 353 samples. The charted percentage relative differences vs. grades are shown in Figure 8.11 through Figure 8.13 for Ni, Cu, and Co.

Figure 8.11	ALS-Chemex – Percent Relative Difference for Ni Grades for Quarter Core Replicates – 2005–2007

Figure 8.12	ALS-Chemex – Percent Relative Difference for Cu Grades for Quarter Core Replicates – 2005–2007

Figure 8.13	ALS-Chemex – Percent Relative Difference for Co Grades for Quarter Core Replicates – 2005–2007

8.4.7	Certified Reference Material Standards

Certified reference material standards (CRMs) for the Project were collected from the North zone in 2004 by Barrick and shipped to the OREAS laboratory in Australia for certification using industry accepted practice. A round robin analytical exercise was conducted at seven laboratories worldwide using 4-acid digest / ICP finish for base metals, and fire assay / ICP for Au, Pd, and Pt. Two CRMs were prepared, a massive sulfide (MSSX) standard, and a disseminated (ultramafic-hosted UMAF) sulfides standard.

The massive sulfide and ultramafic material used to prepare the Kabanga CRMs was collected from the North zone at depths of 150 m and 400 m from surface. The Ni, Cu, and Co accepted grades for the Kabanga CRMs are as shown in Table 8.3.

Table 8.3	Kabanga MSSX and UMAF CRMs – Accepted Grades

CRM	Ni%	Cu%	Co%
Kabanga MSSX CRM	2.68	0.38	0.23
Kabanga UMAF CRM	0.678	0.096	0.061

The two Project CRMs were stored as nitrogen-purged aliquots at the ALS-Chemex laboratory in Perth and inserted into the sample sequence according to the overall frequency presented in Table 8.2, using the appropriate CRM to match the submitted samples, either MSSX material or ultramafic material.

Following an audit of QA/QC procedures in May 2009, the Ni% value for the MSSX CRM was modified from 2.68% Ni to 2.71% Ni, with all scoping study and pre-feasibility study (charts updated. There was no change to the UMAF CRM value of 0.659% Ni. Results from MSSX CRM analyses indicate 74% of all values lie within acceptable limits. Throughout the feasibility study, however, there had been a consistent average elevated mean value for this CRM of 2.80% Ni (27 samples) versus the (2009 revised) accepted mean value of 2.71% Ni. Figure 8.14 and Figure 8.15 illustrate the Ni% analytical results for both project CRMs since the start of the scoping study in early 2005. Table 8.4 and Table 8.5 present the project CRMs Ni% average values from 2005 through 2009.

The observed elevated MSSX CRM values during the feasibility study period were investigated. Because the two Kabanga CRMs were inserted in all sample batches submitted to both primary laboratory ALS-Chemex and the check laboratory, Genalysis in Perth, it is possible to follow over time the evolution of the reported CRM results from both laboratories. The overall rising trend in Ni% values for the MSSX CRM from 2005 is noted at both laboratories as shown on Figure 8.16 for the sequential Genalysis graph. The cause of the overall rising trend of Ni% grade for the Kabanga MSSX has not been clarified, but it is suspected that the Kabanga MSSX CRM may have lost its homogeneity during transport and handling of the pails of bulk material with the separation and settling of the denser nickel minerals (pentlandite density of 4.6–5.0 t/m3) from the pyrrhotite (main nickel-bearing mineral in the Kabanga massive sulfide density of 4.6 t/m3).

Note that the Kabanga UMAF CRM did not suffer the same issue over the period, and there was no appreciable variance during the feasibility study for the UMAF CRM (0.01% Ni), as shown in Table 8.4.

The statistical results including accuracy and precision for the Kabanga CRMs over the 2005–2009 period are detailed in Table 8.6.

The review results for the ALS-Chemex internal reference material standard (Forrest B) shown in Figure 8.17, and summarised in Table 8.7 with details for Forrest B in Table 8.8, corroborates the fact that the high Ni bias issue observed on the Kabanga MSSX CRM results for both ALS-Chemex and Genalysis laboratories is inherent to the Kabanga CRM itself rather than a drift of the ALS-Chemex laboratory results. Note that in 2005, ALS-Chemex results for the Forrest B standard show several results outside of the acceptable limits. The quality of the results improves from 2006 onwards, likely due to a better calibration of ALS-Chemex’s analytical equipment to these grade ranges.

The comparison between the ALS MSSX CRM results and those obtained by Genalysis showed that the Genalysis results were consistently higher than the ALS ones.

The phenomenon observed on Ni grades on the MSSX CRM results did not occur for Cu results as shown in Figure 8.18 and Figure 8.20, which display the ALS-Chemex sequential results for both project CRMs for Cu from 2005 through 2009. Cu grade results were not affected.

Co grades for the MSSX and UMAF CRMs are shown by Figure 8.19 and Figure 8.21. These show that approximately half of the Co grade results are below the minimum acceptable value.

Figure 8.14	Kabanga MSSX CRM Ni Values 2005–2009

Figure 8.15	Kabanga UMAF CRM Ni Values 2005–2009

Table 8.4	Kabanga MSSX and UMAF CRMs – Tracking of Ni% Results 2005–2009

CRM	Accepted Ni% Value	Average Ni%					No. of Samples
		2005	2006	2007	2008	2009
MSSX	2.71	2.75	2.72	2.77	2.78	2.80	412
UMAF	0.68	0.66	0.64	0.64	0.66	0.67	429

Table 8.5	Kabanga MSSX CRM – Tracking of Ni% Results by Era

Accepted Value 2.71% Ni
Phase	Years	Number of Analyses	Average Ni Values
Scoping Study	2005–2006	173	2.74%
Pre-feasibility Study	2006–2008	212	2.77%
Feasibility Study	2008–2009	27	2.80%
Total	2005–2009	412	2.76%

Figure 8.16	Kabanga MSSX CRM Ni% Values by Genalysis 2005–2009

Table 8.6	Kabanga CRMs – Summary Statistics 2005–2009

CRM	MSSX			UMAF
	Ni (%)	Cu (ppm)	Co (ppm)	Ni (%)	Cu (ppm)	Co (ppm)
Number of Samples	443	443	443	429	429	429
Accepted Value	2.71	3,820	2,310	6,780	962	605
Mean	2.74	3,757	2,161	6,550	944	564
Median	2.76	3,770	2,160	6,540	939	563
Minimum	2.32	2,310	1,645	5,680	827	487
Maximum	3.06	4,960	2,590	7,390	1,080	647
Standard Deviation	0.12	274	134	280	41	29
Accuracy	1.03	–1.93	–6.87	–3.53	–2.04	–7.15
Precision (at 95%)	2.90	5.54	5.27	3.14	2.73	4.40

Note:

Accuracy is calculated as the mean of the percent relative differences.

Precision (at 95%) is calculated as 1.96 x standard deviation of the absolute percent relative differences / 2.

Figure 8.17	ALS-Chemex Internal Forrest B Standard – Results from 2005–2009

Table 8.7	ALS-Chemex Internal Reference Material Standards – Tracking of Ni% Results 2005–2009

ALS-Chemex Internal Standard	Accepted Ni% Value	Average Ni%					Number of Samples
		2005	2006	2007	2008	2009
Forrest B	4.52	4.61	4.51	4.53	4.58	4.54	452
BM-44	1.27	1.29	1.27	1.28	1.29	–	354
GBM306-12	0.95	–	–	–	0.96	0.94	150
BM-64	0.60	0.63	0.61	0.60	0.62	–	475
GBM398-4c	0.41	–	–	–	0.40	0.40	162

Table 8.8	ALS-Chemex Internal Forrest B Standard – Summary Statistics 2005–2009

Ni%
Number of Samples	452
Accepted Value	4.515
Mean	4.56
Median	4.56
Minimum	4.35
Maximum	5.01
Standard Deviation	0.09
Accuracy	0.95
Precision (at 95%)	1.40

Note:

Accuracy is calculated as the mean of the percent relative differences.

Precision (at 95%) is calculated as 1.96 x standard deviation of the absolute percent relative differences / 2.

Figure 8.18	Kabanga MSSX CRM Cu Values 2005–2009

Figure 8.19	Kabanga MSSX CRM Co Values 2005–2009

Figure 8.20	Kabanga UMAF CRM Cu Values 2005–2009

Figure 8.21	Kabanga UMAF CRM Co Values 2005–2009

8.4.8	Blanks

Blanks, prepared and pulverised on-site from pure quartzite, were inserted into the sample series to monitor possible contamination at both sample preparation stages in Tanzania and in Perth. A total of 378 blanks were analysed from 2005 through 2009. Figure 8.22 illustrates the results for potential Ni contamination.

An increase (mainly warning level) in contamination for Ni, Cu, and Co noted in January and February 2009 was addressed at the ALS laboratory in Perth through better cleaning of the pulverising machines between samples. A 2009 QA/QC audit report recommended lowering of the acceptable level for Ni contamination to 25 ppm (approximately) from 300 ppm, which is based on the official Ni protocol of 1/20th of the cut-off grade. This discussion was deemed largely academic, as there is no significant effect on the Kabanga samples due to nickel contamination.

Figure 8.22	Blanks – Ni Results 2005–2009

8.5	QP Opinion

In the opinion of the QPs, the sample preparation, security, and analytical procedures meets industry standards for data quality and integrity. There are no factors related to sampling or sample preparation that would materially impact the accuracy or reliability of the samples or the assay results. Recent infill drilling results have corroborated historical results. The outcomes of the QA/QC procedures indicate that the assay results are within acceptable levels of accuracy and precision and the resulting database is sufficient to support the estimation of Mineral Resources.

9	DATA VERIFICATION

9.1	Verifications by the QP

9.1.1	Site Visit

The QPs, Sharron Sylvester and Bernard Peters, visited the Project on 20–21 October 2022 and again on 27–30 October 2023. Sharron also visited site between 21–30 March 2023. The site visits included briefings from KNL exploration and corporate personnel, and site inspections of the drill rig, proposed mine, and plant and infrastructure locations at the Project.

Sharron Sylvester visited the SGS assay laboratories at Mwanza in Tanzania and had discussions with the SGS management and inspected the facilities.

All aspects that could materially impact the integrity of the data informing the Mineral Resource estimates (core logging, sampling, analytical results, and database management) were reviewed with LML staff. The QPs met with KNL staff to ascertain exploration and production procedures and protocols. The QPs observed core from diamond drillholes and confirmed that the logging information accurately reflects actual core. The lithology contacts checked by the QPs matched the information reported in the core logs. Verifications of Analytical Quality Control Data

Analytical quality control data typically comprises analyses from reference material standards, blank samples, and a variety of duplicate data. Analyses of data from reference material standards and blank samples typically involve time series plots to identify extreme values (outliers), or trends, which may indicate issues with the overall data quality. To assess the repeatability of assay data, several tests can be performed, of which most rely on certain statistical tools. The following charts for duplicate data are routinely assessed:

●	Bias charts

●	Quantile-quantile (Q-Q) plots

●	Mean versus half relative deviation (HRD) plots

●	Mean versus half absolute relative deviation plot

●	Ranked half absolute relative deviation (HARD) plot

9.1.2	Discussion

Review of results from recent drilling undertaken by KNL have corroborated the location of the mineralised zones and the tenor of the mineralisation. Assay results are pending.

9.2	QP Comments

In the opinion of the QP, the data is adequate for the purposes used in the 2023MRU. The drill data is considered by the QP to be adequate for the estimation of Mineral Resources.

10	MINERAL PROCESSING AND METALLURGICAL TESTING

Metallurgical testwork prior to ownership of the project by LML was carried out from 1999 to 2012 and assumed that the product was to be a nickel sulfide concentrate. This testwork included mineralogy, comminution, flotation, dewatering and variability assessments.

Kabanga nickel concentrate is now proposed to be processed by use of the LML hydrometallurgical technology for recovery of nickel, cobalt, and copper. KNL has testwork programmes that are in progress to test and develop the study assumptions for the concentrator and refinery scenario and to support materials handling, geochemical and backfill assumptions. This testwork includes:

●	Flotation testwork

●	Feed and concentrate oxidation assessments

●	Regrind testwork

●	Grindmill comminution testwork

●	Concentrator settling/thickening, rheology and filtration testwork

●	Refinery hydrometallurgical testwork

●	Refinery settling/thickening, rheology and filtration testwork

●	Pastefill testwork

●	Tailings geotechnical testing

●	Tailings and residue geochemical testing

10.1	Concentrate Testwork Prior to 2012

The 2014 draft feasibility study provides a high-level summary of the historical metallurgical testwork undertaken in support of the development of the concentrator flowsheet as at that time (Table 10.1).

Table 10.1	Metallurgical Testwork Summary

Year	Company	Level of Study	Zone	Activity
1999	Sutton–Anglo American JV	Scoping	North / Tembo	Mineralogy, Comminution, Flotation
2006	Glencore (Xstrata Nickel (Falconbridge)) –Barrick Gold JV	Pre-feasibility	North / Tembo	Mineralogy, Comminution, Flotation
2009	Glencore–Barrick Gold JV	Feasibility	All	Mineralogy, Comminution, Flotation, Processing Variability assessment
2012		Feasibility	All	Mineralogy, Comminution, Flotation, Processing Variability assessment

The metallurgical testwork was undertaken as part of previous technical studies, including the 2006 scoping study, the 2008 pre-feasibility study, and the 2009 2.2 Mtpa engineering study (all commissioned by Glencore), and earlier studies such as the 1999 pre-feasibility study commissioned by Anglo.

Mineralogical studies dating from 2004 and 2006 reported that the Tembo zone had a much higher ratio of pyrrhotite to pentlandite than was the case at Glencore’s (then Falconbridge) benchmark Canadian operations (Sudbury and Raglan). The North zone mineralisation was reported to be both coarser grained and endowed with less pyrrhotite (proportionally) than the Main zone mineralisation; liberation of pentlandite at the selected grind size of 80% passing 100 µm was reported to be very high (approximately 96%). The pyrrhotite to pentlandite ratio, and the average grain size both reduced moving from the massive sulfide mineralisation into the disseminated mineralisation material. The concentration of the smelter-associated, and environmentally deleterious elements, (As, Pb, and Bi), was assessed as being higher in the ultramafic material than the massive sulfide material, but the absolute concentration remains relatively low and does not present an issue with concentrate payability or necessitate payment for penalty elements above typical thresholds.

The 1999 pre-feasibility study discusses flotation testwork conducted on samples from the then recently discovered North zone, complementing earlier work conducted on material from the Main zone. Variability testwork on samples of massive sulfide produced good rougher flotation nickel grades and recoveries. Adding diluting material negatively affected metal grade but not recovery, requiring a cleaner stage to achieve good grades, as typically incorporated into flotation circuit designs. A locked cycle test produced a concentrate assaying 14.5% Ni, 2.1% Cu, and 1.3% Co at recoveries of 91.6%, 96.9%, and 93.6% respectively.

Testwork conducted on disseminated mineralisation material (largely from the Main zone) produced much lower concentrate grades, and a more sensitive grade–recovery response than the massive sulfide mineralisation, due to the much greater proportion (up to one-third) of nickel in this material associated with pyrrhotite.

Subsequent flotation testwork included work conducted by SGS Lakefield and reported in 2004. This work tested two samples, one of which was identified as being from the ‘Keel’ zone. The samples had head grades of 2.7%–3.0% Ni, 0.2%–0.4% Cu, and 0.22%–0.25% Co. This work culminated in locked cycle tests, which produced concentrates assaying 20.0%–20.3% Ni, 1.8%–3.2% Cu, and 1.7% Co at recoveries of 80%–85%, 94%–97%, and 81%–88% respectively.

Ore hardness testwork conducted for the 2008 pre-feasibility study indicated that the massive sulfide material is relatively soft but that the ultramafic material and surrounding waste rock is relatively hard. Dilution was therefore expected to be a significant factor in grinding circuit design and operation. This difference in competency can be managed with appropriate comminution design.

Flotation testwork was conducted by Glencore during the 2006 scoping study, and the 2008 pre-feasibility, culminating in the running of two mini-pilot plant campaigns in 2007.

The mini-pilot plant had a design capacity of 10 kg/h. The first campaign consisted of three runs: the first testing a baseline circuit configuration, and the last two an optimised circuit. The first two runs used a composite of mineralisation from the North zone, and the third run used a life-of-mine (LOM) composite.

The North zone composite consisted of a blend of 47% North Shallow mineralisation and 53% North Deep mineralisation, with 18.9% dilution (14.9% sediments, 5.0% ultramafic). Its head grade was 2.60% Ni and 0.36% Cu. The first run produced a concentrate assaying 19.6% Ni and 2.86% Cu at recovery of 88.5% and 91.6% respectively. The second run, with the optimised flowsheet (shorter pre-aeration time, heated pulp to simulate site conditions and a single cleaner stage), produced a concentrate assaying 21.3% Ni and 3.20% Cu at a recovery of 86.5% and 90.7% respectively.

The LOM composite consisted of 5.4% Main, 69.3% North, and 25.3% Tembo mineralisation, with 16.4% to 17.2% diluting material. The composite assayed 2.46% Ni and 0.34% Cu. The run using this material produced a concentrate assaying 19.6% Ni and 2.86% Cu at a recovery of 89.3% and 91.6% respectively.

An additional circuit was added to the flowsheet for the third run to investigate pyrrhotite rejection from pentlandite concentrations, however the rejection rate (65%) was lower than had been achieved in laboratory testing (80%).

The second mini-pilot plant campaign likewise consisted of three runs, all using the optimised circuit from the first campaign. The first run used a blend representing the first four years of production (32% North Shallow, 45% North Deep, and 22% Tembo, with 16.9% dilution). This run produced a concentrate assaying 22.0% Ni and 2.33% Cu at a recovery of 83.3% and 78.4% respectively. The second run tested a LOM composite and produced a concentrate assaying 17.2% Ni and 2.44% Cu at a recovery of 88.5% and 86.8% respectively. The third run used mineralisation from Tembo only and produced a concentrate assaying 19.6% Ni and 3.02% Cu at a recovery of 88.6% and 93.6% respectively.

The pyrrhotite rejection circuit was used in all runs. High-pyrrhotite rejections (>90%) were achieved, however the circuit was unstable and difficult to operate due to the necessity to run with low froth levels.

The mini-pilot plant trial reports did not report cobalt assays in the concentrates.

Subsequent studies determined the as mined mineralisation oxidised in a matter of weeks if stored in crushed form, with flotation recoveries negatively affected if the sample was stored for more than four weeks. The concentrates were also prone to self-heating, although not to the same extent as other nickel concentrate samples against which the Kabanga samples were benchmarked.

Aeration under alkaline conditions was determined to be required ahead of flotation for pyrrhotite depression (through oxidation), following which a rougher-cleaner-cleaner scavenger circuit at a grind size of 80% passing 100 µm was determined to be able to produce concentrates at 17%–18% Ni at a recovery of 89%. No material difference was found in flotation response between the North and Tembo mineralisation.

The introduction of deleterious elements to smelting into the concentrate, particularly MgO, but also As and Pb, through dilution by ultramafic waste rock, was determined to be not material at dilution levels of up to 15%. The baseline Pb content of the Tembo mineralisation is higher than for the North mineralisation, and proportionally more As reports to the concentrate for the Tembo mineralisation than for the North mineralisation.

Some preliminary pre-concentration testwork was conducted in 2009 and 2010, testing both gravity separation (by heavy liquid separation) and through the use of sensor-based sorting. Both techniques showed promise, more so in potentially rejecting sediments rather than ultramafics, due to the presence of sulfide minerals disseminated in this material.

10.2	2023 Testwork Programmes

The discussion in the 2023MRU is based on historical concentrator testwork outcomes. There is an ongoing programme of testwork being undertaken in 2023 and 2024 as part of current studies. This is a work in progress and once completed, the findings will be used to further develop and enhance the understanding of the metallurgical behaviours of the deposits.

The testwork programme has been designed to align and optimise the design assumptions for the concentrator and refinery for the Feasibility Study. A summary of workstreams is shown in Table 10.2. The samples for the testwork were prepared from Tembo and North ore (drill core) and have been composited to be representative of the massive sulfide and ultramafic mineralisation at the North and Tembo deposits. Safari link drilling composites will be prepared from drilling in the Safari link zone.

Table 10.2	2023 Concentrator, Refinery and Supporting Testwork

Description	Sample(s)	Laboratory
Flotation Testwork	Ore - Tembo, North Shallow, North Deep, Safari Link	Bureau Veritas, Perth, Australia ISO 9001
Feed and Concentrate Oxidation Assessments	Ore and Flotation Concentrate
Regrind Testwork	Flotation Concentrate	ALS Iron Ore Technical Centre (Swiss Tower Mills), Perth, Australia ISO9001, ISO45001, ISO14001
Grindmill Comminution Testwork	Ore	ALS, Perth, Australia
ISO9001, ISO45001, ISO14001
Settling and Filtration Testwork	Flotation Concentrate, Pyrrhotite Tailings, Non-pyrrhotite Tailings	Metso Outotec, Perth, Australia ISO9001, ISO45001, ISO14001
Concentrator Tailings Rheology Testwork	Pyrrhotite Tailings, Non-pyrrhotite Tailings	Newpark Fluids Systems, Perth Australia
Concentrator Tailings Rheology Testwork	Pyrrhotite Tailings, Non-pyrrhotite Tailings	Paterson & Cooke, Cape Town, South Africa ISO17025
Refinery Testwork	Flotation Concentrate	Simulus Laboratories, Perth, Australia
Refinery Thickening, Rheology, Filtration Testwork	POX, Primary Neutralisation, Secondary Neutralisation, Anolyte Neutralisation	Fremantle Metallurgy, Perth, Australia
Materials handling Testwork	Ni-Cu-Co concentrate, POX, pre-neutralisation, Iron Residue and Mg residues.	Jenike & Johanson Pty Ltd, Perth, Australia
Pastefill Testwork	Non-pyrrhotite Tailings, Iron Residue, Gypsum Residue	Minefill Services (Backfill Testing Services), Cardiff, Australia
Tailings Geotechnical testing	Pyrrhotite Tailings, Non-pyrrhotite Tailings, Blend Tailings	WSP, Perth Australia ISO9001, ISO45001, ISO14001
Tailings and Residue Geochemical Testing	Pyrrhotite Tailings, Non-pyrrhotite Tailings, Blend Tailings, Iron Residue, Gypsum Residue	WSP, Perth Australia ISO9001, ISO45001, ISO14001 (outsourced to various labs including Chemcentre (ISO17025, NATA))

The Simulus Group Pty Limited (Simulus Group) is a hydrometallurgy laboratory and engineering company based in Perth Australia. The Simulus Group was acquired by Lifezone Metals in July 2023 and continues to be used for testwork for the Kabanga project.

10.2.1	Concentrator Metallurgical Testwork

The concentrator testwork comprises the following main areas of focus:

●	Bulk flotation tests to generate samples for refinery, pastefill and tailings testwork

●	Flowsheet development testwork to confirm optimal flowsheet and major design parameters:

-	Open circuit rougher and cleaner flotation tests

-	Locked cycle flotation tests

-	Comminution testing of ore

-	Regrind testing of concentrate

-	Oxidation assessment of ore and concentrate

-	Settling and filtration testing of concentrate and tailings

-	Rheology and geochemical testing of tailings

●	Variability assessments to derive performance projections and operating cost estimations:

-	Open circuit rougher and cleaner flotation tests

-	Locked cycle flotation tests

10.2.2	Refinery Metallurgical Testwork

The Refinery metallurgical testwork aims to provide process design inputs by the end of 2023 with confirmation/optimisation of design parameters by Q3 2024. Samples of concentrate have been prepared to a representative Ni grade by compositing select concentrate samples from individual batch flotation tests produced from the concentrator testwork.

10.2.3	2023 Refinery Assumptions

Kabanga nickel concentrate is proposed to be processed by use of the LML hydrometallurgical technology for recovery of nickel, cobalt, and copper.

The process, which is summarised in Figure 10.1, consists of pressure oxidation (POX) followed by sequential stages of separation using solvent extraction and precipitation, with final metal recovery (nickel, cobalt, and copper separately) by electrowinning. The main unit operation stages being as follows:

1.	Aqueous POX in an acidic sulfate medium to dissolve the sulfides and base metals.

2.	Solid–liquid separation by pressure filtration with washing to recover entrained metals.

3.	Pre-neutralisation of pregnant leach solution (PLS) with limestone to remove excess free acid.

4.	Copper refining from pre-neutralised PLS by solvent extraction and electrowinning.

5.	Secondary neutralisation with limestone in aerated tanks to purify the solution for cobalt and nickel refining.

6.	Cobalt refining by solvent extraction and electrowinning.

7.	Nickel refining by solvent extraction and electrowinning.

8.	Anolyte neutralisation with limestone to remove excess free acid.

The refinery testwork will be conducted in two phases:

●	Phase 1 – Batch open-circuit and locked cycle tests to provide design inputs for the following unit operation stages:

-	POX

-	Primary Neutralisation

-	CuSX

-	Secondary Neutralisation

-	CoSX

-	Anolyte Neutralisation

-	MHP precipitation and releach (in support of alternative flowsheet option)

●	Phase 2 – Batch open-circuit optimisation tests and semi-continuous pilot operation to confirm metal recoveries and validate design parameters.

Residue samples from locked cycle and semi-continuous testing will be used for: thickening, rheology and filtration testwork; materials handling and transportability testwork; geochemical testing and pastefill assessment testwork.

10.3	Discussion

The testwork reported in support of the development of the comminution and flotation flowsheet for concentrate production appears to be robust. For the massive sulfide mineralisation, which is the focus of the project, the flotation concentrates grade, especially for the primary metal of interest (nickel), are good, and because the recoveries for all three metals of interest (nickel, copper, and cobalt) are relatively high.

The influence of waste dilution on hardness and flotation response has been investigated, and control of the level of dilution, especially from ultramafic material, will be important.

KNL is currently engaged in the drilling of additional metallurgical holes to provide additional samples for an extensive series of planned concentrator and refinery metallurgical testing to finalise the design of the process facilities. The testing of the samples already available is underway.

10.4	QP Comments

In the opinion of the QPs, the data is adequate for the purposes used in the 2023MRU and the analytical procedures used in the analysis are of conventional industry practice.

Figure 10.1	Conceptual Flowsheet for the Proposed Refinery Process

11	MINERAL RESOURCE ESTIMATES

The 2023 Mineral Resource estimates for the Project are based on industry best practices and conform to the requirements of S K 1300 and are suitable for reporting as current estimates of mineral resources. The Mineral Resource estimates discussed in this section are those produced by OreWin in 2023 and prepared for KNL. The approach to the resource modelling and the estimation was similar to the previous resource modelling for the deposits.

11.1	Mineral Resource Modelling

Mineral Resources for the Project have been estimated using industry best practices and conform to the requirements of S–K 1300 as Mineral Resource estimates.

The 2023 Mineral Resource estimate was completed by OreWin using Datamine software, with macros developed to estimate the full suite of component elements and density for each zone. All zones were estimated using the ordinary kriging (OK) method, with domain specific search and estimation parameters determined by variography and statistical analyses.

The estimate was completed on a truncated UTM grid (MG09 grid), with the following conversions:

●	Subtract 200,000 from the easting,

●	Subtract 9,600,000 from the northing, and

●	Add 10,000 to the elevation.

Model cell size of cell size of 5 m x 15 m x 10 m (X x Y x Z), with sub-celling permitted is the same as in previous models. The analysis used to determine the cell sizes was reviewed and is still considered valid.

11.2	2023 Mineral Resource Drillhole Database

The cut-off date for geological and analytical data for the 2023MRU was 17 September 2023.

Holes that had been drilled up to this date, but for which there remained outstanding assays or down hole survey information were excluded. Prior to importing and desurveying drillhole data, the raw data was checked for any notable inconsistencies or errors.

Once imported into Datamine, drillholes were viewed in conjunction with surface topography to visually inspect and validate collar locations, hole traces, lithology, and mineralisation.

11.3	Mineral Resource Domain Interpretations

Three distinct units were interpreted for the Main, MNB, Kima, North, and Tembo zones; the massive sulfide (MSSX), the ultramafic (UMAF) and an intrusive (INTRU) unit which was allowed to encompass any intrusive lithology. Within these three units, additional domains were created based on spatial continuity, intersecting geological structures, and geochemical variability.

Solid wireframes were constructed for the intrusive domains at each zone, which predominantly represented the logged UMAF_KAB lithology, but also served as an ‘umbrella’ unit for any intervals logged as MAF, GAB_KAB, UMAF_1a, MSSX, and MSXI. The banded pelite (BNPU) and the lower pelite (LRPU) contacts were also used to interpret folding structures to help guide the shape and to orient the sulfide mineralisation interpretation.

Mineralisation was interpreted interactively on-screen using strings that were ‘snapped’ (attached) to drillhole intersections on 5–10 m spaced cross-sections that were aligned perpendicular to the strike of mineralisation. Owing to the gradual change in strike from south to north (Main strikes approximately 005° while Tembo strikes approximately 045°), the cross-section plane was not always exactly parallel to the adjacent cross-section.

The mineralisation modelling targeted massive sulfides (MSSX) or massive sulfides with sedimentary xenoliths (MSXI) in combination for each zone. Lower grade mineralisation (disseminated sulfides) in the adjacent ultramafic rocks was interpreted separately for the semi-massive nickel mineralisation hosted in the UMAF_1a unit for each zone (UMAF).

No nominal grade cut-off was used in the interpretation phase. Interpretations were initially based on logged lithology. These were later refined to attempt to exclude any drillhole intervals with disparate nickel tenor or absent assays. MSSX interpretations were at times permitted to capture logged BNPU or LRPU intervals of notable nickel grade (>0.6%) where these were in direct contact with MSSX or MSXI. For the ultramafic-hosted mineralisation, intervals logged as any intrusive lithology with greater than 0.6% Ni were also considered for inclusion within the mineralisation boundary.

At the peripheries of the drillhole dataset, end plate strings were created by projecting the last cross-section interpretation string past the extent of the drilling to distances of half the nominal drillhole spacing in the local area, with consideration for the vertical behaviour of the mineralised zone by location the end plate up-dip or down-dip (as appropriate) from the last drilled cross-section.

Estimation was completed separately for each of the mineralised domains at each of the zones, and these zone models were then combined into one model representing the mineralisation of the entire Project.

The basal contact of the oxidised weathering zone was interpreted from the drillhole data and used to trim the top of the mineralised domains at Main zone and the southern end of North zone. Almost the entirety (98%) of the mineralisation at Tembo is below the level of oxidation. Figure 11.1 is a 3D schematic long-section of the modelled mineralised zones.

A multivariate statistical analysis was completed for all domains within each zone. Some individual domains were combined where they were found to be statistically similar and could be plausibly related in a geological and spatial sense.

Figure 11.1	Schematic Projected Long-section of the Kabanga Mineralised Zone Wireframes (looking north-west)

11.3.1	Grade and Lithology

The primary mineralised lithologies encountered at Kabanga are:

●	massive sulfide (MSSX) and a massive sulfide with xenoliths (MSXI).

●	ultramafics that contain two types of disseminated sulfides: UMAF_1a and UMAF_KAB.

●	pelites: sedimentary country rock at the contact with the massive sulfides or ultramafics. There are two types of pelite: the banded pelite (BNPU), and the lower pelite (LRPU).

Other lithologies, (gabbro, quartz, etc.), for which samples have been assayed, are not significant in terms of mineralisation tenor and frequency.

The Ni% box plot in Figure 11.2 shows all the represented lithologies across the Project.

Figure 11.2	Ni Box Plot for all Assayed Lithologies – All Zones

North Zone

The pie chart in Figure 11.3 shows that the main lithology of interest, in terms of number of assayed samples, is MSSX.

The grade characteristics of the mineralisation types at North are shown in the box plots in Figure 11.4.

Figure 11.3	Pie Chart of Assayed Lithologies – North Zone

Figure 11.4	Box Plots for a Suite of Elements for the Mineralisation Types – North Zone

Tembo Zone

For Tembo, a pie chart and box plots are shown in Figure 11.5 and Figure 11.6 respectively. Again, the main lithology of interest, in terms of number of assayed samples, is MSSX.

Figure 11.5	Pie Chart of Assayed Lithologies – Tembo Zone

The box and whisker plots in Figure 11.7 summarise the grades for the main elements of interest by Mineralisation type for North and Tembo. Across all mineralisation types, North has higher grades than Tembo.

Figure 11.6	Box Plots for a Suite of Elements for the Mineralisation Types – Tembo Zone

Figure 11.7	Box Plot of Grades (Co, Cu, Ni, and S) by Mineralisation Type

11.3.2	Drillhole Compositing

The purpose of compositing drillhole samples is to ensure that all samples have the same sample support. The term ‘sample support’ is a geostatistical concept that relates to the space on which an observation is defined (i.e., length of a sample interval, volume of sampled material, percentage recovery, etc.).

While an analysis of drillhole sample lengths should always be undertaken, the act of compositing is not necessarily an essential step in the resource modelling and estimation process; it is only warranted in cases where sample support is disrupted by high variability of raw sample lengths in the dataset. The decision to composite or not, and what composite length to use if proceeding, (i.e., in the case where compositing is considered necessary), should therefore be based on statistical analysis of the particular dataset in question.

A review was undertaken of the raw sample lengths of the samples in the data from each zone. Sample length statistics examined for the 2023 work for North are shown in Figure 11.8 and for Tembo in Figure 11.9. The histograms show that the most prevalent sample length is 1 m. There is a second population of samples less than 1 m in length at all zones, and a population of samples of 2 m length at North.

Because of the large number of 1 m samples relative to any other length of sample, it was felt that compositing the 1 m samples to a coarser sample length would result in a statistically significant reduction in variance of the overall assay data, which is undesirable. Furthermore, the splitting of larger samples into smaller (1 m) samples would also result in an artificial reduction in variance by creating exact duplicate intervals from the larger original sample interval.

It was therefore decided to not composite the dataset to a common length on the basis that sample support was already reasonable, and the negative ramifications of compositing may, in this instance, outweigh any potential benefit from making the dataset more consistent in length.

Figure 11.8	Histograms of Sample Lengths – North Zone (where assayed)

Figure 11.9	Histograms of Sample Lengths – Tembo Zone (where assayed)

11.3.3	Top-Cutting

Top cutting is a strategy used in grade estimation to limit the influence of anomalously high values, which may otherwise cause the overestimation of grades, by cutting their value back to a ceiling value determined using statistics, or eliminating the data completely if the result is considered invalid.

Anomalously high values are generally readily observable on a log probability plot as being ‘off-trend’ of the lower grade values in the same domain (an inflection in the probability plot).

While an analysis of population statistics to determine the presence of anomalous values should always be undertaken, the act of top cutting is not necessarily an essential step in the resource modelling and estimation process; it is only warranted in cases where (a) influential anomalous populations exist, and (b) these occur in a spatial configuration that renders them unsuitable for segregation into separate domains (i.e. scattered pervasively, rather than co-located). The decision to top cut or not, and which data to cut (i.e., in the case where cutting is considered necessary), should therefore be based on statistical analysis of the particular dataset in question.

A statistical analysis was undertaken of the Ni, Cu, Co, and S grades within each mineralisation type at each zone. While several high grades were identified, these were able to be constrained throughout the grade estimation process, therefore, no top-cutting was applied.

One drillhole (P60-12) was removed from the dataset on the basis that it appears to be incongruent with the surrounding information. This hole has no survey data and is therefore assumed to be vertical – this could be the cause of the disparity in grade characteristics down the hole. This hole also has no lithological log, rendering it unable to be compared lithologically to surrounding holes.

11.3.4	Boundary Treatment

Contact analysis was undertaken on all major component elements in each zone to determine the optimal treatment of samples at the boundaries of different zones of mineralisation. Some examples of the contact plots are shown for Ni% across the INTR:UMIN boundary at North and Tembo (Figure 11.10) and across the UMIN:MSSX boundary (Figure 11.11).

This analysis showed that the contrast between samples on either side of a mineralisation boundary was definitive. This is not an unexpected finding given the differential in tenor of grade that was clearly evident at the time of interpretating the boundaries between the different mineralisation types.

As a result, the decision was taken to treat all boundaries between different mineralisation types as ‘hard’ boundaries that do not allow the intermingling of samples from adjacent domains.

Figure 11.10	Contact Plots for Ni% Across INTR:UMIN Boundary

Figure 11.11	Contact Plots for Ni% Across UMIN:MSSX Boundary

11.3.5	Variography

Where sufficient samples existed, variograms were generated for all estimated constituents, including density, for all mineralisation domains (MSSX, UMAF and INTRU), in all zones.

For the MSSX, it was often the case that the variograms were erratic from one lag to the next. It is considered that this reflects the narrow nature of the MSSX domains, resulting in small pair counts at any given lag, which can magnify the variability. Despite this, continuity was invariably able to be modelled where sufficient samples occur to form the variogram. Downhole variograms were generally robust.

Estimation of grades for all elements was undertaken by ordinary kriging using the variogram parameters that had been obtained for each component. Where a component/domain had insufficient samples to develop standalone variogram parameters, alternative parameters were assigned from a comparable domain that was selected following review of the statistical and geometrical characteristics of the domains in question.

11.3.6	Search Parameters

Each mineralisation type and zone combination had its own search strategy based on the learnings from the preceding statistical analyses and from visual observation or the characteristics of each.

The search strategy used is based on a four-pass approach to maximise the number of cells receiving estimates, while maintaining reasonably tight search ellipses in the first three passes.

The first search volume is an ellipse generally of the order of 120 x 120 x 40 m. Cells that fail to receive an estimate in the first search pass are then processed through a second search volume, which has a dimension multiplier generally (but not always) 2.5-times the initial volume. Likewise, cells that remain un-estimated are processed through a third search pass, with a search volume multiplier set to 5-times the initial volume. The fourth search volume is set to 20-times the initial volume in an effort to populate as many cells as possible.

Each search pass has its own minimum and maximum numbers of samples parameters. While the maximum rarely changed, the minimum number reduced slightly in each subsequent pass to permit estimation to succeed with slightly fewer samples thereby moderating the search distances within the larger search volumes of the second and third passes.

The maximum number of samples per drillhole criteria was utilised to help assure that estimates were based on more than one drillhole.

For some domains (not all), octant restrictions were imposed to force selection of a samples from a variety of directions. For select domains, the process of Dynamic Anisotropy was used to orient the search ellipse used to estimate each cell based on local variations in the interpreted mineralisation boundaries. This process enables better capture of relevant samples for estimation, resulting in estimates that are locally appropriate.

Search parameters used for grade estimation are shown in Table 11.1.

Table 11.1	Grade Estimation Search Parameters

Zone	Domain Description	Search Pass Number	Search Distances			Search Angles			Octant Searching				Min. No. Samp’s	Search Vol. 2		Search Vol. 3		Max. No. Samp’s per Hole	Dynamic Aniso-tropy Used (Y/–)
			1	2	3	1	2	3	Used (Y/–)	Min. No. Octants	Min. Samp’s per Octant	Max. Samp’s per Octant		Volume Factor	Min. No. Samp’s	Volume Factor	Min. No. Samp’s
MAIN	MSSX	½/3	60	60	10	095	65	15	Y	2	2	6	8	2.5	7	5	6	5	Y
MAIN	MSSX #3	½/3	60	60	20	095	-25	0	Y	2	2	6	6	5	5	10	4	5	Y
MAIN	UMIN	½/3	60	40	20	095	60	15	Y	2	1	6	8	2.5	7	5	6	5	–
MAIN	UMIN 16/17/18	½/3	60	40	20	095	60	15	–	–	–	–	2	2.5	2	5	2	5	–
MAIN	INTRUSIVE	½/3	100	80	20	095	60	15	Y	2	1	6	8	2.5	7	5	6	5	–
MAIN	MSSX	4	1,200	1,200	400	095	65	15	–	2	–	–	6	–	–	–	–	8	Y
MAIN	MSSX #3	4	2,400	2,400	800	095	-25	0	–	2	–	–	6	–	–	–	–	8	Y
MAIN	UMIN	4	1,200	1,200	400	095	60	15	–	2	–	–	6	–	–	–	–	8	–
MAIN	UMIN 16/17/18	4	1,200	1,200	400	095	60	15	–	0	–	–	2	–	–	–	–	8	–
MAIN	INTRUSIVE	4	1,200	1,200	400	095	60	15	–	2	–	–	6	–	–	–	–	8	–
MNB	MSSX	½/3	60	40	20	105	-75	-35	–	–	–	–	6	2.5	5	5	4	5	Y
MNB	UMIN	½/3	60	40	20	105	-75	-35	–	–	–	–	6	2.5	5	5	4	5	–
MNB	INTRUSIVE	½/3	40	60	10	115	-45	45	–	–	–	–	8	5	8	10	6	5	–
MNB	MSSX	4	1,200	1,200	400	105	-75	-35	–	–	–	–	6	–	–	–	–	8	Y
MNB	UMIN	4	2,400	2,400	800	105	-75	-35	–	–	–	–	6	–	–	–	–	8	–
MNB	INTRUSIVE	4	1200	1200	400	115	-45	45	–	–	–	–	4	–	–	–	–	8	–
NORTH	MSSX	½/3	60	60	10	130	-65	-15	–	–	–	–	8	2.5	8	5	6	5	Y
NORTH	UMIN	½/3	60	60	10	130	-65	-15	–	–	–	–	8	2.5	8	5	6	5	–

Zone	Domain Description	Search Pass Number	Search Distances			Search Angles			Octant Searching				Min. No. Samp’s	Search Vol. 2		Search Vol. 3		Max. No. Samp’s per Hole	Dynamic Aniso-tropy Used (Y/–)
			1	2	3	1	2	3	Used (Y/–)	Min. No. Octants	Min. Samp’s per Octant	Max. Samp’s per Octant		Volume Factor	Min. No. Samp’s	Volume Factor	Min. No. Samp’s
NORTH	INTRUSIVE	½/3	60	60	10	130	-85	-15	–	–	–	–	8	2.5	8	5	6	5	–
NORTH	MSSX	4	1,200	1,200	400	130	-65	-15	–	–	–	–	6	–	–	–	–	8	Y
NORTH	UMIN	4	2,400	2,400	800	130	-65	-15	–	–	–	–	6	–	–	–	–	8	–
NORTH	INTRUSIVE	4	1,200	1,200	400	130	-85	-15	–	–	–	–	6	–	–	–	–	8	–
KIMA	MSSX	½/3	60	60	10	130	-65	-15	–	–	–	–	8	2.5	8	5	6	5	Y
KIMA	UMIN/INTRUSIV	½/3	60	60	10	130	-65	-15	–	–	–	–	8	2.5	8	5	6	5	–
KIMA	MSSX	4	1,200	1,200	400	130	-65	-15	–	–	–	–	4	–	–	–	–	8	Y
KIMA	UMIN/INTRUSIV	4	1,200	1,200	400	130	-65	-15	–	–	–	–	4	–	–	–	–	8	–
TEMBO	TS & TCN UMIN/INTR	½/3	60	60	20	145	-80	20	–	–	–	–	8	2.5	8	5	6	5	–
TEMBO	TCS & TN UMIN/INTR	½/3	60	60	20	145	-75	-30	–	–	–	–	6	2.5	8	5	6	5	–
TEMBO	TS & TCN MSSX	½/3	60	60	20	145	-80	20	–	–	–	–	8	2.5	8	5	6	5	Y
TEMBO	TCS & TN MSSX	½/3	60	60	20	145	-75	-30	–	–	–	–	6	2.5	8	5	6	5	Y
TEMBO	TS & TCN UMIN/INTR	4	1,200	1,200	400	145	-80	20	–	–	–	–	4	–	–	–	–	8	–
TEMBO	TCS & TN UMIN/INTR	4	1,200	1,200	400	145	-75	-30	–	–	–	–	6	–	–	–	–	8	–
TEMBO	TS & TCN MSSX	4	1,200	1,200	400	145	-80	20	–	–	–	–	4	–	–	–	–	8	Y
TEMBO	TCS & TN MSSX	4	1,200	1,200	400	145	-75	-30	–	–	–	–	6	–	–	–	–	8	Y

The maximum number of samples permitted in each Search Volume = 14

The rotation of the Search Angles occurs around axes 3 : 1 : 3

11.3.7	Grade Estimation

Grade (and density) estimation was undertaken using ordinary kriging (OK) for each domain.

Inverse distance weighting to the power of 2 (ID2) was used to estimate a select group of components in each domain for validation purposes. The global tonnes and grades were compared for each estimation method, as a check for gross errors in the kriging parameters.

An example cross-section showing Ni% grade estimates at North Zone is shown in Figure 11.12 and at Tembo Zone in Figure 11.13.

11.3.8	Model Validation

The models were validated visually and statistically for all grade elements estimated and the density. Visually, the models were reviewed on cross-sections against the input drilling data to ensure that the models honour the grade profiles and continuity. The following specific verification steps were taken:

●	Cross-sections of the estimated grades were reviewed to ensure the estimates honour drillhole data and the geological interpretation.

●	Histograms of the drillhole data were overlain with the estimated model Ni grades to assess grade distribution.

●	Cumulative frequency plots for each of the estimation methods and the drillhole grades illustrate a modest grade distribution distortion.

●	Swath plots were generated for each of the domains within each zone to review and assess the grade distributions. Some example swath plots along strike are shown for North in Figure 11.14 and Tembo in Figure 11.15.

Figure 11.12	Example Cross-section* of Ni% Grade Estimates at North Zone (with Kima)

Topography
Oxidation
11600 mRL
11400 mRL
11200 mRL
11000 mRL
10800 mRL
10600 mRL
UQTZ
USSC
LQTZ
LSSC
BNPU
LRPU
UMAF
MSSX
Kima
Estimated Ni%
< 0.58
0.58 - 0.80
0.80 - 1.00
1.00 - 1.20
1.20 - 1.50
1.50 - 1.75
1.75 - 2.00
2.00 - 2.20
2.20 - 2.40
2.40 - 2.60
2.60 - 2.80
2.80 - 3.00
3.00 - 3.25
3.25 - 3.50
3.50 - 4.00
> 4.00
0
50
100
150
200

* Oblique cross-section looking 030°, +/- 15 m projection.

Figure 11.13	Example Cross-section* of Ni% Grade Estimates at Tembo Zone

11600 mRL
11400 mRL
11200 mRL
11000 mRL
10800 mRL
10600 mRL
Topography
Oxidation
UQTZ
USSC
LQTZ
LSSC
BNPU
LRPU
MSSX
UMAF
MSSX
Estimated Ni%
< 0.58
0.58 - 0.80
0.80 - 1.00
1.00 - 1.20
1.20 - 1.50
1.50 - 1.75
1.75 - 2.00
2.00 - 2.20
2.20 - 2.40
2.40 - 2.60
2.60 - 2.80
2.80 - 3.00
3.00 - 3.25
3.25 - 3.50
3.50 - 4.00
> 4.00
0
50
100
150
200

* Oblique cross-section looking 038°, +/- 15 m projection.

Figure 11.14	Example Swath Plots – Ni% Along Strike for North Zone

Figure 11.15	Example Swath Plots – Ni% Along Strike for Tembo Zone

11.3.9	Classification

The classification criteria and zoning used for the 2023 Mineral Resource estimates were based on the distance from the cell centroid to drillhole samples. The higher classifications were assigned using wireframe solids defined to enclose areas of consistent geology with drill spacing meeting the recommended drill spacings based on a conditional simulation study.

The 2023MRU was classified after reviewing the previous classification criteria and is based on a variety of factors including the geometry, spatial and geochemical continuity of the mineral resource, as well as the success rate when intersecting the resource at a predicted locations and thicknesses with new drilling. Manually defined wireframe solids were produced to enclose areas to be defined as inferred, indicated or measured.

Key considerations in the definition of the different resource categories are:

●	Borehole Electromagnetic Surveys (BHEM)

●	Drill Spacing Criteria used for Resource Classification

●	Drillhole Grid Spacing

●	Variographic Drilling

11.4	Mineral Resource Cut-off Grade

As the Kabanga mineralised zones contain multi-element mineralisation, a grade-equivalent formula has been used for reporting from the Mineral Resource estimates. After a review of the grade equivalent formula and the cut-off grade assumptions in the Kabanga Technical Report Summary filed in February 2023 it was determined that the assumptions remain current and have not been changed for this Initial Assessment.

Based on previous work on the Project, nickel was identified as the primary payable element, and therefore a nickel-equivalent was used for the cut-off grade. A formula was used to convert payable elements in a model cell, to a nickel-equivalent value, by using the individual relative metal values as compared to nickel, to result in a total nickel-equivalent for a model cell.

The 2023 nickel-equivalent (NiEq23) formula is as follows:

NiEq23 (%) = Ni% + Cu% x 0.411 + Co% x 2.765

The 2023 NiEq cut-off grade is 0.58% NiEq.

Metal price and recovery assumptions used for the NiEq23 and cut-off grade determination are shown in Table 11.2.

Table 11.2	NiEq23 Input Parameters

Metals	Metal Prices ($/lb)	Recoveries		Net Recovered ($/lb)	NiEq Ratio
		Concentrator (%)	Refinery (%)
Nickel	9.50	89.00	98.00	8.29	1.000
Copper	4.00	86.00	99.00	3.41	0.411
Cobalt	26.00	89.00	99.00	22.91	2.765

11.4.1	2023 Cut-off Grade

The Initial Assessment is based on the following key assumptions:

●	Mining rate: an underground mining rate of 2.2 Mtpa.

●	Mining method: underground stoping with backfill feeding an onsite concentrator.

●	Processing rate: a concentrator located on-site with a capacity of 2.2 Mtpa feed producing a concentrate grading 18% Ni (producing approximately 220 ktpa of concentrate).

●	Concentrate is assumed to be transported to an offsite hydrometallurgical refining facility to produce final LME-grade nickel, copper, and cobalt metals.

●	Transport of nickel and copper cathode and cobalt rounds to Dar es Salaam for sale locally or for export.

●	All power requirements are assumed to be supplied from the national grid.

Modifying factors were estimated using the above project scenario and comparisons with studies of similar projects. The costs accuracy level is approximately ±50% with a contingency level of 25%.

The NiEq23 cut-off grade used is a Breakeven Cut-off Grade. It is defined as the Ni grade of a model cell in the resource model at which the net sales return (NSR) is equal to the cost for producing nickel cathode (Cost).

Table 11.3 details the input assumptions used for determination of the cut-off grade.

NiEq23 has been calculated in the resource model to account for the grades of all three primary metals. In the cut-off grade calculation, only the revenue from nickel is considered for the NSR. In the model cells where there are Cu and Co grades, the NSR calculated from Ni-only can then be applied to the NiEq23.

The formulae for calculating NSR and Cost are as follows:

Net Sales Return

●	Mass Pull = Ni Grade * Concentrator Recovery / Concentrate Ni Grade

NSR = ((Nickel Price* Concentrate Ni Grade * Refinery Recovery) * (1 - Royalties) - Transport - Insurance)) * Mass Pull

Cost

●	Refinery Cost = (Refinery Cost per lb) * (lb/t) * Concentrate Ni Grade * Mass Pull

●	Breakeven Cost = Mining + Process + Refining + G&A

Breakeven Cut-off Grade

●	Cut-off Grade is the Ni Grade when NSR = Cost

Table 11.3	2023 Cut-off Grade Assumptions

Description	Unit	Value
Metal Prices
Nickel	$/lb	9.50
Copper	$/lb	4.00
Cobalt	$/lb	26.00
Concentrator Recovery
Ni	%	89.00
Cu	%	86.00
Co	%	89.00
Refinery Recovery
Nickel	%	98.00
Copper	%	99.00
Cobalt	%	99.00
Concentrate
Nickel Grade	%	18.00
Moisture Content	%	8.00
Transport Cost	$/t.km Concentrate	0.08
Royalties and Fees
Royalties and Fees	%	8.8
Refining
Refinery to Port Transport Cost	$/t.km Metal	0.06
Port and Sea Freight Cost	$/t Metal	75.00
Insurance Cost	% freight value	0.4%
Refining Cost	$/lb recovered metal	1.55
Mine Operating Costs
Underground Mining	$/t Mined	50.00
Processing	$/t Processed	13.00
General and Administration	$/t Processed	13.71

11.5	Reasonable Prospects for Economic Extraction

The 2023MRU describes the Mineral Resource estimates of the Kabanga Project.

The Initial Assessment assumes an underground mining rate of 2.2 Mtpa. The mining method is underground stoping with backfill feeding an on-site concentrator. Concentrate is assumed to be transported to an off-site hydrometallurgical processing facility to produce final nickel, copper, and cobalt metals, with transport of final metals to Dar es Salaam, and export to markets for sale.

A cash flow analysis was not performed for the Project. The Initial Assessment has been prepared to demonstrate reasonable prospects of economic extraction, not the economic viability of the Mineral Resource estimates. The Initial Assessment is preliminary in nature, it includes Inferred Mineral Resources that are considered too speculative geologically to have modifying factors applied to them that would enable them to be categorised as Mineral Reserves, and there is no certainty that this economic assessment will be realised.

Macroeconomic trends, taxes, royalties, data, and assumptions, interest rates, marketing information and plans, legal matters such as statutory and regulatory interpretations affecting the mine plan and environmental matters are outside the expertise of the QP and are within the control of the registrant (see Section 25).

However, as significant environmental and social analysis has been conducted for the Project over an extended period, LML employs professionals and other personnel with responsibility in these areas and these personnel have the best understanding of these areas, and following a review of the current supplied information, the opinion of the QP is that it is reasonable to rely on the information provided by LML.

The QP has concluded that the Mineral Resource estimates meet reasonable prospects for eventual economic extraction.

11.6	Kabanga 2023 Mineral Resource Statement

The updated Kabanga 2023 Mineral Resource estimates are based resource modelling completed by OreWin. After a review of the grade-equivalent formula and the cut-off grade assumptions reported in the Kabanga Technical Report Summary filed in February 2023, it was determined that the assumptions remain current, and they have therefore not been changed for this Initial Assessment.

The Mineral Resource estimates are shown in Table 11.4. The subset of the Mineral Resource estimates that relates to the massive sulfide (MSSX) mineralisation is shown in Table 11.5. The subset of the Mineral Resource estimates that relates to the ultramafic (UMAF) mineralisation is shown in Table 11.6. Reporting of contained nickel-equivalent metal is shown in Table 11.7. Only the portion of the total mineralisation that is attributable to LML’s interest in the property is shown in Table 11.4 through Table 11.7.

The Mineral Resource estimates have an effective date of 30 November 2023. Mineral Resource estimates have been reported in accordance with the US SEC Regulation S-K subpart 1300 rules for Property Disclosures for Mining Registrants (S-K 1300).

Table 11.4	Kabanga Mineral Resource Estimates[1] as at 30 November 2023 – Based on $9.50/lb Nickel Price, $4.00/lb Copper Price, and $26.00/lb Cobalt Price

Mineral Resource Classification	LML Tonnage[3] (Mt)	Grades				Recovery
		NiEq23 (%)	Ni (%)	Cu (%)	Co (%)	Nickel (%)	Copper (%)	Cobalt (%)
MAIN – Massive Sulfide plus Ultramafic
Measured	–	–	–	–	–	–	–	–
Indicated	9.3	1.60	1.22	0.20	0.10	87.2	85.1	88.1
Measured + Indicated	9.3	1.60	1.22	0.20	0.10	87.2	85.1	88.1
Inferred	–	–	–	–	–	–	–	–
MNB – Massive Sulfide plus Ultramafic
Measured	–	–	–	–	–	–	–	–
Indicated	–	–	–	–	–	–	–	–
Measured + Indicated	–	–	–	–	–	–	–	–
Inferred	1.9	1.47	1.14	0.17	0.09	87.2	85.1	88.1
KIMA – Massive Sulfide plus Ultramafic
Measured	–	–	–	–	–	–	–	–
Indicated	–	–	–	–	–	–	–	–
Measured + Indicated	–	–	–	–	–	–	–	–
Inferred	3.4	1.95	1.53	0.25	0.11	87.2	85.1	88.1
NORTH – Massive Sulfide plus Ultramafic
Measured	6.1	2.99	2.34	0.32	0.19	87.2	85.1	88.1
Indicated	14.5	3.26	2.61	0.35	0.18	87.2	85.1	88.1
Measured + Indicated	20.6	3.18	2.53	0.34	0.18	87.2	85.1	88.1
Inferred	12.2	3.24	2.60	0.35	0.18	87.2	85.1	88.1
TEMBO – Massive Sulfide plus Ultramafic
Measured	8.0	2.33	1.80	0.25	0.16	87.2	85.1	88.1
Indicated	5.8	2.30	1.79	0.24	0.15	87.2	85.1	88.1
Measured + Indicated	13.8	2.32	1.80	0.25	0.15	87.2	85.1	88.1
Inferred	–	–	–	–	–	–	–	–
MINERAL RESOURCE ALL ZONES – Massive Sulfide plus Ultramafic
Measured	14.1	2.61	2.03	0.28	0.17	87.2	85.1	88.1
Indicated	29.5	2.55	2.02	0.28	0.15	87.2	85.1	88.1
Measured + Indicated	43.6	2.57	2.02	0.28	0.16	87.2	85.1	88.1
Inferred	17.5	2.79	2.23	0.31	0.16	87.2	85.1	88.1

1.	This table reports the Mineral Resources for the combined massive sulfide and ultramafic mineralisation types.

2.	Mineral Resources are reported exclusive of Mineral Reserves. There are no Mineral Reserves to report.

3.	Mineral Resources are reported showing only the LML-attributable tonnage portion, which is 69.713% of the total.

4.	Cut-off uses the NiEq23 using a nickel price of $9.50/lb, copper price of $4.00/lb, and cobalt price of $26.00/lb with allowances for recoveries, payability, deductions, transport, and royalties. NiEq23% = Ni% + Cu% x 0.411 + Co% x 2.765.

5.	The point of reference for Mineral Resources is the point of feed into a processing facility.

6.	All Mineral Resources in the 2023MRU were assessed for reasonable prospects for eventual economic extraction by reporting only material above a cut-off grade of 0.58% NiEq23.

7.	Totals may vary due to rounding.

Table 11.5	Kabanga Mineral Resource Estimates – Massive Sulfide[1] (subset of Table 11.4) as at 30 November 2023 – Based on $9.50/lb Nickel Price, $4.00/lb Copper Price, and $26.00/lb Cobalt Price

Mineral Resource Classification	LML Tonnage[3] (Mt)	Grades				Recovery
		NiEq23 (%)	Ni (%)	Cu (%)	Co (%)	Nickel (%)	Copper (%)	Cobalt (%)
MAIN – Massive Sulfide Only
Measured	–	–	–	–	–	–	–	–
Indicated	3.2	2.38	1.86	0.28	0.15	87.2	85.1	88.1
Measured + Indicated	3.2	2.38	1.86	0.28	0.15	87.2	85.1	88.1
Inferred	–	–	–	–	–	–	–	–
MNB – Massive Sulfide Only
Measured	–	–	–	–	–	–	–	–
Indicated	–	–	–	–	–	–	–	–
Measured + Indicated	–	–	–	–	–	–	–	–
Inferred	1.2	1.68	1.30	0.19	0.11	87.2	85.1	88.1
KIMA – Massive Sulfide Only
Measured	–	–	–	–	–	–	–	–
Indicated	–	–	–	–	–	–	–	–
Measured + Indicated	–	–	–	–	–	–	–	–
Inferred	2.6	2.27	1.78	0.29	0.13	87.2	85.1	88.1
NORTH – Massive Sulfide Only
Measured	5.1	3.35	2.62	0.36	0.21	87.2	85.1	88.1
Indicated	11.6	3.76	3.02	0.40	0.21	87.2	85.1	88.1
Measured + Indicated	16.7	3.64	2.90	0.39	0.21	87.2	85.1	88.1
Inferred	9.8	3.76	3.02	0.41	0.21	87.2	85.1	88.1
TEMBO – Massive Sulfide Only
Measured	4.9	2.97	2.30	0.31	0.20	87.2	85.1	88.1
Indicated	3.5	2.85	2.23	0.29	0.18	87.2	85.1	88.1
Measured + Indicated	8.4	2.92	2.27	0.30	0.19	87.2	85.1	88.1
Inferred	–	–	–	–	–	–	–	–
MINERAL RESOURCE ALL ZONES – Massive Sulfide Only
Measured	10.0	3.16	2.46	0.34	0.20	87.2	85.1	88.1
Indicated	18.3	3.35	2.67	0.36	0.19	87.2	85.1	88.1
Measured + Indicated	28.3	3.28	2.59	0.35	0.20	87.2	85.1	88.1
Inferred	13.6	3.29	2.63	0.37	0.18	87.2	85.1	88.1

1.	This table reports the Mineral Resources for the massive sulfide mineralisation only.

2.	Mineral Resources are reported exclusive of Mineral Reserves. There are no Mineral Reserves to report.

3.	Mineral Resources are reported showing only the LML-attributable tonnage portion, which is 69.713% of the total.

4.	Cut-off uses the NiEq23 using a nickel price of $9.50/lb, copper price of $4.00/lb, and cobalt price of $26.00/lb with allowances for recoveries, payability, deductions, transport, and royalties. NiEq23% = Ni% + Cu% x 0.411 + Co% x 2.765.

5.	The point of reference for Mineral Resources is the point of feed into a processing facility.

6.	All Mineral Resources in the 2023MRU were assessed for reasonable prospects for eventual economic extraction by reporting only material above a cut-off grade of 0.58% NiEq23.

7.	Totals may vary due to rounding.

Table 11.6	Kabanga Mineral Resource Estimates – Ultramafic[1] (subset of Table 11.4) as at 30 November 2023 – Based on $9.50/lb Nickel Price, $4.00/lb Copper Price, and $26.00/lb Cobalt Price

Mineral Resource Classification	LML Tonnage[3] (Mt)	Grades				Recovery
		NiEq23 (%)	Ni (%)	Cu (%)	Co (%)	Nickel (%)	Copper (%)	Cobalt (%)
MAIN – Ultramafic Only
Measured	–	–	–	–	–	–	–	–
Indicated	6.1	1.19	0.89	0.16	0.08	87.2	85.1	88.1
Measured + Indicated	6.1	1.19	0.89	0.16	0.08	87.2	85.1	88.1
Inferred	–	–	–	–	–	–	–	–
MNB – Ultramafic Only
Measured	–	–	–	–	–	–	–	–
Indicated	–	–	–	–	–	–	–	–
Measured + Indicated	–	–	–	–	–	–	–	–
Inferred	0.7	1.14	0.90	0.14	0.07	87.2	85.1	88.1
KIMA – Ultramafic Only
Measured	–	–	–	–	–	–	–	–
Indicated	–	–	–	–	–	–	–	–
Measured + Indicated	–	–	–	–	–	–	–	–
Inferred	0.8	0.96	0.76	0.10	0.06	87.2	85.1	88.1
NORTH – Ultramafic Only
Measured	1.0	1.14	0.88	0.12	0.07	87.2	85.1	88.1
Indicated	2.9	1.24	0.99	0.12	0.07	87.2	85.1	88.1
Measured + Indicated	3.8	1.21	0.96	0.12	0.07	87.2	85.1	88.1
Inferred	2.4	1.08	0.87	0.11	0.06	87.2	85.1	88.1
TEMBO – Ultramafic Only
Measured	3.1	1.31	1.00	0.15	0.09	87.2	85.1	88.1
Indicated	2.2	1.42	1.10	0.17	0.09	87.2	85.1	88.1
Measured + Indicated	5.3	1.36	1.04	0.16	0.09	87.2	85.1	88.1
Inferred	–	–	–	–	–	–	–	–
MINERAL RESOURCE ALL ZONES – Ultramafic Only
Measured	4.1	1.27	0.97	0.14	0.09	87.2	85.1	88.1
Indicated	11.2	1.25	0.96	0.15	0.08	87.2	85.1	88.1
Measured + Indicated	15.3	1.25	0.96	0.15	0.08	87.2	85.1	88.1
Inferred	3.9	1.07	0.85	0.12	0.06	87.2	85.1	88.1

1.	This table reports the Mineral Resources for the ultramafic mineralisation only.

2.	Mineral Resources are reported exclusive of Mineral Reserves. There are no Mineral Reserves to report.

3.	Mineral Resources are reported showing only the LML-attributable tonnage portion, which is 69.713% of the total.

4.	Cut-off uses the NiEq23 using a nickel price of $9.50/lb, copper price of $4.00/lb, and cobalt price of $26.00/lb with allowances for recoveries, payability, deductions, transport, and royalties. NiEq23% = Ni% + Cu% x 0.411 + Co% x 2.765.

5.	The point of reference for Mineral Resources is the point of feed into a processing facility.

6.	All Mineral Resources in the 2023MRU were assessed for reasonable prospects for eventual economic extraction by reporting only material above a cut-off grade of 0.58% NiEq23.

7.	Totals may vary due to rounding.

Table 11.7	Kabanga Mineral Resource Estimates[1] – Showing Contained Metals as at 30 November 2023 – Based on $9.50/lb Nickel Price, $4.00/lb Copper Price, and $26.00/lb Cobalt Price

Mineral Resource Classification	LML Tonnage[3] (Mt)	Grades				Contained Metals
		NiEq23 (%)	Ni (%)	Cu (%)	Co (%)	Nickel- Equiv. (kt)	Nickel (kt)	Copper (kt)	Cobalt (kt)
Massive Sulfide Mineral Resource
Measured	10.0	3.16	2.46	0.34	0.20	316	247	34	20
Indicated	18.3	3.35	2.67	0.36	0.19	613	488	66	35
Measured + Indicated	28.3	3.28	2.59	0.35	0.20	929	734	99	56
Inferred	13.6	3.29	2.63	0.37	0.18	447	357	50	25
Ultramafic Mineral Resource
Measured	4.1	1.27	0.97	0.14	0.09	52	40	6	4
Indicated	11.2	1.25	0.96	0.15	0.08	140	108	17	9
Measured + Indicated	15.3	1.25	0.96	0.15	0.08	192	147	23	13
Inferred	3.9	1.07	0.85	0.12	0.06	42	33	5	2
Massive Sulfide plus Ultramafic Mineral Resource
Measured	14.1	2.61	2.03	0.28	0.17	368	286	39	24
Indicated	29.5	2.55	2.02	0.28	0.15	753	595	83	45
Measured + Indicated	43.6	2.57	2.02	0.28	0.16	1,121	881	122	69
Inferred	17.5	2.79	2.23	0.31	0.16	489	391	54	27

1.	This table reports the Mineral Resources for the massive sulfide and ultramafic mineralisation types.

2.	Mineral Resources are reported exclusive of Mineral Reserves. There are no Mineral Reserves to report.

3.	Mineral Resources are reported showing only the LML-attributable tonnage portion, which is 69.713% of the total.

4.	Cut-off uses the NiEq23 using a nickel price of $9.50/lb, copper price of $4.00/lb, and cobalt price of $26.00/lb with allowances for recoveries, payability, deductions, transport, and royalties. NiEq23% = Ni% + Cu% x 0.411 + Co% x 2.765.

5.	The Mineral Resource metallurgical recovery assumptions are: nickel 87.2%, copper 85.1%, and cobalt 88.1%.

6.	The point of reference for Mineral Resources is the point of feed into a processing facility.

7.	All Mineral Resources in the 2023MRU were assessed for reasonable prospects for eventual economic extraction by reporting only material above a cut-off grade of 0.58% NiEq23.

8.	Totals may vary due to rounding.

11.6.1	Comparison to Previous Mineral Resource Estimates – All Mineralisation Types

Comparison of the previous Mineral Resource estimates (effective as at 15 February 2023) with the updated November 2023 Mineral Resource estimates (detailed in Table 11.4) shows a tonnage increase of 17.8 Mt (+68%) in Measured + Indicated and 2.9 Mt (+20%) Inferred, (Table 11.8). While the additional tonnage is associated with a reduction in grade (NiEq23 –20% relative), the additional tonnage delivers significantly more metal (NiEq23) (Table 11.9).

Upgrade of classification is evident, with an overall total (LML-attributable) of 43.6 Mt of Measured + Indicated reported in November 2023, versus 25.8 Mt Measured + Indicated in the previous estimates (69% tonnage increase). While the additional tonnage is associated with a reduction in grade (NiEq23 –23% relative), the additional tonnage delivers 30% more metal (NiEq23).

A significant proportion of the additional tonnage in the November 2023 estimates is derived from the inclusion of additional ultramafic mineralisation that was previously omitted from the interpreted ultramafic boundaries at North and Tembo based on notional cut-off grades. The change in the processing flowsheet and the addition of the hydrometallurgical process improves the prospects of economic extraction of the ultramafic material and the ultramafic mineralisation interpretation is therefore no longer constrained by cut-off penalties (a cut-off still applies at the reporting stage).

Table 11.8	Kabanga Mineral Resource Estimates[1] Comparison – Tonnes and Grades

Mineral Resource Classification	LML Tonnage[2] (Mt)	Grades
		NiEq23 (%)	Ni (%)	Cu (%)	Co (%)
November 2023 – Massive Sulfide plus Ultramafic
Measured	14.1	2.61	2.03	0.28	0.17
Indicated	29.5	2.55	2.02	0.28	0.15
Measured + Indicated	43.6	2.57	2.02	0.28	0.16
Inferred	17.5	2.79	2.23	0.31	0.16
February 2023 – Massive Sulfide plus Ultramafic
Measured	9.6	3.20	2.49	0.34	0.21
Indicated	16.3	3.40	2.71	0.36	0.19
Measured + Indicated	25.8	3.33	2.63	0.35	0.20
Inferred	14.6	3.21	2.57	0.34	0.18
ABSOLUTE DIFFERENCE (November minus February)
Measured	4.5	–0.58	–0.46	–0.05	–0.03
Indicated	13.2	–0.85	–0.71	–0.09	–0.04
Measured + Indicated	17.8	–0.75	–0.61	–0.08	–0.04
Inferred	2.9	–0.42	–0.33	–0.03	–0.02

1.	This table reports the Mineral Resources for the combined massive sulfide and ultramafic mineralisation types.

2.	Mineral Resources are reported showing only the LML-attributable tonnage portion, which is 69.713% of the total.

3.	Totals may vary due to rounding.

The key difference between the previous and updated Mineral Resource estimates is the increase in Measured and Indicated tonnages. This increase in tonnages is associated with a reduction in grade. Both of these observations are attributable to the inclusion of the lower grade ultramafic (UMAF) mineralisation, which was not included in the previous estimates.

Table 11.9	Kabanga Mineral Resource Estimates[1] Comparison – Contained Metals

Mineral Resource Classification	LML Tonnage[2] (Mt)	Contained Metals
		Nickel- Equiv. (kt)	Nickel (kt)	Copper (kt)	Cobalt (kt)
November 2023 – Massive Sulfide plus Ultramafic
Measured	14.1	368	286	39	24
Indicated	29.5	753	595	83	45
Measured + Indicated	43.6	1,121	881	122	69
Inferred	17.5	489	391	54	27
February 2023 – Massive Sulfide plus Ultramafic
Measured	9.6	307	239	33	20
Indicated	16.3	554	442	59	31
Measured + Indicated	25.8	861	681	91	51
Inferred	14.6	469	375	50	26
ABSOLUTE DIFFERENCE (November minus February)
Measured	4.5	61	47	7	4
Indicated	13.2	198	153	24	14
Measured + Indicated	17.8	259	200	31	17
Inferred	2.9	20	15	5	1
PERCENTAGE DIFFERENCE (November minus February / February)
Measured	+47%	+20%	+20%	+20%	+18%
Indicated	+81%	+36%	+35%	+41%	+44%
Measured + Indicated	+68%	+30%	+29%	+34%	+34%
Inferred	+20%	+4%	+4%	+9%	+4%

1.	This table reports the Mineral Resources for the combined massive sulfide and ultramafic mineralisation types.

2.	Mineral Resources are reported showing only the LML-attributable tonnage portion, which is 69.713% of the total.
3.	Totals may vary due to rounding.

11.6.2	Comparison to Previous Mineral Resource Estimates – Massive Sulfide Only

The February 2023 Mineral Resource estimates were mostly associated with the massive sulfide style of mineralisation; therefore, it is most meaningful to compare the previous massive sulfide estimates to the massive sulfide portion of the November 2023 updated Mineral Resource estimates.

Comparison of the previous massive sulfide Mineral Resource estimates with the updated November 2023 massive sulfide Mineral Resource estimates (detailed in Table 11.5) shows an increase of 6.3 Mt (Table 11.10 – Measured + Indicated + Inferred). This represents a tonnage increase of 18%. While the additional tonnage is associated with a reduction in grade (NiEq23 –7% relative), the additional tonnage delivers 10% more metal (NiEq23).

Upgrade of classification is evident, with an overall total (LML-attributable) of 28.3 Mt of Measured + Indicated reported in November 2023, versus 24.5 Mt Measured + Indicated in the previous estimates (15% tonnage increase). While the additional tonnage is associated with a reduction in grade (NiEq23 –4% relative), the additional tonnage delivers 11% more metal (NiEq23).

Table 11.10	Kabanga Massive Sulfide[1] Mineral Resource Estimates Comparison – Tonnes and Grades

Mineral Resource Classification	LML Tonnage[2] (Mt)	Grades
		NiEq23 (%)	Ni (%)	Cu (%)	Co (%)
MASSIVE SULFIDE[1] – November 2023
Measured	10.0	3.16	2.46	0.34	0.20
Indicated	18.3	3.35	2.67	0.36	0.19
Measured + Indicated	28.3	3.28	2.59	0.35	0.20
Inferred	13.6	3.29	2.63	0.37	0.18
MASSIVE SULFIDE[1] – February 2023
Measured	9.6	3.20	2.49	0.34	0.21
Indicated	15.0	3.54	2.83	0.38	0.20
Measured + Indicated	24.5	3.41	2.70	0.36	0.20
Inferred	11.0	3.77	3.02	0.40	0.21
ABSOLUTE DIFFERENCE (November minus February)
Measured	0.4	–0.03	–0.03	0.00	–0.003
Indicated	3.3	–0.19	–0.17	–0.02	–0.01
Measured + Indicated	3.8	–0.12	–0.11	–0.01	–0.01
Inferred	2.5	–0.47	–0.39	–0.04	–0.03

1.	This table reports the Mineral Resources for the massive sulfide mineralisation only.

2.	Mineral Resources are reported showing only the LML-attributable tonnage portion, which is 69.713% of the total.

3.	Totals may vary due to rounding.

The November 2023 Mineral Resource estimates have been reported from entirely new mineralisation interpretations and new models, and the parameters used to complete grade estimation were derived new from first principles. The similarity of the new massive sulfide Mineral Resource estimates to the previous estimates supports the increased confidence in those estimates.

11.7	Risks and Opportunities

11.7.1	Risks

Risk factors that could materially impact the Mineral Resource estimates and cost / revenue assumptions, and therefore the reporting cut-off grade include:

●	Metal price and exchange rate assumptions.

●	Changes in the interpretations of mineralisation geometry and continuity of mineralised zones as additional information becomes available.

●	Changes to geotechnical, mining, and metallurgical recovery assumptions.

●	Changes to the assumptions related to the continued ability to access the site, retain mineral and surface right titles, maintain environment and other regulatory permits, and maintain the licence to operate.

The classification of the estimate of Mineral Resources may be materially affected by environmental, permitting, legal, title, taxation, socio-political, marketing, or other relevant issues. At present there are no known environmental, permitting, legal, title, taxation, socio-economic, marketing, or political issues that would adversely affect the Project Mineral Resource estimates presented in this TRS. However, Mineral Resources, which are not Mineral Reserves, do not have demonstrated economic viability. There is no assurance that KNL will be successful in obtaining any or all of the requisite consents, permits or approvals, regulatory or otherwise, for the Project.

11.7.2	Opportunities

In terms of discovery, the mineralisation has not yet been closed off between the North and Tembo zones, and between the Tembo and Safari zones. There remains opportunity to identify extensions of the mineralisation in these areas. Regional targets also provide opportunities for potential additional mineralisation.

A resource model update is planned for 2024 following the completion of currently ongoing drilling campaigns. This will incorporate KNL infill and extensional drilling. The infill drilling completed to date has succeeded in confirming the presence and location of the pre-KNL drilling and has therefore provided additional confidence in the Mineral Resource estimates.

11.8	QP Opinion

The 2023MRU QP has not identified any relevant material technical and/or economic factors that require resolution with regards to the Mineral Resource estimates.

Based on the Initial Assessment in this TRS, the QP concludes that there are reasonable prospects for economic extraction of the Mineral Resource estimates. The Mineral Resource estimates were prepared in accordance with the definitions and standards in S-K 1300.

12	MINERAL RESERVE ESTIMATES

This Section not used.

13	MINING METHODS

This Section not used.

14	PROCESSING AND RECOVERY METHODS

This Section not used.

15	INFRASTRUCTURE

This Section not used.

16	MARKET STUDIES

16.1	Marketing and Metal Prices

The metal prices used in the 2023MRU are based on an assessment by the 2023MRU QP of recent market prices, long-term forward curve prices, and consensus prices from analysts and institutions. The metal prices selected are at the upper range of long-term consensus price forecasts over the last 10-years; this is an optimistic view of prices for use in the cut-off grade analysis to ensure that the reasonable prospect of economic extraction considerations do not exclude material that may be able to be included in future studies for defining Mineral Reserves. For the Initial Assessment analysis in the 2023MRU, the metal prices shown in Table 16.1 were used.

Table 16.1	Metal Prices

Metal	Value ($/lb)
Nickel	9.50
Copper	4.00
Cobalt	26.00

A nickel concentrate is assumed to be produced on-site and then transported to an off-site hydrometallurgical processing facility to produce final nickel, copper, and cobalt metals, with transport of final metals to Dar es Salaam and export to markets for sale.

Markets for nickel, copper, and cobalt metals are well established, and demand for these metals is expected to be robust in the long-term given the global trend to decarbonisation. As yet, no contracts or detailed marketing studies have been prepared by LML.

16.2	QP Opinion

There is a market for nickel, copper, and cobalt that supports the conclusion that KNL will be able to sell the products from the Project. Macroeconomic trends, taxes, royalties, data, and assumptions, interest rates, and marketing information and plans are outside the expertise of the QP and are within the control of the registrant (see Section 25).

17	ENVIRONMENTAL STUDIES, PERMITTING, AND PLANS, NEGOTIATIONS, OR AGREEMENTS WITH LOCAL INDIVIDUALS OR GROUPS

17.1	Environmental, Social, and Governance

17.1.1	Key Features of the Environmental and Social Setting

This area of Tanzania is largely devoid of large mammals. The most numerous types of fauna identified during the EIA and update of the EMP included reptiles, birds, and small rodents. All plant communities identified during the EIA and updated EMP have already been affected to some degree by human activity.

There are no protected areas within the immediate vicinity of the Project site. The nearest protected area within Tanzania is a small Forest Reserve several kilometres to the north-east.

To the south-west, in Burundi, there is a National Park that shares a border with Tanzania. The national border, and the park border, are marked by the Ruvubu river that drains north-west before turning east flowing into the Kagera River that in turn empty into the Lake Victoria, (Figure 17.1).

The Project area is situated mainly within Bugarama ward, and also Bukiriro and Muganza wards. Five villages are located within the Project area, and one village is just outside the Project area. There are an additional nine villages along the north and south access roads, (Figure 17.2). The 15 villages were included in the Environmental Impact Statement (EIS) (2012) and updated EMP (2023) and cover a broad area with small clusters of houses making the settlements dispersed. According to the 2014 draft feasibility study, the total population of the 15 villages is 52,000, predominantly belonging to the Shubi ethnic group, and largely practicing Christianity. The populations of these 15 villages are young, with median ages of approximately 15 years. Females generally outnumber males, particularly in the young adult age group of 20–39 years. The total working-age population is approximately 25,000.

Within the Project area, sources of domestic water include springs, tributary streams, and traditional shallow dug wells in valley bottom lands. The rivers are not used for domestic water supply.

Figure 17.1	Project Location and Protected Areas

The local economy is based on subsistence agriculture and, to a lesser extent, on animal husbandry (cattle and goats). The primary natural resource use in the area is the collection of fuel wood, building materials, and medicinal plants, beekeeping, and livestock grazing. Local markets serve the villages, providing locally grown products with some imported products. Most businesses within the 15 villages are small, and include those that process and sell agricultural products, small wholesale / retail shops, and food vendors. There is limited access to workforce skills, markets, credit, and agricultural extension services that would allow the small businesses to grow in scope and diversity.

As identified in the EIS (2012) and updated EMP (2023), due to the proximity to Burundi, cross-border trade contributes significantly to the local economy, particularly for those villages along the south access road to Nyakahura, and in Mumiramira and Bugarama villages. Most people travel by foot or bicycle, and some villages are not serviced by roads. Anecdotal information indicates that it is common for Burundians to walk across the international boundary to visit local markets and seek day-labour opportunities during the agricultural planting and harvesting seasons.

Figure 17.2	Local Area Plan

The only professional wage employment in the Project area is with various government agencies (health care, education, administration, and the army). According to the EIS (2012), there are 32 schools and 13 health facilities in the Project area.

Although all 15 villages in the Project area have at least one primary school, and all wards have secondary schools, only 60% of the working-age population completed primary school, and 10% completed secondary education. A significant barrier to wage employment is the lack of basic education and employment skills and/or experience.

One of the legacies of Tanzania’s post-colonial socialist heritage is a highly organised system of administration, which extends down to the village level. Villages are governed by elected Village Government Councils (VGCs) that have between 15 and 25 members. The villages of Bugarama, Rwinyana, Nyabihanga, Muganza, and Mukubu, have administrative control over land inside the Project area boundary.

17.1.2	Environmental and Social Management

The EIS produced for the project in 2012 contains a series of social and environmental commitments to which the Project will be required to adhere. Following the submission of the EIS to the Government Authorities, an Environmental Certificate was issued to Kabanga Nickel Mining Company in 2013. This certificate was transferred to TNCL in June 2021, and all the commitments within the EIS are therefore transferred to the new Company.

The environmental management plan (EMP) was developed in 2012 as part of the EIA to comply with The Mining Act [Cap 123 R.E. 2019]. The EMP has supporting management plans to mitigate the negative impacts, and enhance the positive impacts, including the biophysical management plan, the social management plan, the 2013 relocation–resettlement action plan (RRAP), the local stakeholder engagement plan (LSEP), plus various operational management plans. This EMP was updated in 2023 in accordance with the requirements of the Environmental Management Act (EMA), 2004 and the EIA and Audit Regulations 2005 & Amendment in 2018. The EMP was then submitted to the National Environmental Management Council (NEMC) for review and was approved in June 2023.

The EIS states the Company’s commitment to the goal of sustainable development through its sustainable development policy and framework. The framework provides the organisational arrangements for implementing, reviewing, and continually improving the organisation’s management of sustainability, and guided the development of the EMP and the supporting management plans. The sustainable development framework is supported by a detailed set of 17 sustainable developments standards, and is also aligned with international guidelines, such as the UN Global Compact, and ICMM’s sustainable development framework.

KNL has also made public commitments via its group website (Lifezone Metals) to adhere to industry leading practices for the production of nickel metal and is in the process of adding to the existing ESG management team, including the successful recruitment of community relations personnel to re-engage with the local project stakeholders.

17.1.3	Stakeholder Engagement and Grievance Management

Stakeholder engagement is an integral part of KNL’s corporate responsibility. A local stakeholder engagement plan (LSEP), developed in 2013, describes the Company’s strategy and programme for engaging with stakeholders in a culturally appropriate manner through the timely provision of relevant and understandable information.

The LSEP documents engagement activities prior to 2007, through the EIA process and during the development of the 2013 RRAP. According to the LSEP over 170 consultation meetings were held in 2007, 2008, 2009, and 2011, with local stakeholder representatives from various groups, including potentially-affected villages, government officials at the national, regional, district, and village level, and other interested groups.

At the time, there was overall support for the Project particularly due to limited alternative large-scale economic opportunities, however people from the local villages were increasingly voicing impatience with the slow pace of project development. Other local community concerns frequently raised during the ongoing engagement included concerns around water quality, resettlement and compensation, and in-migration.

Another key point of importance noted in the LSEP is the high expectations placed on the Project to contribute to improved living standards of the local community through transparent, and gender sensitive employment opportunities of local people, procurement of local goods and services, and community development activities.

A grievance management process has been developed for the Project, and the 2013 LSEP and the documented grievance resolution mechanism will be the process followed by the Project going forwards.

The company has engaged independent consultants to carry out a survey of current relations with both the local administrative personnel and local community members, and that it intends to use the findings of this survey to re-establish formal engagement as per the LSEP. This process will be critical as there is likely to be an increased demand by local stakeholders for information on the Project that is transparent and consistent.

17.2	Resettlement

The relocation–resettlement action plan (RRAP) prepared in 2013 describes the baseline conditions and anticipated impacts of land acquisition and resettlement on affected persons. This 2013 RRAP also serves as the foundational resettlement policy framework (RPF) to guide the overall resettlement process for the Project.

The 2013 RRAP details the consultation process that took place through the resettlement planning process between KNL, displaced households, and other stakeholders. It includes the negotiations with regards to entitlements, compensation, and mitigation measures. In compliance with Tanzanian legislation, this 2013 RRAP was submitted as part of the application for the SML.

A resettlement execution plan was also prepared in 2013 detailing the structure and process for undertaking the resettlement activities. This plan covers all work elements including the engineering, procurement, construction and handover of the resettlement houses, community buildings, and associated infrastructure.

Five potential host sites had been identified in 2013, and signed agreements had been obtained. Since then, site selection has been reviewed and seven host resettlement sites have been identified. The resettlement sites will remain under the authority of the local Village Councils, with resettled households acquiring customary rights of occupancy from the relevant Village Council, with KNL providing necessary support to ensure early grant and registration of rights of occupancy.

The resettlement programme as part of the 2023 RRAP has been costed with costs allocated between resettlement planning, and resettlement implementation. The former is associated with land acquisitions, compensation, livelihood restoration, and the latter associated largely with the replacement of physical infrastructure.

KNL engaged independent consultants to undertake a new RRAP in 2022 and in 2023 a resettlement action plan and report to Tanzanian regulatory standards has been submitted to the Tanzanian Mining Commission. Further surveys are ongoing including livelihood assessment and planning, as the RRAP is supplemented to meet international standards and as it moves to the next stage and then implementation.

17.3	Community Investment

KNL has committed to being an active participant in the sustainable development of the local community, in partnership with affected people, the government and other development partners. Previous community development initiatives have been implemented in response to participatory engagements with the local communities and local government authorities.

As part of its social performance programme, KNL’s strategy for community development will be guided by community development plans aimed at generating shared value for both the community and company that are also appropriate for the stage of the project. KNL has identified key areas through consultation with local stakeholders including health and hygiene, and education. As the project advances, the community development strategy will look to include further areas such as institutional capacity building, local livelihoods development, education, and environmental health. Decisions around the development and implementation of initiatives will be led by a multi-stakeholder and participatory forum.

17.4	Local Employment, Procurement, and Training

To ensure compliance with Tanzanian legislation and regulations, the Project will provide local employment, procurement, and training opportunities. A local procurement plan has been prepared to maximise opportunities for farmers and local businesses and in alignment with the CD strategy.

KNL has made preferential employment commitments through a concentric hiring approach. It is expected that for entry level jobs priority will be given first to those residents in the six villages adjacent to the Project area, and then to the residents of the nine villages along the access roads, before looking further afield for potential candidates.

An employment, learning and development plan and associated recruitment procedure has been developed to guide the process through which the company will provide technical skills training, entry level apprenticeship positions for higher skilled jobs, and scholarship initiatives with local secondary schools. KNL is also committed to investing and developing the local workforce to prepare them for advancement opportunities within the organisation through its Succession Planning.

17.5	Water Management

The Project lies within the Lake Victoria basin, in a moist sub-humid climate zone dominated by a wet monsoon season from around November to May, and a dry season for the rest of the year. The long-term average annual rainfall at the Project site is around 1,000 mm/year, with average annual (actual) evapotranspiration estimated at around 930–970 mm/year.

The site is located only a few kilometres upstream from the Burundi border, which is demarcated by the Muruhamba River. The proposed tailings storage facility (TSF) is located on a tributary of the Nyamwongo river within the Muruhamba sub-watershed, approximately 7 km upstream from the Tanzania–Burundi border.

A comprehensive programme of field investigations and baseline monitoring was undertaken across the Project area between 2005 to 2009 and 2012 to 2013 during the previous feasibility-related studies, including continuous and manual streamflow monitoring, packer testing, pumping tests (up to 30-day duration), continuous and manual water level measurements, seepage surveys, and a water user census. The water monitoring programme has resumed in 2022 and is ongoing.

Groundwater flow through the various bedrock units at the Project is dominated by flow within secondary porosity (fracture flow) and controlled mainly by the extent and degree of interconnection of fractures. Permeability is generally low-to-moderate (10E–7 to 10E–8 m/s) and anisotropic along the plane of dominant fracturing, which is generally orientated parallel to the main ridge (north–north-east trend). Matrix (unfractured) permeability is estimated to be in the order of 10E–10 m/s. A general trend of decreasing hydraulic conductivity with depth has been observed. In the area of the TSF, the saprolite and upper weathered bedrock were estimated to have a permeability in the order of 10E–7 m/s.

Depth to groundwater is between 5–40 m and groundwater contours follow topography. Groundwater discharge to streamflow is estimated to represent up to 70% of streamflow during low flow periods. Recharge beyond the shallow soil zone is limited due to high soil evapotranspiration rates.

Baseline water quality monitoring shows groundwater concentrations exceed Tanzanian water quality standards for pH, Al, Fe, and Mn, and surface water exceedances for pH, Al, Fe, Mn, and Ni.

17.5.1	Mine Dewatering

Groundwater modelling, including inflow estimation and prediction of groundwater drawdown impacts, has been previously undertaken.

The predicted inflows to the underground mine are expected to reach a maximum of approximately 3,500 m³/day (41 L/s) at around five years after the start of decline development, before falling to 2,200–2,700 m³/day (26–31 L/s) for the remainder of the mine life.

A contact water pumping system was selected during the 2014 draft feasibility study using modular positive displacement pumps capable of pumping water with a high suspended solids load. The proposed dewatering option sees a combination of transfer pumping and main pumping stations equipped with helical rotor pumps. Travelling decline helical rotor pumps were specified for the decline advancement. Some electrical submersible pumps have been allocated for general transfer and trash pumping duties.

17.5.2	Site Water Balance

A predictive water balance has been developed for the Project, which has been integrated with the TSF design studies given the critical role that the TSF plays in the Project in terms of water storage. The water balance is deterministic, using only average climate parameters. However, it did look at both a dry season and wet season starts to TSF construction. The water balance model is sensitive to mine water inflows, which have a high-degree of uncertainty in their prediction. Some consideration has been made of the potential for higher or lower storage requirements in the TSF due to uncertain mine water inflows.

Potable water requirements during construction and LOM will be met by water wells located at the quartzites zone on the ridge of North zone along North mine. Mine water inflows will require treatment via a high-density sludge (HDS) plant before being pumped to the TSF. Process water demand is expected to be met by concentrate thickener overflow, treated water from the HDS plant, and return water from the TSF, with make-up water abstraction required from the Ruvubu river during the dry season only.

The site water balance is in excess from early within the Project timeline. A number of water surplus management scenarios were considered during the 2014 draft feasibility study, with the selected option requiring year-round discharge to the Ruvubu river via a HDS and reverse osmosis plant on occasions when the water balance is in excess.

17.5.3	Surface Water Management

Stormwater drainage has been designed for the Project, which includes management of contact run-off from facility areas with either potential pollutants and/or high sediment loads, as well as diversion of all other stormwater run-off around the mine facilities.

Sediment control ponds or Pollution Control Dums (PCDs), supported by silt fences and small check dams, have been designed to contain run-off areas with potential for high sediment loads, such as the waste stockpile, decline box-cut and TSF. The sediment retention dam at the decline box-cut area is also intended to provide a source of water supply during the construction phase of the project.

17.5.4	Water Stewardship

The 2012 environmental impact statement (EIS) and updated environmental management plan (EMP) (2023) considers groundwater and surface water impacts during operations, closure, and post-closure. All of the predicted surface water and groundwater impacts were rated low or negligible.

Numerical groundwater modelling was undertaken to predict the extent of drawdown impacts from mine development, dewatering, and potable water abstraction. The zone of influence in groundwater is expected to be relatively limited, and to be within the project site boundaries. There is also a drawdown associated with perpetual pumping post-closure, which is only slightly reduced from the operational footprint. Up to 56% maximum reduction in baseflow is predicted for local tributaries, although most stations are predicted to experience less than 10%.

Hydrological modelling was undertaken for a number of tributary catchments of the Nyamwongo, Muruhamba (draining south), Mu Kinyangona (draining south-west), and Muhongo (draining north) with the potential to be impacted by the Project. Flow reduction due to drainage area interception is predicted to be up to 95% for the areas directly around the mine facilities and downstream of the TSF, but generally less than 10% in other areas.

The combined impact of reduction in flow when considering the cumulative effect of reduction in baseflow run-off across all tributary catchments is predicted to be up to 16% for the Nyamwongo, and 4% for the Muruhamba, reducing to less than 1% at the Ruvubu. These numbers are predicted to be similar or lower post-closure.

Due to potential impacts from acid rock drainage and metal leaching (ARDML) from the mine, waste dumps, and TSF, several specific water management measures are required to limit potential water quality impacts from the project during operations and into post-closure. These are:

●	Emplacement of a course rock fill cover over the TSF in order to maintain an elevated groundwater level and ensure that the emplaced tailings remain saturated.

●	Operation of the TSF seepage collection system until seepage from the TSF meets water quality criteria set out in the closure plan.

●	Collection and active water treatment (high-density sludge and reverse osmosis) of water emanating from the underground mine, quarries, ore and waste rock piles, and TSF seepage collection system to meet Tanzania in requirements for liquid effluent discharge. Treated water would be reused where possible during operations and surplus water would be discharged to the Ruvubu river. Resulting sludge and brine from treatment plants will be sent to the TSF together with tailing slurry.

●	After the closure of the underground mine, it is expected that there will be a need for hydraulic containment pumping to prevent the discharge of mine water seepage into the environment. The seepage is expected to have poor quality due to high ARDML potential. The pumping process will need to continue until the mine water quality meets the criteria specified in the closure plan. The duration of the containment pumping will depend on the time it takes to meet the quality criteria.

17.6	Closure

The project has a detailed closure plan prepared during the 2012 EIA process. The plan is comprehensive and has been incorporated in the project execution as part of the 2014 draft feasibility study programme. A detail cost breakdown has also been prepared that includes severance payments and other social costs linked to social transitioning post-closure, though this will require updating to reflect the Project as now envisaged. This closure plan was updated as part of the EMP update in 2023.

17.7	Salient ESG Issues

17.7.1	ESIA Baseline

Data for the social and environmental baseline was updated in 2023 as part of the EMP update in accordance with the Conditions of the Special Mining Licence (SML 651/2021). The baseline data will be supplemented to meet international standards.

17.7.2	Environmental Certificate

The Tanzanian authorities have recognised the validity of the 2013 EIA certificate and authorised the transfer of the certificate to TNCL. However, there are several project design changes being considered, and it will need to be ensured that these are taken into account with regards to environmental and social management. During the transfer of EIA Certificate, TNCL were required by NEMC to update the EIS and EMP to capture the design changes that happened between 2007 and 2022 to reflect the current baseline conditions at the project location. In 2022, TNCL commissioned a consultant to update the EIS/EMP and was approved by NEMC in June 2023.

17.7.3	Stakeholder Expectations

Given the high importance of the project at national level, the expectations that result at a community level are high. This expectation is also built on the legacy of the project given the project has had a number of false starts. Despite this, key community relations personnel continued to work with the community stakeholders from when the project was shelved by the previous owners through the transition of ownership to KNL. These community relations personnel are key members of the current KNL community relations and community development team at site, which has grown to 15 employees with capability for engagement, development, grievance resolution, livelihoods, and vulnerable support.

The KNL community relations team has re-engaged as new owners and as TNCL with the local communities and other local stakeholders. Their focus includes:

●	Ensuring inclusive two-way dialogue that incorporates feedback into project or programme design,

●	Managing the grievance resolution mechanism,

●	Supporting the resettlement team and consultants with the 2023 RRAP,

●	Maintaining engagement records and the commitments register, and

●	Meeting the high employment, procurement and development expectations of local stakeholders and the commitments made in the various social management plans.

17.7.4	Resettlement

Resettlement typically has a long lead time and requires intensive stakeholder engagement and planning prior implementation. The legacy of previous efforts to resettle the affected communities that were not carried through at the time will likely add to the challenges of the resettlement process.

KNL started the resettlement process for the Project and has prepared a scoping report following a field study visit in May 2021 by an independent consultant. The resettlement action plan (RAP) process started in June 2022 followed by the announcement of the cut-off date on 18 July 2022 for the commencement of the asset survey and valuation process of the project affected households land parcels and required studies for the completion of the RAP report submitted to the Mining Commission in August 2023.

The RAP process covered the identification of the seven host resettlement sites and gained host community approval through the local village land administrative procedures and popular support. Environmental and Social Impact Assessments of the host sites are currently underway to determine suitability. The identified host villages have been shared with the project affected households to inform location and provide options of preference.

Stakeholder engagement is crucial through the process and a key forum is the Resettlement Working Group where sub-committees have been active on a monthly basis since the start of the KNL RAP process together with regular follow-up meetings. Key stakeholders are the Project Affected Persons (PAPs), village leaders and district officials. In addition to the formalised forum, focus group engagement with PAPs and engagements at regional and national government level play a central role in the process.

17.7.5	In-migration

A project of this scale in a remote setting will lead to significant in-migration associated with job opportunities. The risks associated with this in terms of community health, crime, social disruption, natural resource pressure, etc., are well documented. Mitigation of the negative impacts associated with in-migration will require a coordinated approach from the district authorities and the mine management to minimise the effects. An in-migrations study is currently ongoing.

17.7.6	Carbon Footprint

The 2012 EIA and 2023 EMP update lack commentary and detail on energy requirements for the project, assessment of renewable energy options, and opportunities to improve energy efficiency and minimise the project carbon footprint. However, this is a fundamental expectation for mining projects in the current era and is planned to be included in EIA uplift process to meet International Standards.

17.7.7	Water and Geochemistry

Several changes are being considered as part of the introduction of the hydrometallurgical process. This includes:

●	The production of a material that may be transported back to the Kabanga site from Kahama and used as part of the paste backfill recipe to take advantage of its paste-binding properties, and

●	The potential to maximise use of tailings in the paste backfill. This will need to be assessed from a geochemistry perspective and updates included in the ESIA addendum with changes to mitigating and management measures as required.

Previous geochemistry work on the project identified potential for acid generation and metal release from the mine, waste rock, and tailings.

The planned work programme therefore should include an assessment of the project water management within the wider catchment within which the project is located. Good practice now requires mine water use to be approached as part of a holistic water stewardship assessment taking into account other water users within the wider catchment. In particular, treatment of mine water to the appropriate standards will be required if water discharge were to be necessary.

18	CAPITAL AND OPERATING COSTS

This Section not used.

19	ECONOMIC ANALYSIS

This Section not used.

20	ADJACENT PROPERTIES

Adavale Resources Limited (Adavale) has conducted exploration activities since 2021 on prospecting licences surrounding SML 651 / 2021. Adavale refers to its collective tenements as the Kabanga Jirani Nickel Project.

Work undertaken to date by Adavale’s at its Kabanga Jirani Nickel Project has been reported to have included soil geochemistry, a helicopter-borne EM / magnetics survey, ground / borehole EM surveys, ground gravity surveys, and diamond / RC drilling.

To date, Adavale’s activities on, and results from, its Kabanga Jirani Nickel Project are not considered material to LML’s Kabanga nickel project.

21	OTHER RELEVANT DATA AND INFORMATION

This Section not used.

22	INTERPRETATION AND CONCLUSIONS

The Mineral Resource estimates are based on resource modelling completed by OreWin in 2023. The 2023MRU QP has prepared the updated modelling and reviewed supplied data and considers the estimates to be acceptable.

Mineral Resource estimates in the 2023MRU are reported in accordance with subpart 1300 of US Regulation S-K subpart 1300 rules for Property Disclosures for Mining Registrants (S-K 1300).

The 2023MRU Mineral Resource estimates were shown to meet reasonable prospects for eventual economic extraction through an Initial Assessment analysis. A cash flow analysis was not performed for the Project. The Initial Assessment has been prepared to demonstrate reasonable prospects of economic extraction, not the economic viability of the Mineral Resource estimates. The Initial Assessment is preliminary in nature, it includes Inferred Mineral Resources that are considered too speculative geologically to have modifying factors applied to them that would enable them to be categorised as Mineral Reserves, and there is no certainty that this economic assessment will be realised.

23	RECOMMENDATIONS

This section provides an overview of the recommendations and the proposed workplan developed by LML to address these and advance the Project to the next stage. In the opinion of the QP the LML proposed workplans are adequate for the purposes of the 2023MRU.

The scope of the Project includes:

●	The resettlement of families currently residing within the Project Area,

●	An underground mine, and

●	A conventional grinding and flotation concentrator to produce a nickel sulfide concentrate plus an (off-site) concentrate treatment plant (CTP) and refinery located at Kahama, 340 km from the mine site, to produce nickel, cobalt, and copper metal products, plus the associated infrastructure, services, and facilities to support both these operations.

Key recommendations from the 2023MRU are:

●	Complete the ongoing targeted exploration and resource definition drilling programme.

●	Complete the ongoing geotechnical and hydrological studies.

●	Continue to update and evaluate the Mineral Resources as additional information becomes available.

●	Continue to review further opportunities for resource extension.

●	Ensure any Project design changes being considered are taken into account with regards to environmental and social management.

●	Continue to collect and update the social and environmental baseline data.

●	Continue engagement with the local communities and other local stakeholders and retaining the key members of the previous community relations team.

●	Continue with the relocation action and resettlement plans.

●	Further study of the 2023MRU Initial Assessment scenario and advance to next stage of study:

-	Update Mineral Resources

-	Geotechnical studies

-	Mining studies

-	Metallurgical studies

-	EIA and permitting updates

23.1	Environment, Social, and Governance

The primary social and environmental data was collected as part of an EIA process almost ten years ago and will require validating and/or updating.

Expectations for mining project environmental and social assessments have also evolved significantly in the last few years. The validity of the social and environmental baselines, which date back to between 2009 and 2011, and the assessment was carried out on the basis of a project design that has changed over time. KNL is preparing a new ESIA that includes analysis of greenhouse gas emissions, a climate change assessment, and consideration of climate change adaptation.

The hydrometallurgical plant situated in Kahama, will also require a new ESIA be completed and related permitting as this is a new project component.

The new ESIA, which includes the updated EIS and subsequent annexures reflecting the updated feasibility study, should cover the following:

●	Updated / validated baseline information.

●	A review of project updates and design modifications currently being contemplated against the modelled impacts and associated mitigation and management measures.

●	Assessment of the overall water management strategy taking into consideration climate change predictions and a catchment management approach to water use.

●	Quantitative assessment of acid generation and metal release to optimise water management and treatment strategies for operations and closure.

●	A review of energy use and options for the use of electrical equipment as well as renewable energy options for the mine site.

●	Consideration of opportunities to reduce the project footprint, and in so doing, review the requirements for resettlement.

●	Continued stakeholder engagement and associated communication channels along with a formal recording and feedback mechanism linked to all stakeholder interactions. This includes the formalised grievance resolution mechanism.

●	An update to the resettlement action plan and initiation of the plan in a timely manner as this is likely to be on the project critical path. An updated EIA was submitted to the National Environment Management Council (NEMC) in December 2022 and approved in June 2023. The EIA will be updated according to the updated feasibility study and aligned to international standards.

23.1.1	Stakeholder Expectations and Resettlement

Previous project proponents carried out several rounds of stakeholder engagement and resettlement negotiations. KNL and its appointed consultants have started the process of re-engaging with the local communities with a view to managing community expectations for the project and re-establishing the basis for the resettlement programme. The lead time for the resettlement programme will have to be factored into the overall project execution schedule.

23.1.2	In-migration

A project of this scale in a remote setting will lead to significant in-migration associated with job opportunities. The risks associated with this in terms of community health, crime, social disruption, natural resource pressure, etc., are well documented. Mitigation of the negative impacts associated with in-migration will require a coordinated approach from the district authorities and the mine management to minimise the effects.

23.1.3	Water and Geochemistry

Geochemistry studies have identified the potential for acid generation and metal leaching from the mine, waste rock, and tailings. The studies require updating in light of planned changes to the overall design. Water management requires review to ensure that the project is considered as part of the overall catchment management for the wider area and that suitable discharge criteria are established and can be achieved.

23.2	KNL Work Plan

The work plan and budget has been developed by KNL from reports previously prepared for various studies of the Project, geological review, preliminary mine designs and processing conceptual analysis by LML. The following activities have been incorporated in the work plan:

●	Drilling

●	Resource confirmation: infill and expansion

●	Geotechnical

●	Update the Mineral Resource estimates

●	Metallurgical testwork

●	Concentrate treatment and refinery testwork

●	Prepare studies for the Project development

●	Continue baseline monitoring programmes for the EIA / EIS revision

●	Complete the ESIA for the hydrometallurgical plant to be located on the Buzwagi SML in Kahama

●	Resettlement implementation at the Project site

23.2.1	Work Plan Cost Estimate

The work plan covers a period of 14 months commencing immediately and summarises the LML budget for the Project. The work plan cost estimate broken down by cost area is presented in Table 23.1.

Table 23.1	Work Programme Cost Estimate

Cost Area	Description	Total Cost
		$’000
Drilling	Resource, geotechnical, metallurgy	3,758
Testwork	Pastefill testwork	94
	Concentrate treatment and refinery testwork	2,658
Studies	Mining related studies	2,674
	Concentrator and site facilities	5,247
	Refinery	2,576
	Tailings storage facility	990
	Water Balance	2,199
Environmental	EIA / EIS revision and update	830
	Kahama MMPF / Refinery EIA / EIS	992
	ESG Mine Closure & General	866
Social	Resettlement planning and implementation	22,088
Owners Costs	Exploration geology, Kabanga and Kahama sites	18,055
Corporate	KNL and regional office costs	17,600
Total		80,533

23.3	QP Comments

LML has prepared a work plan for the Project to increase and update the available information and understanding of the project development requirements. LML should continue to assess information as it is prepared and adapt the development plans to suit the findings.

24	REFERENCES

AMEC (2009), AMEC Kabanga Mineral Resource Audit Final, September 2009, AMEC Pty Ltd.

AMEC (2009), AMEC Kabanga Ni Resource Audit Geology Database QAQC Final, September 2009, AMEC Pty Ltd.

Barrick (2016), Announcement; Barrick Gold Corporation Annual Information Form for the year ended December 31, 2016, 24 March 2017.

Glencore (2017). Announcement: Glencore 2016 Annual Report, 1 March 2017.

KNCL (2010), Technical Report on the Kabanga Nickel Project, 31 December 2010.

KNCL (2014), Unpublished Technical Report on the Kabanga Nickel Project, 31 December 2014.

KNCL (2014), Draft Feasibility Study, 15 January 2014.

LHL (2022), Internal Report: Kabanga Nickel Project – 2022 ESG Status Report, 30 November 2022.

LHL (2022), Internal Report: Kabanga Nickel Project – 2022 Forward Work Plan, 30 November 2022.

LHL (2022), Internal Report: Kabanga Nickel Project – 2022 Ownership Report, 30 November 2022.

LHL (2023), Kabanga 2023 Mineral Resource Technical Report Summary, 30 March 2023.

Internal Company reports:

●	Feasibility Study Report North Resource Update 2010

●	Feasibility Study Report Tembo Resource Update 2010

●	Feasibility Study Report Main Resource Update 2010

●	Feasibility Study Report MNB Resource Update 2010

25	RELIANCE ON INFORMATION PROVIDED BY THE REGISTRANT

The 2023MRU QP has relied on the following information provided by KNL in preparing the findings and conclusions in this Technical Report Summary regarding the following aspects of modifying factors:

●	Macroeconomic trends, taxes, royalties, data and assumptions, and interest rates.

●	This has been used in Section 11, as described in that section.

●	Marketing information and plans within the control of the registrant.

●	This has been used in Sections 11 and 16, as described in those sections

●	Legal matters outside the expertise of the QP, such as statutory and regulatory interpretations affecting the mine plan.

●	Content in Sections 3 and 17 are based exclusively on information and data supplied by KNL.

●	Environmental matters outside the expertise of the QP.

●	Content in Sections 3 and 17 are based exclusively on information and data supplied by KNL.

●	Accommodations the registrant commits or plans to provide to local individuals or groups in connection with its mine plans.

●	Content in Sections 3 and 17 are based exclusively on information and data supplied by KNL.

●	Governmental factors outside the expertise of the QP.

●	Content in Sections 3 and 17 are based exclusively on information and data supplied by KNL.

Following a review of the information supplied, the opinion of the QP is that it is reasonable to rely on the information provided by KNL as outlined above for use in the 2023MRU, because a significant environmental and social analysis has been conducted for the Project over an extended period, KNL employs professionals with responsibility in these areas and these personnel have the best understanding of these areas.